Exhibit 2.1

(conformed to include

Amendment No. 1 to the

Merger Agreement)

Agreement and Plan of Merger

Dated as of April 12, 2018

By and Among

Genuine Parts Company,

Rhino SpinCo, Inc.,

Essendant Inc.

and

Elephant Merger Sub Corp.

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (together with the Disclosure Letters and Exhibits hereto, this “Agreement”) is made as of the 12th day of April 2018, by and among Genuine Parts Company, a Georgia corporation (“GPC”), Rhino SpinCo, Inc., a Delaware corporation and wholly owned Subsidiary of GPC (“SpinCo”), Essendant Inc., a Delaware corporation (“RMT Parent”), and Elephant Merger Sub Corp., a Delaware corporation and direct, wholly owned Subsidiary of RMT Parent (“Merger Sub”). Each of GPC, SpinCo, RMT Parent and Merger Sub is sometimes referred to individually as a “Party” and collectively they are sometimes referred to as the “Parties.”

RECITALS

WHEREAS, the SPR Entities are direct or indirect wholly owned Subsidiaries of GPC and are engaged in the SpinCo Business;

WHEREAS, contemporaneously with the execution of this Agreement, GPC and SpinCo are entering into the Separation Agreement;

WHEREAS, on or prior to the Closing Date, and subject to the terms and conditions set forth in the Separation Agreement, GPC will consummate the Internal Reorganization, and following the Internal Reorganization and prior to the Merger Effective Time, GPC will transfer (the “Distribution”) all of the issued and outstanding shares of SpinCo’s common stock, $0.01 par value per share (“SpinCo Common Stock”), to holders of GPC’s common stock, $1.00 par value per share (“GPC Common Stock”);

WHEREAS, subject to the terms and conditions of the Separation Agreement, the Distribution shall be made without consideration, by way of a pro rata dividend;

WHEREAS, at the Merger Effective Time, the Parties will effect the merger of Merger Sub with and into SpinCo (the “Merger”), with SpinCo continuing as the surviving corporation, all upon the terms and conditions set forth herein;

WHEREAS, the Parties intend that, for U.S. federal income Tax purposes, the Internal Reorganization, the Distribution and the Merger be treated consistent with the Intended Tax Treatment as contemplated by the Tax Matters Agreement;

WHEREAS, the Board of Directors of RMT Parent (the “RMT Parent Board”) (i) has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and the RMT Parent Share Issuance and (ii) has resolved to recommend the approval by the stockholders of RMT Parent of the RMT Parent Share Issuance;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) (i) has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and (ii) has resolved to recommend the adoption of this Agreement by the sole stockholder of Merger Sub;

WHEREAS, the Board of Directors of SpinCo (the “SpinCo Board”) (i) has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Internal Reorganization, the SPR Transfer, the Distribution and the Merger and (ii) has resolved to recommend the adoption of this Agreement by the sole stockholder of SpinCo; and

WHEREAS, the Board of Directors of GPC (the “GPC Board”) has approved this Agreement and the Separation Agreement and the transactions contemplated hereby and thereby, including the Internal Reorganization, the SPR Transfer, the Distribution and the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.01    Definitions.

Capitalized terms used in this Agreement have the meanings specified in Exhibit A.

ARTICLE II

THE MERGER

Section 2.01    The Merger.

Upon the terms and subject to the satisfaction or written waiver (where permissible under Applicable Law) of the conditions set forth in Article VIII, and in accordance with the applicable provisions of the DGCL, at the Merger Effective Time, Merger Sub shall be merged with and into SpinCo. As a result of the Merger, at the Merger Effective Time, the separate corporate existence of Merger Sub shall cease and SpinCo shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.02    Closing; Merger Effective Time.

As promptly as practicable, but in no event later than the later of (i) the third Business Day, after the satisfaction or written waiver (where permissible under Applicable Law) of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing or on the Closing Date (including the Distribution), but subject to the satisfaction or written waiver (where permissible under Applicable Law) of those conditions at the Closing) and (ii) the earlier of (A) the date during the Marketing Period to be specified by RMT Parent on no fewer than two Business Days’ notice to GPC (it being understood that such date may be conditioned upon the simultaneous completion of the Financings) and (B) the first Business Day following the final day of the Marketing Period, subject, in the case of each of clauses (A) and (B), to the continued satisfaction or written waiver (where permissible under Applicable Law) of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing or on the Closing Date (including the Distribution), but subject to the satisfaction or written waiver (where permissible under Applicable Law) of those conditions at the Closing), unless another date, time or place is agreed to in writing by GPC and RMT Parent, the Parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the Parties and specified in the Certificate of Merger) being the “Merger Effective Time”). Immediately prior to the filing of the Certificate of Merger, a closing (the “Closing”) shall be held at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII.

Section 2.03    Effects of the Merger.

The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

Section 2.04    Conversion of Shares.

(a)    Conversion of SpinCo Common Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of RMT Parent, Merger Sub, SpinCo or the holders of the SpinCo Common Stock, each share of SpinCo Common Stock (all shares of SpinCo Common Stock being collectively, the “SpinCo Shares”) issued and outstanding immediately prior to the Merger Effective Time shall be converted automatically into the right to receive one fully paid and non-assessable share of RMT Parent Common Stock, subject to adjustment in accordance with Section 3.01(f) (the “Merger Consideration” and, the aggregate shares of RMT Parent Common Stock issuable in the Merger, the “Aggregate Merger Consideration”), and each holder of certificates or book-entry shares that immediately prior to the Merger Effective Time represented such SpinCo Shares shall thereafter cease to have any rights with respect thereto, except (i) the right to receive the Merger Consideration, any dividends or other distributions pursuant to Section 3.01(c) and cash in lieu of any fractional shares payable pursuant to Section 3.01(e), in each case to be issued or paid, without interest, in consideration therefor and (ii) as provided by Applicable Law. For the avoidance of doubt, if the Merger Effective Time occurs prior to the earlier of the Distribution Date (as defined in that certain Rights Agreement dated as of May 17, 2018 between RMT Parent and Equiniti Trust Company, a limited trust company organized under the laws of the State of New York (the “Rights Agreement”)) and the Expiration Date (as defined in the Rights Agreement), then each share of RMT Parent Common Stock constituting the Aggregate Merger Consideration shall also evidence a number of Rights (as defined in the Rights Agreement) calculated in accordance with the Rights Agreement.

(b)    Capital Stock of Merger Sub. At the Merger Effective Time, by virtue of the Merger and without any action on the part of RMT Parent, Merger Sub, SpinCo or the holders of the SpinCo Common Stock, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(c)     Issuance of Shares of SpinCo Common Stock. As contemplated by Section 3.02(b) of the Separation Agreement, and subject to the adjustment provided in Section 3.01(f), on or before the Distribution Effective Time, SpinCo shall issue and deliver to GPC a number of shares of SpinCo Common Stock equal to the difference of (i) 40,191,482, minus (ii) the number of shares of SpinCo Common Stock held by GPC immediately prior to such issuance pursuant to Section 3.02(b) of the Separation Agreement and this Section 2.04(c).

Section 2.05    Charter and Bylaws of Surviving Corporation.

(a)    The charter of SpinCo immediately prior to the Merger Effective Time, by virtue of the Merger and without any action on the part of RMT Parent, Merger Sub, SpinCo or the holders of SpinCo Common Stock, shall be the charter of the Surviving Corporation until thereafter amended in accordance with such charter and Applicable Law.

(b)    The bylaws of SpinCo immediately prior to the Merger Effective Time, by virtue of the Merger and without any action on the part of RMT Parent, Merger Sub, SpinCo or the holders of SpinCo Common Stock, shall be the bylaws of the Surviving Corporation until thereafter duly amended in accordance with the charter of the Surviving Corporation, such bylaws and Applicable Law.

Section 2.06    Directors and Officers.

The directors of Merger Sub immediately prior to the Merger Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the charter and bylaws of the Surviving Corporation, and the officers of SpinCo immediately prior to the Merger Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified or until such director’s or officer’s earlier death, resignation or removal.

Section 2.07    Board of Directors/Management of RMT Parent.

(a)    The RMT Parent Board shall take all such action as may be necessary to cause the RMT Parent Board as of the Merger Effective Time to consist of twelve members, consisting of (i) four individuals designated by GPC within five Business Days of the Closing Date (the “GPC Board Designees”), (ii) four individuals designated by RMT Parent within five Business Days of the Closing Date (the “RMT Parent Board Designees”) and (iii) four individuals mutually agreed between RMT Parent and GPC (the “Joint Board Designees”); provided, that if any of such GPC Board Designee, RMT Parent Board Designee or Joint Board Designee is unable or unwilling to serve, then GPC, RMT Parent or GPC and RMT Parent, as applicable, shall select a reasonable replacement for such designee. Of the GPC Board Designees, two shall be Class I directors and two shall be Class II directors. Of the RMT Parent Board Designees, two shall be Class I directors and two shall be Class II directors. Of the Joint Board Designees, four shall be Class III directors. At least two of the GPC Board Designees, two of the RMT Parent Board Designees and two of the Joint Board Designees shall qualify as an “independent director,” as such term is defined in Nasdaq Marketplace Rule 5605(a)(2), and at least one of the GPC Board Designees, one of the RMT Parent Board Designees and one of the Joint Board Designees shall meet the minimum requirements to serve on the Audit Committee of the RMT Parent Board under the Nasdaq Marketplace Rules. One of the RMT Parent Board Designees shall be the Chairman of the RMT Parent Board. The RMT Parent Board shall take all such action as may be necessary to ensure that at least one each of such RMT Parent Board Designee, GPC Board Designee and Joint Board Designee is appointed to serve on each committee of the RMT Parent Board, subject in all events to the requirements of the SEC, the Nasdaq Global Select Market and all other Applicable Laws.

(b)    During the period from the date of this Agreement to the Merger Effective Time, RMT Parent and GPC shall consult from time to time regarding the roles and responsibilities of members of the management of RMT Parent following the Closing, it being understood that the ultimate decision as to the roles and responsibilities of members of the management of RMT Parent following Closing shall be mutually agreed between RMT Parent and GPC. Notwithstanding the foregoing, RMT Parent and GPC agree that Richard Phillips shall be the Chief Executive Officer, Rick Toppin shall be the Chief Operating Officer and Janet Zelenka shall be the Chief Financial Officer of RMT Parent following the Closing, in each case (i) with roles and responsibilities commensurate with such titles and (ii) until their respective successors are duly elected and qualified or until such officer’s earlier death, resignation or removal; provided, that if (x) Richard Phillips or Janet Zelenka is unable or unwilling to so serve, then RMT Parent shall select a replacement reasonably acceptable to GPC or (y) Rick Toppin is unable or unwilling to so serve, then GPC shall select a replacement reasonably acceptable to RMT Parent.

Section 2.08

Headquarters.

[*] RMT Parent (i) shall maintain dual headquarters in Deerfield, Illinois and Atlanta, Georgia [*].

Section 2.09    The Distribution.

Immediately prior to the Merger, GPC and SpinCo shall make the Distribution pursuant to and in accordance with the provisions of this Agreement and the Separation Agreement.

ARTICLE III

DELIVERY OF MERGER CONSIDERATION; CONVERSION OF EQUITY AWARDS

Section 3.01    Exchange Fund.

(a)    Exchange Agent. Prior to the Merger Effective Time, RMT Parent shall appoint Wells Fargo Bank, National Association (or another nationally recognized commercial bank or trust company mutually agreed to by GPC and RMT Parent) to act as exchange agent (the “Exchange Agent”) for the delivery of the Merger Consideration in accordance with Article II and this Article III. RMT Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of SpinCo Shares, for exchange in accordance with Section 2.04 and this Article III promptly after the Merger Effective Time, book-entry shares representing the Merger Consideration issuable to holders of SpinCo Shares as of the Merger Effective Time pursuant to Section 2.04(a) (such book-entry shares of RMT Parent Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 3.01(c) and other amounts payable in accordance with Section 3.01(e), the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions from RMT Parent delivered to the Exchange Agent as of the Closing, deliver the Merger Consideration out of the Exchange Fund as contemplated by this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by RMT Parent. Any interest or other income from such investments of the Exchange Fund shall be paid to and become income of RMT Parent. Except as contemplated by Section 3.01(g), the Exchange Fund shall not be used for any purpose other than as specified in this Section 3.01(a).

(b)    Exchange Procedures.

(i)    As promptly as practicable after the Merger Effective Time, RMT Parent shall cause the Exchange Agent to distribute the shares of RMT Parent Common Stock into which the shares of SpinCo Common Stock that were distributed in the Distribution have been converted pursuant to the Merger to the Persons who received SpinCo Common Stock in the Distribution. Each Person entitled to receive SpinCo Common Stock in the Distribution shall be entitled to receive in respect of the shares of SpinCo Common Stock distributed to such Person a book-entry authorization representing the number of whole shares of RMT Parent Common Stock that such holder has the right to receive pursuant to this Section 3.01(b) (and cash in lieu of fractional shares of RMT Parent Common Stock, as contemplated by Section 3.01(e), together with any dividends or distributions and other amounts pursuant to Section 3.01(c)). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to RMT Parent Common Stock held by it from time to time hereunder, except as contemplated by Section 3.01(c).

(ii)    Until exchanged as contemplated by this Section 3.01, each SpinCo Share shall be deemed at all times after the Merger Effective Time to represent only the right to receive upon surrender of such SpinCo Share, without interest, the Merger Consideration, cash in lieu of any fractional shares of RMT Parent Common Stock that the holder of such SpinCo Share may be entitled to receive pursuant to Section 3.01(e) and any dividends or other distributions such holder is entitled to receive pursuant to Section 3.01(c).

(c)    Distributions with Respect to Undistributed Shares of RMT Parent Common Stock. No dividends or other distributions declared after the Merger Effective Time with respect to RMT Parent Common Stock shall be paid with respect to any shares of RMT Parent Common Stock that are not able to be distributed by the Exchange Agent promptly after the Merger Effective Time, whether due to a legal impediment to such distribution or otherwise. Subject to the effect of abandoned property, escheat or other Applicable Laws, following the distribution of any such previously undistributed shares of RMT Parent Common Stock, there shall be paid to the record holder of such shares of RMT Parent Common Stock, without interest, (i) at the time of the distribution, the amount of cash payable in lieu of a fractional share of RMT Parent Common Stock to which such holder may be entitled pursuant to Section 3.01(e) and the amount of dividends or other distributions with a record date after the Merger Effective Time theretofore paid with respect to such whole shares of RMT Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Merger Effective Time but prior to the distribution of such whole shares of RMT Parent Common Stock and a payment date subsequent to the distribution of such whole shares of RMT Parent Common Stock.

(d)    No Further Rights in SpinCo Common Stock. All shares of RMT Parent Common Stock issued upon the exchange of SpinCo Common Stock in accordance with the terms of Article II and this Article III (including any cash paid pursuant to Section 3.01(c) or Section 3.01(e)) shall be deemed to have been issued or paid, as the case may be, in full satisfaction of all rights pertaining to the shares of SpinCo Common Stock.

(e)    No Fractional Shares. No certificates or scrip representing fractional shares of RMT Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of SpinCo Common Stock, and such fractional share interests will not entitle the owner thereof to vote, or to any other rights of a stockholder of RMT Parent. All fractional shares of RMT Parent Common Stock that a holder of shares of SpinCo Common Stock otherwise would be entitled to receive as a result of the Merger shall be aggregated by the Exchange Agent. The Exchange Agent shall cause the whole shares obtained thereby to be sold on behalf of such holders of shares of SpinCo Common Stock who otherwise would be entitled to receive such fractional shares of RMT Parent Common Stock in the Merger, in the open market or otherwise, in each case at then-prevailing market prices, and in no case later than five Business Days after the Merger Effective Time. Subject to Section 3.01(i), the Exchange Agent shall pay the net proceeds thereof, subject to the deduction of brokerage charges, commissions and Transfer Taxes, on a pro rata basis, without interest, as soon as practicable to the holders of SpinCo Common Stock that otherwise would be entitled to receive such fractional shares of RMT Parent Common Stock in the Merger. The payment of cash in lieu of fractional shares of RMT Parent Common Stock to holders of SpinCo Common Stock is solely for the purpose of avoiding the expense and inconvenience to RMT Parent of issuing fractional shares and does not represent separately bargained for consideration.

(f)    Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect appropriately the effect of (x) any stock split, reverse stock split, subdivision, stock dividend not related to the Rights Agreement (including any dividend or distribution of securities convertible into RMT Parent Common Stock or SpinCo Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares not related to the Rights Agreement or other like change with respect to RMT Parent Common Stock or SpinCo Common Stock (other than, in the case of SpinCo Common Stock, to the extent contemplated in the Separation Agreement) with a record date occurring on or after the date of this Agreement and prior to the Merger Effective Time, other than the issuance of stock by SpinCo in connection with the Separation, the Internal Reorganization Cash Payments, or the other Contemplated Transactions or (y) until the earlier of the Final Expiration Date (as defined in the Rights Agreement) and the time at which the Rights are redeemed as provided in Section 23 of the Rights Agreement, the exercise of any Rights, the exchange of any Rights, or the making, setting aside, payment or declaration of any dividend or distributions with respect to any shares of Preferred Stock (as defined in the Rights Agreement) that are (or would be) issued upon the exercise of the Rights; provided that nothing in this Section 3.01(f) shall be construed to permit SpinCo, RMT Parent or Merger Sub to take any action with respect to its securities that otherwise is prohibited by the terms of this Agreement and; provided further, that nothing in this Section 3.01(f) shall require the Merger Consideration to be adjusted to reflect any regular quarterly cash dividends permitted by Section 6.02(a)(iv)(A) of this Agreement.

(g)    Termination of Exchange Fund. Any portion of the Exchange Fund (including proceeds of any investment thereof) that remains undistributed to the former holders of SpinCo Shares on the one-year anniversary of the Merger Effective Time shall, subject to any abandoned property, escheat or similar law, be delivered to RMT Parent, upon demand, and any former holders of SpinCo Shares who have not theretofore received shares of RMT Parent Common Stock in accordance with this Article III shall thereafter look only to RMT Parent for the Merger Consideration to which they are entitled pursuant to Section 2.04(a), any cash in lieu of fractional shares of RMT Parent Common Stock to which they may be entitled pursuant to Section 3.01(e) and any dividends or other distributions with respect to the RMT Parent Common Stock to which they may be entitled pursuant to Section 3.01(c) (subject to any abandoned property, escheat or similar law).

(h)    No Liability. None of RMT Parent, GPC, SpinCo, Merger Sub, the Surviving Corporation or the Exchange Agent shall be liable to any Person for any portion of the Exchange Fund (or dividends or distributions with respect to RMT Parent Common Stock) or any cash delivered to a public official in accordance with any applicable abandoned property, escheat or similar law.

(i)     Withholding Rights. Each of GPC, the Surviving Corporation, the Exchange Agent and RMT Parent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under Applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the Persons otherwise entitled thereto in respect of which such deduction and withholding was made.

Section 3.02    Stock Transfer Books.

From and after the Merger Effective Time, the stock transfer books of SpinCo shall be closed and there shall be no further registration of transfers of SpinCo Shares thereafter on the books or records of SpinCo.

Section 3.03    No Appraisal Rights.

In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of SpinCo Shares in connection with the Merger.

Section 3.04    Treatment of GPC Equity Awards.

(a)     GPC SARs. Each GPC SAR held by a SpinCo Business Employee that was granted in calendar years 2015, 2016 or 2017 and that is outstanding immediately prior to the Merger Effective Time, whether vested or unvested, without any action on the part of any Party or the SpinCo Business Employee, shall be converted into stock appreciation rights of RMT Parent (“RMT Parent SARs”) on the same terms and conditions that governed such GPC SARs immediately prior to the Merger Effective Time, as set forth in the applicable GPC Stock Plan and the relevant award agreement in respect thereof, except that the number of shares of RMT Parent Common Stock that will be subject to the RMT Parent SAR shall be equal to the number of shares of GPC Common Stock subject to the GPC SAR immediately prior to the Merger Effective Time, multiplied by the Equity Conversion Ratio, rounded down to the nearest whole number of shares of RMT Parent Common Stock, and the per share exercise price for the shares of RMT Parent Common Stock issuable upon exercise of such RMT Parent SARs shall be equal to the quotient determined by dividing the exercise price per share of GPC Common Stock applicable to the GPC SAR by the Equity Conversion Ratio, rounded up to the nearest whole cent. For the avoidance of doubt, any GPC SAR held by a SpinCo Business Employee that was granted in any year other than calendar years 2015, 2016 or 2017 shall not be converted into an RMT Parent SAR pursuant to the terms of this Section 3.04(a) and (i) such GPC SAR shall remain subject to the terms and conditions that governed such GPC SARs immediately prior to the Merger Effective Time, (ii) GPC shall retain all Liabilities with respect to such GPC SARs and (iii) RMT Parent shall have no Liability with respect thereto.

(b)    GPC Restricted Stock Units. Each GPC RSU held by a SpinCo Business Employee that is outstanding immediately prior to the Merger Effective Time, without any action on the part of any Party or the SpinCo Business Employee, shall be converted into RMT Parent RSUs on the same terms and conditions that governed such GPC RSUs immediately prior to the Merger Effective Time, as set forth in the applicable GPC Stock Plan and the relevant award agreement in respect thereof, except that the number of RMT Parent RSUs into which each GPC RSU shall be converted shall equal the number of outstanding GPC RSUs as of immediately prior to the Merger Effective Time, multiplied by the Equity Conversion Ratio, rounded down to the nearest whole share; provided that (i) with respect to any GPC RSUs for which an applicable performance period remains in effect immediately prior to the Merger Effective Time, performance shall be measured based on actual performance through the Closing Date for purposes of determining the number of GPC RSUs outstanding as of immediately prior to the Merger Effective Time that will convert to RMT Parent RSUs pursuant to this Section 3.04(b) and (ii) with respect to any GPC RSUs for which an applicable performance period has ended as of immediately prior to the Merger Effective Time, performance shall be measured based on actual performance through the end of the applicable performance period for purposes of determining the number of GPC RSUs outstanding as of immediately prior to the Merger Effective Time that will convert to RMT Parent RSUs pursuant to this Section 3.04(b).

(c)    Miscellaneous. The Parties shall take all actions reasonably necessary to give effect to the provisions of this Section 3.04. In furtherance and without limiting the generality of the foregoing, RMT Parent shall prepare and file with the SEC a registration statement or statements registering a number of shares of RMT Parent Common Stock necessary to fulfill RMT Parent’s obligations under this Section 3.04.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF GPC AND SPINCO

Except as otherwise disclosed or identified in (i) the GPC SEC Documents filed with or furnished to the SEC prior to the date of this Agreement, but excluding any risk factor disclosure and disclosure of risks included in any “forward looking statements” disclaimer or other statement included in such GPC SEC Documents to the extent they are predictive or forward looking in nature or (ii) the GPC Disclosure Letter, GPC and SpinCo, jointly and severally, hereby represent and warrant to RMT Parent and Merger Sub as follows:

Section 4.01    Corporate Existence and Power.

Each of GPC and SpinCo is a corporation duly incorporated, validly existing and in good standing under the corporation laws of the jurisdiction of its incorporation and has all corporate power and authority to own its properties and carry on its business as conducted. As of the Closing Date, each SpinCo Company (other than SpinCo) will be duly incorporated or formed, validly existing and in good standing (to the extent such concept is recognized in the relevant jurisdiction of organization) under the Applicable Laws of its respective jurisdiction of organization and will have all corporate power and authority to own its properties and carry on its business as conducted.

Section 4.02     Corporate Authorization.

(a)    Each of GPC and SpinCo has the necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the Contemplated Transactions. Each Retained GPC Entity and each SpinCo Company has the necessary corporate power and authority to enter into each Transaction Document to which it is or will be a party, to carry out its obligations thereunder and to consummate the Contemplated Transactions. The execution and delivery by GPC and SpinCo of this Agreement, the performance by GPC and SpinCo of their respective obligations hereunder and the consummation by GPC and SpinCo of the Contemplated Transactions have been duly authorized by all requisite corporate action on the part of GPC and SpinCo, except for (i) such further action of the GPC Board required, if applicable, to establish the Record Date and the Distribution Date, (ii) the effectiveness of the declaration of the Distribution by the GPC Board (which is subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of the conditions set forth in the Separation Agreement) and (iii) the SpinCo Stockholder Consent.

(b)    The execution and delivery by each Retained GPC Entity and each SpinCo Company of each Transaction Document to which it is or will be a party, the performance by each Retained GPC Entity and each SpinCo Company of their respective obligations thereunder and the consummation by each Retained GPC Entity and each SpinCo Company of the Contemplated Transactions either have been or will be duly authorized by all requisite corporate or similar action on the part of each Retained GPC Entity and each SpinCo Company.

(c)    This Agreement has been duly executed and delivered by GPC and SpinCo and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a legal, valid and binding obligation of GPC and SpinCo, enforceable against GPC and SpinCo in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Applicable Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a Proceeding at law or in equity). Each Transaction Document will be duly executed and delivered by each Retained GPC Entity and each SpinCo Company party thereto and (assuming due authorization, execution and delivery by the other parties thereto) each Transaction Document will constitute, a legal, valid and binding obligation of each Retained GPC Entity and each SpinCo Company party thereto or contemplated to be party thereto, enforceable against each such Retained GPC Entity or SpinCo Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Applicable Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a Proceeding at law or in equity).

Section 4.03    Capital Structure of SpinCo.

(a)    As of the date hereof, the authorized capital stock of SpinCo consists of 1,000 SpinCo Shares and 100 SpinCo Shares are issued and outstanding. Immediately following the Distribution, the number of SpinCo Shares shall equal the number of shares contemplated by Section 2.04(c) of this Agreement and Section 4.02(a) of the Separation Agreement, and the number of authorized SpinCo Shares shall exceed that number.

(b)    Except in connection with the Merger and as provided for in the Separation Agreement, (i) there are no options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character (A) relating to the issued or unissued capital stock of SpinCo or any of its Subsidiaries or (B) obligating SpinCo or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, convertible debt, other convertible instrument or other right, agreement, arrangement or commitment and (ii) there are no outstanding contractual obligations of SpinCo or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, SpinCo or any of its Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. All outstanding shares of SpinCo Common Stock are, and all such shares of SpinCo Common Stock which may be issued prior to the Merger Effective Time in accordance with the terms of this Agreement and the Separation Agreement will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any Contracts or any provision of the charter or bylaws of SpinCo.

(c)    There are no outstanding bonds, debentures, notes or other indebtedness of SpinCo or any of its Subsidiaries having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of SpinCo may vote.

(d)  SpinCo is a direct, wholly owned Subsidiary of GPC. The copies of the charter and bylaws of SpinCo that previously were furnished or made available to RMT Parent are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(e)  At the close of business on March 19, 2018, (i) 440,373 shares of GPC Common Stock were subject to outstanding GPC SARs and (ii) 7,305 shares of GPC Common Stock were subject to outstanding GPC RSUs, in each case held by a SpinCo Business Employee. Prior to the date hereof, GPC has provided to RMT Parent complete and correct copies of each GPC Stock Plan and each form of award agreement applicable to SpinCo Business Employees.

Section 4.04    SpinCo Companies.

(a)    As of the Merger Effective Time, (i) SpinCo or another SpinCo Company or, solely with respect to preferred stock of SPR HoldCo as contemplated by the Internal Reorganization, a Person that is not an Affiliate of SpinCo or GPC, will own, directly or indirectly, all equity interests in the SpinCo Companies (other than SpinCo), in substantially the manner set forth in Section 4.04(a) of the GPC Disclosure Letter, in each case, free and clear of all Liens other than restrictions imposed by applicable securities laws and regulations, (ii) all equity interests in the SpinCo Companies will have been duly authorized, validly issued, fully paid and non-assessable and (iii) there will be no outstanding options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character (A) relating to the equity interests in the SpinCo Companies or (B) obligating any SpinCo Company to issue, grant, extend or enter into any such option, warrant, convertible debt, other convertible instrument or other right, agreement, arrangement or commitment.

(b)    Section 4.04(b) of the GPC Disclosure Letter sets forth a list of all SpinCo Companies and GPC’s respective (direct or indirect) ownership interest in each such SpinCo Company. Except for its interests in the SpinCo Companies (other than SpinCo), as of the Merger Effective Time, SpinCo will not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

(c)     Prior to the Merger Effective Time, true, complete and correct copies of the articles or certificate of incorporation and bylaws (or similar organizational documents) of the SpinCo Companies (other than SpinCo) will be furnished or made available to RMT Parent.

Section 4.05    No Conflict; Board and Stockholder Approval.

(a)    Assuming that all consents, approvals, authorizations and other actions described herein or set forth in Section 4.05 of the GPC Disclosure Letter have been obtained, all filings and notifications listed in Section 4.06 or in Section 4.06 of the GPC Disclosure Letter have been made, any applicable waiting period has expired or been terminated and any applicable approval or authorization has been obtained under the Antitrust Laws, and except as may result from any facts or circumstances relating solely to RMT Parent or its Affiliates, the execution, delivery and performance by GPC and SpinCo of this Agreement does not, and the execution, delivery and performance by each Retained GPC Entity and each SpinCo Company of the Transaction Documents to which it is contemplated to be a party will not, (i) contravene or conflict with the articles or certificate of incorporation or bylaws (or similar organizational documents) of GPC, any Retained GPC Entity or any SpinCo Company or (ii) (A) contravene, conflict with or violate any Applicable Law or Governmental Order applicable to GPC, any Retained GPC Entity or any SpinCo Company, (B) contravene, conflict with, result in any breach of, constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any SpinCo Material Contract or any other Contract to which GPC, any Retained GPC Entity or any SpinCo Company is a party or by which any of their respective properties or assets is bound or (C) (1) result in the creation or the imposition of (y) any Lien upon any assets of GPC, any Retained GPC Entity or any SpinCo Company (other than a Permitted Lien) or (z) any Lien upon any of the capital stock of the SpinCo Companies or (2) result in the cancellation, modification, revocation or suspension of any material license or permit, authorization or approval issued or granted by any Governmental Authority in respect of the SpinCo Companies, except in the case of clauses (ii)(A), (ii)(B), (ii)(C)(1)(y) and (ii)(C)(2) as would not reasonably be expected to (I) materially and adversely affect the ability of GPC or any of its Subsidiaries (including SpinCo) to carry out its obligations under, and to consummate the Contemplated Transactions or (II) otherwise have, individually or in the aggregate, a SpinCo Material Adverse Effect.

(b)    The GPC Board, by resolutions adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has approved this Agreement and the Separation Agreement and the transactions contemplated hereby and thereby, and has resolved to recommend the approval by the sole stockholder of SpinCo of the Merger. The SpinCo Board, by resolutions adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has determined that the Merger and this Agreement are advisable and has approved this Agreement and the Separation Agreement and the transactions contemplated hereby and thereby, and has resolved to recommend the approval by GPC, as the sole stockholder of SpinCo, of the Merger. No “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested stockholder,” “stockholder protection” or similar anti-takeover law applicable to GPC or SpinCo under Applicable Law applies to the Agreement, the Merger or any other Contemplated Transactions.

(c)    The affirmative vote of the holders of a majority of the voting power of the shares of SpinCo Common Stock is the only vote of the holders of any class or series of SpinCo’s capital stock necessary to adopt this Agreement or consummate the Contemplated Transactions. GPC is the sole stockholder of record of SpinCo. GPC shall, in its capacity as sole stockholder of SpinCo, adopt this Agreement and approve the Merger by written consent as soon as practicable following execution and delivery of this Agreement (the “SpinCo Stockholder Consent”).

Section 4.06    Governmental Consents and Approvals.

Except as set forth in Section 4.06 of the GPC Disclosure Letter, the execution, delivery and performance by GPC and SpinCo of this Agreement and the execution, delivery and performance by each GPC Entity and each SpinCo Company of each Transaction Document to which it is contemplated to be a party do not require any consent, approval, authorization or other order or declaration of, action by, filing with or notification to, any Governmental Authority, other than (a) compliance with, and filings under, the HSR Act or any other applicable Antitrust Laws, (b) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Section 2.02, (c) the filing with the SEC of the Registration Statements, and such other compliance with the Exchange Act and the Securities Act as may be required in connection with the Contemplated Transactions, (d) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not reasonably be expected to prevent or materially delay the consummation by GPC or SpinCo of the Contemplated Transactions or would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect or (e) as a result of any facts or circumstances relating to RMT Parent or any of its Affiliates.

Section 4.07    Financial Information.

(a)    Section 4.07(a) of the GPC Disclosure Letter sets forth the audited combined balance sheets of the SPR Entities as of December 31, 2015, 2016 and 2017 and the audited combined statements of income and comprehensive income, net parent investment and cash flows of the SPR Entities for the years ended December 31, 2015, 2016 and 2017 together with a report on the financial statements from the independent accounts for the SPR Entities (collectively, the “SpinCo Financial Statements”).

(b)    The SpinCo Financial Statements were prepared in accordance with GAAP consistently applied during the periods covered thereby (except as may be indicated in the notes thereto). The SpinCo Financial Statements present fairly, in all material respects, the combined financial position and the combined results of operations of the SpinCo Business for the periods covered thereby (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that have not had, and would not reasonably be expected to have, a SpinCo Material Adverse Effect).

(c)    With respect to the SpinCo Business, GPC maintains, and has maintained, a standard system of accounting established and administered in accordance with GAAP applied on a consistent basis. Except as would not be material to the SpinCo Companies, taken as a whole, the SpinCo Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions in the SpinCo Business are executed in accordance with management’s general or specific authorizations, (ii) transactions in the SpinCo Business are recorded as necessary to permit preparation of financial statements of the SpinCo Business in conformity with GAAP applied on a consistent basis and to maintain accountability for assets, (iii) access to assets of the SpinCo Business is permitted only in accordance with management’s general or specific authorizations and (iv) the recorded accountability for assets of the SpinCo Business is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. To the knowledge of GPC, since December 31, 2016, no GPC Entity has identified or been made aware of any material fraud by any employee of a GPC Entity who has, or had, a role in the preparation of the SpinCo Financial Statements or the internal control over financial reporting utilized by the SpinCo Business.

(d)    GPC has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to all applicable GPC SEC Documents. GPC maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information concerning GPC and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of GPC’s SEC filings and other public disclosure documents. As used in this Section 4.07, the term “filed” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(e)    Except (i) as set forth in the SpinCo Financial Statements or the notes thereto, (ii) as specifically contemplated by this Agreement or the other Transaction Documents, or (iii) as set forth in Section 4.07(e) of the GPC Disclosure Letter, since December 31, 2017, the SpinCo Companies have not incurred any Liabilities that are of a nature that would be required to be disclosed on a combined balance sheet of the SpinCo Business or in the notes thereto prepared in conformity with GAAP, other than Liabilities incurred in the ordinary course of business or Liabilities that would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect.

(f)    Upon the consummation of the SpinCo Financing Transactions and upon the consummation of other Contemplated Transactions, assuming the accuracy of the representations and warranties of RMT Parent and Merger Sub contained in Article V, (i) SpinCo will not be insolvent, (ii) SpinCo will not be left with unreasonably small capital, (iii) SpinCo will not have incurred debts or other Liabilities beyond its ability to pay such debts or other Liabilities as they mature and (iv) the capital of SpinCo will not be impaired.

(g)    Except as would not be material to the SpinCo Companies, taken as a whole, (i) all inventory of the SpinCo Business consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established and (ii) the quantities of each item of inventory are not excessive, but are reasonable in the present circumstances of the SpinCo Business.

Section 4.08    Financing.

(a)    SpinCo has delivered to RMT Parent a true, complete and fully executed copy of a commitment letter, including (i) all exhibits, schedules, attachments and amendments to such commitment letter in effect as of the date of this Agreement and (ii) any associated fee letters (together, the “SpinCo Commitment Letter”) from the lead arrangers, lenders and other financing sources party thereto (together with all additional lead arrangers, lenders and other financing sources added to the SpinCo Commitment Letter or any Alternative SpinCo Commitment Letter, the “SpinCo Lenders”), pursuant to which, among other things, the SpinCo Lenders have committed to SpinCo to provide, or cause to be provided, to SpinCo debt financing in the aggregate amount set forth therein (the bank financing contemplated by the SpinCo Commitment Letter, being referred to as the “SpinCo Financing”). As of the date of this Agreement, (x) the SpinCo Commitment Letter has not been amended, restated, waived or modified and (y) the respective commitments contained in the SpinCo Commitment Letter have not been withdrawn, modified or rescinded in any respect. Except for the SpinCo Commitment Letter (together with all ancillary documents referenced therein), there are no side letters or other Contracts, instruments or other commitments, obligations or arrangements (whether written or oral) related to the funding of the full amount of the SpinCo Financing.

(b)     As of the date of this Agreement, the SpinCo Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of SpinCo and, to the knowledge of SpinCo, the other parties thereto (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity). As of the date of this Agreement (assuming the accuracy of the representations and warranties and undertakings of RMT Parent and Merger Sub under this Agreement for such purpose), (x) no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of SpinCo under any term or condition of the SpinCo Commitment Letter and (y) SpinCo is not aware of any fact, event or any other occurrence that makes any of the representations or warranties of SpinCo in the SpinCo Commitment Letter inaccurate in any material respect. SpinCo has fully paid, or caused to be fully paid, any and all commitment fees, any other fees or any other amounts required by the SpinCo Commitment Letter to be paid on or before the date of this Agreement. On the Distribution Date, assuming the SpinCo Financing is funded in accordance with the SpinCo Commitment Letter, the proceeds of the SpinCo Financing will be sufficient to pay the Internal Reorganization Cash Payments (the “SpinCo

Financing Transactions”). Other than as set forth in the SpinCo Commitment Letter, there are no conditions precedent to the funding of the full amount of the SpinCo Financing. As of the date of this Agreement, and subject to the satisfaction of all the conditions set forth in Section 8.01 and Section 8.02, SpinCo has no reason to believe that any of the conditions to the SpinCo Financing that are required to be satisfied by it or any other party to the SpinCo Commitment Letter as a condition to the obligations under the SpinCo Commitment Letter will not be satisfied on a timely basis or that the SpinCo Financing contemplated by the SpinCo Commitment Letter will not be available to SpinCo immediately prior to, or on, the Distribution Date.

Section 4.09    Absence of Certain Changes.

Since December 31, 2017, (i) there has not occurred any SpinCo Material Adverse Effect and (ii) except as contemplated by or permitted under this Agreement and the Separation Agreement, the SpinCo Companies have conducted the SpinCo Business in the ordinary course consistent with past practice in all material respects.

Section 4.10    Litigation.

As of the date hereof, except as set forth in Section 4.10 of the GPC Disclosure Letter, there is no Proceeding by or against GPC or its Subsidiaries pending or, to the knowledge of GPC, threatened in writing that would reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect or would reasonably be expected to prevent or materially delay the consummation by GPC or SpinCo of the Contemplated Transactions.

Section 4.11    Registration Statements; Proxy Statement.

The information supplied by GPC specifically for inclusion or incorporation by reference in the Registration Statements and the Proxy Statement and any other filing contemplated by Section 7.01, shall not, at (i) the time each Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of RMT Parent, (iii) the time of the RMT Parent Stockholders’ Meeting, (iv) the Distribution Date or (v) the Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that GPC and SpinCo are responsible for filing with the SEC in connection with the Contemplated Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by GPC in respect of any information provided by RMT Parent or Merger Sub specifically for inclusion or incorporation by reference into the Registration Statements or the Proxy Statement.

Section 4.12    Compliance with Laws.

Since January 1, 2015, GPC and its Subsidiaries have conducted the SpinCo Business in all material respects in compliance with all Applicable Laws and Governmental Orders applicable to the SpinCo Business, and the SpinCo Business is not in material violation of any such Applicable Law or Governmental Order. In connection with the SpinCo Business, GPC and its Subsidiaries have obtained and are, in all material respects, in compliance with all material Permits that are necessary to conduct the SpinCo Business or to own, lease or operate its facilities. This Section 4.12 does not apply with respect to the matters that are the subject of the representations and warranties set forth in Section 4.15, Section 4.16, Section 4.17 or Section 4.19.

Section 4.13    Intellectual Property.

(a)    Except as set forth in Section 4.13 of the GPC Disclosure Letter:

(i)    With respect to all material patents and patent applications and material registrations and applications for trademarks and copyrights included in the SpinCo Intellectual Property all such SpinCo Intellectual Property is subsisting and, to the knowledge of GPC, except with respect to applications, is valid and enforceable;

(ii)    To the knowledge of GPC, the conduct of, and the use of the SpinCo Intellectual Property in connection with, the SpinCo Business as heretofore conducted does not conflict with, infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any other Persons, except to the extent that such conflict, infringement, misappropriation or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect;

(iii)    To the knowledge of GPC, the SpinCo Companies have taken reasonable measures to protect the confidentiality of all SpinCo Intellectual Property that is considered confidential or proprietary as of the date of this Agreement (except for such SpinCo Intellectual Property whose value would not reasonably be expected to be impaired in any material respect by disclosure), including entering into appropriate confidentiality agreements with Persons with access to such SpinCo Intellectual Property;

(iv)    There is no (A) Proceeding initiated by any other Person pending or, to the knowledge of GPC, threatened in writing against GPC, any SpinCo Company or any other GPC Entity (1) concerning the matters described in Section 4.13(a)(ii) or (2) challenging the validity, enforceability or ownership of any material SpinCo Intellectual Property; provided, in each case, that any Proceeding that has been initiated but with respect to which process or other comparable notice has not been served on or delivered to GPC, any SpinCo Company or any other GPC Entity shall be deemed to be “threatened” rather than “pending” or (B) Governmental Order against GPC, any SpinCo Company or any other GPC Entity or settlement agreement that a GPC Entity is a party to or, to the knowledge of GPC, any other Governmental Order or settlement agreement restricting in any material respect the use or exploitation of any material SpinCo Intellectual Property; and

(v)    One of the SpinCo Companies is the sole and exclusive owner of all right, title and interest in and to all of the SpinCo Intellectual Property, and no current or former Affiliate (other than the SpinCo Companies), partner, director, stockholder, officer or employee of GPC or any of its Affiliates (other than the SpinCo Companies) will, after giving effect to the Contemplated Transactions, own or retain any proprietary rights in any of the material SpinCo Intellectual Property. The SpinCo Intellectual Property constitutes all Intellectual Property owned by GPC or any of its Affiliates that is material to the SpinCo Business.

(b)    Since January 1, 2015, to the knowledge of GPC, (i) there have been no security breaches in the information technology systems of, used by or affecting the SpinCo Business and (ii) there have been no disruptions in any information technology systems that adversely affected the SpinCo Business, except in each case, as has not had, or would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect.

(c)    The SpinCo Companies, in connection with the conduct of the SpinCo Business, have, at all times since January 1, 2015, complied, in all material respects, with their own posted or otherwise binding privacy policies and Applicable Law, relating to privacy, data protection, or the collection, retention, protection and use of personal information (“PII”) collected, used, or held for use by or on behalf of the SpinCo Business. No Proceedings have been asserted or, to the knowledge of GPC, threatened in writing against any GPC Entity, alleging a material violation of any Person’s privacy, PII or data rights in relation to the conduct of the SpinCo Business that would reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect. In connection with the operation of the SpinCo Business, the SpinCo Companies take commercially reasonable measures to protect PII against unauthorized access, use, modification, disclosure or other misuse.

(d)    There is no IP License for which the termination thereof or the restriction or loss of rights thereunder would reasonably be expected to have a SpinCo Material Adverse Effect. Each IP License is valid and binding on the applicable SpinCo Company and, to the knowledge of GPC, the counterparty thereto, and is in full force and effect, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Applicable Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). No SpinCo Company is in material breach of, or material default under, any IP License to which it is a party.

(e)    Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in Section 4.05, Section 4.08(a), Section 4.10, Section 4.20(a) and this Section 4.13 are the only representations and warranties being made by GPC in this Agreement with respect to the validity of, the right to register, or any activity that constitutes infringement, misappropriation or other violation of, a third party’s Intellectual Property rights.

Section 4.14    Real Property.

(a)    Section 4.14(a) of the GPC Disclosure Letter sets forth, with respect to each parcel of SpinCo Leased Real Property as of the date of this Agreement, the Contracts that provide a SpinCo Company with rights to lease, sublease, license, use or otherwise occupy such parcel of SpinCo Leased Real Property as of the date of this Agreement, including any amendments or modifications thereof (all such Contracts, together with the Contracts that provide each SpinCo Company with rights to lease, sublease, license, use or otherwise occupy the SpinCo Leased Real Property as of the Closing Date, including any amendments or modifications thereof, collectively, the “SpinCo Leases”), the address (or other identifying description) of such parcel and the identity of the lessor, lessee and current occupant (if different from lessee) of such parcel. Except to the extent disclosure is limited by the terms of any SpinCo Lease, true, correct and complete copies of all SpinCo Leases existing as of the date of this Agreement have been provided to RMT Parent. The applicable SpinCo Company (i) has a valid and binding leasehold interest in, and enjoys peaceful and undisturbed possession of, each parcel of SpinCo Leased Real Property existing as of the date of this Agreement and (ii) will have a valid and binding leasehold interest in each parcel of SpinCo Leased Real Property that will exist as of the Closing Date, in each case, free and clear of all Liens other than Permitted Liens.

(b)    With respect to each SpinCo Lease, neither the applicable SpinCo Company, nor, to the knowledge of GPC, any counterparty thereto is in default thereunder in any material respect, and there are no events which with the passage of time or notice, or both, would constitute a material default thereunder on the part of the SpinCo Company party to such SpinCo Lease, or, to the knowledge of GPC, any other party to such SpinCo Lease. Except as described on Section 4.14(b) of the GPC Disclosure Letter, the consummation of the transactions provided for herein will not create or constitute a default or event of default under any SpinCo Lease or require the consent of any other party to any such lease to avoid a default or event of default. The SpinCo Leased Real Property is in compliance in all material respects with all laws, rules, regulations and ordinances related to the business as it is currently conducted on such SpinCo Leased Real Property. Except as otherwise indicated on Section 4.14(b) of the GPC Disclosure Letter, no SpinCo Company has subleased or granted to a third party any right to use or occupy all or any portion of the SpinCo Leased Real Property.

(c)    To the knowledge of GPC, there are no eminent domain or similar Proceedings pending or threatened affecting all or any material portion of the SpinCo Leased Real Property. To the knowledge of GPC, there is no writ, injunction, decree, order or judgment outstanding, nor any action claim, suit or other Proceeding pending or threatened, relating to the ownership, lease, use, occupancy or operation by any Person of the SpinCo Leased Real Property. The SpinCo Leased Real Property is in good condition and repair and is sufficient for the uses in which such property is presently employed.

(d)    None of the SpinCo Companies owns any real property nor is under contract to purchase or otherwise acquire any real property.

Section 4.15    Employee Benefit Matters.

(a)    U.S. GPC Plans and Material Documents. Section 4.15(a) of the GPC Disclosure Letter lists, as of the date of this Agreement, all material U.S. GPC Plans. “U.S. GPC Plans” shall mean: “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) whether or not subject to ERISA), all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other compensation or benefit plans, programs or arrangements, and all employment, termination, severance, retention or other Contracts, (i) to which a GPC Entity is a party, with respect to which a GPC Entity has any obligation or which are maintained, contributed to or sponsored by a GPC Entity, in each case, for the benefit of any U.S. SpinCo Business Employee or to which any U.S. SpinCo Business Employee is a party or (ii) to which a SpinCo Company is a party, with respect to which a SpinCo Company has any obligation or which are maintained, contributed to or sponsored by a SpinCo Company, in each case, for the benefit of any U.S. SpinCo Business Employee or to which any U.S. SpinCo Business Employee is a party. Section 4.15(a) of the GPC Disclosure Letter indicates by an asterisk those U.S. GPC Plans that are maintained, contributed to or sponsored solely by a SpinCo Company (each, a “U.S. SpinCo Plan”). With respect to each U.S. GPC Plan, GPC has made available to RMT Parent (to the extent applicable) (i) a true and complete copy of the current plan document and any material amendments thereto, (ii) copies of (1) the most recent summary plan description and any summaries of material modifications thereto and (2) the most recent annual report on Form 5500 (including any applicable schedules and attachments thereto) filed with the Department of Labor and (iii) the most recent determination or opinion letter received from the IRS (if any).

(b)    Non-U.S. GPC Plans and Material Documents. Section 4.15(b) of the GPC Disclosure Letter lists, as of the date of this Agreement, all material Non-U.S. GPC Plans. “Non-U.S. GPC Plans” shall mean employee benefit plans, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other compensation or benefit plans, programs or arrangements, and all employment, termination, severance or other Contracts, (i) to which a GPC Entity is a party, with respect to which a GPC Entity has any obligation or which are maintained, contributed to or sponsored by a GPC Entity, in each case, for the benefit of any Non-U.S. SpinCo Business Employee or to which any Non-U.S. SpinCo Business Employee is a party (other than statutory plans) or (ii) to which a SpinCo Company is a party, with respect to which a SpinCo Company has any obligation or which are maintained, contributed to or sponsored by a SpinCo Company, in each case, for the benefit of any Non-U.S. SpinCo Business Employee or to which any Non-U.S. SpinCo Business Employee is a party (other than statutory plans) (“GPC Plans” shall mean U.S. GPC Plans and Non-U.S. GPC Plans). Section 4.15(b) of the GPC Disclosure Letter indicates by an asterisk those Non-U.S. GPC Plans that are maintained, contributed to or sponsored solely by a SpinCo Company. With respect to each Non-U.S. GPC Plan, GPC has made available to RMT Parent (to the extent applicable) (i) a true and complete copy of the current plan document and any material amendments thereto and (ii) copies of the most recent summary plan description and any summaries of material modifications thereto.

(c) Except as set forth in Section 4.15(c) of the GPC Disclosure Letter, since January 1, 2013, each GPC Plan (and any related trust or other funding vehicle) has been administered in all material respects in accordance with its terms and as applicable is in compliance in all material respects with ERISA, the Code and all other material Applicable Laws. Each of GPC and its Subsidiaries is in compliance in all material respects with ERISA, the Code and all other material Applicable Laws. Since January 1, 2013, all employer and employee contributions required to have been made by GPC to each U.S. GPC Plan have, in all material respects, been timely made. There is no material Proceeding pending, or to the knowledge of GPC threatened, with respect to any U.S. SpinCo Plan, other than ordinary course claims for benefits. Each U.S. SpinCo Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, or an application for a favorable determination by the IRS has been timely filed and is currently pending, and, to the knowledge of GPC, nothing has occurred that would reasonably be expected to result in a loss of the Tax-qualified status of such U.S. SpinCo Plan under Section 401(a) of the Code.

(d)    No Liability under Title IV or Section 302 of ERISA has been incurred by GPC or any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with GPC, in each case, as defined in Sections 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”) that has not been satisfied in full, and, to the knowledge of GPC, no condition exists that presents a material risk to GPC or any ERISA Affiliate of incurring any such Liability, other than Liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due). No U.S. GPC Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code (a “Title IV Plan”) or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Plan ended prior to the Closing. Neither GPC nor any of its ERISA Affiliates has, within the preceding six years, withdrawn in a complete or partial withdrawal from any “multiemployer plan” (as defined in Section 3(37) of ERISA) or incurred any Liability under Section 4204 of ERISA that has not been satisfied in full.

(e)    Since January 1, 2013, each Non-U.S. GPC Plan has been administered in compliance in all material respects with its terms and operated in compliance in all material respects with Applicable Laws. Each Non-U.S. GPC Plan required to be registered or approved by a non-U.S. governmental entity has been so registered or approved and has been maintained in good standing with applicable regulatory authorities, and, to the knowledge of GPC, no event has occurred since the date of the most recent approval or application therefor relating to any such Non-U.S. GPC Plan that could reasonably be expected to materially affect any such approval relating thereto or increase the costs relating thereto in a manner material to GPC. Each Non-U.S. GPC Plan is funded or insured in material compliance with Applicable Law.

(f)    Except as set forth in Section 4.15(f)(1) of the GPC Disclosure Letter, none of the execution and delivery of the Transaction Documents, the Internal Reorganization, the Distribution or the consummation of the Merger or any other Contemplated Transaction (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any SpinCo Business Employee to any material compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any GPC Plan or (iii) result in any breach or violation of or default under, or limit GPC’s right to amend, modify or terminate, any GPC Plan, in each case except as provided in this Agreement or pursuant to Applicable Law. Except as disclosed in Section 4.15(f)(2) of the GPC Disclosure Letter, no amounts payable under the GPC Plans will fail to be deductible for federal income Tax purposes by virtue of Section 280G of the Code as a result of the occurrence of the transactions contemplated by this Agreement, either alone or in combination with another event.

Section 4.16    Labor Matters.

There are no collective bargaining agreements or similar labor agreements or arrangements that are applicable to any SpinCo Business Employee to which a GPC Entity is a party or by which it is bound, including arrangements with works councils and other similar employee representative bodies. No SpinCo Business Employee is a Union Employee. As of the date hereof, (a) there are no material strikes or lockouts with respect to any Union Employees pending, or to the knowledge of GPC, threatened in writing, (b) there is no material union organizing effort pending or, to the knowledge of GPC, threatened in writing against the SpinCo Business, (c) there is no material unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of GPC, threatened in writing affecting the SpinCo Business and (d) there is no material slowdown, or work stoppage in effect or, to the knowledge of GPC, threatened in writing with respect to the SpinCo Business Employees, including any Union Employees. GPC and its Subsidiaries conduct, and since January 1, 2015 have conducted, the SpinCo Business, in all material respects, in compliance with all material Applicable Laws with respect to labor relations, employment and employment practices, including occupational safety and health standards. To the knowledge of GPC, as of the date of this Agreement, no SpinCo Business Employee is in violation of any material term of any employment or nondisclosure agreement, fiduciary duty or restrictive covenant for the benefit of GPC or a former employer of any such employee. To the knowledge of GPC, in the last five (5) years, no allegations of sexual harassment have been made against any current SpinCo Business Employee who is (i) an executive officer or (ii) at the level of Senior Vice President or above.

Section 4.17    Taxes. Except as set forth in Section 4.17 of the GPC Disclosure Letter,

(a)    all material Tax Returns required to have been filed by, or with respect to, the SpinCo Companies have been timely filed (taking into account any valid extension of time to file granted or obtained) and all such Tax Returns are true, correct and complete in all material respects;

(b)    all material Taxes required to be paid by such SpinCo Companies (whether or not reflected on such Tax Returns) have been paid in full or will be timely paid in full;

(c)    no deficiency or other claim for any material amount of Tax has been asserted or assessed by a Governmental Authority in writing against any of the SpinCo Companies that has not been satisfied by payment, settled or withdrawn;

(d)    there are no material Tax liens on the assets of any SpinCo Company (other than Permitted Liens);

(e)    no SpinCo Company has distributed stock of another Person or had its stock distributed by another Person in a transaction (other than the Distribution or a transaction effected in connection therewith, including the Internal Reorganization) that was intended to be governed in whole or in part by Section 355 of the Code in the two years prior to the date of this Agreement;

(f)    none of GPC, its Subsidiaries or the SpinCo Companies has taken or agreed to take any action that would (and none of them is aware of any fact, event, agreement, plan or other circumstance that would) prevent the Intended Tax Treatment;

(g)    none of GPC, its Subsidiaries or the SpinCo Companies has participated in a “listed transaction” within the meaning of Treasury regulations section 1.6011-4; and

(h)    none of the SpinCo Companies is bound by any material agreement or arrangement the primary purpose of which relates to Taxes (other than (i) such an agreement or arrangement exclusively between or among GPC and its Subsidiaries and (ii) the Tax Matters Agreement).

Section 4.18    SpinCo Material Contracts.

(a)    Except as set forth in Section 4.18 of the GPC Disclosure Letter, as of the date of this Agreement, GPC and its Subsidiaries, with respect to the SpinCo Business, are not parties to or otherwise bound by or subject to (Contracts of the following types, the “SpinCo Material Contracts”):

(i)    Contracts (other than any purchase order that specifies price, quantity or delivery terms but does not otherwise vary the terms of any other Contract pursuant to which such purchase order was made in any material respect) for the purchase of products or for the receipt of services from the top twenty suppliers of the SpinCo Business during the calendar year ended December 31, 2017, determined on a consolidated basis based on the amount of gross purchases made by the SpinCo Companies therefrom;

(ii)    Contracts (other than any purchase order that specifies price, quantity or delivery terms but does not otherwise vary the terms of any other Contract pursuant to which such purchase order was made in any material respect) for the furnishing of products or services by a SpinCo Company to the top twenty customers of the SpinCo Business during the calendar year ended December 31, 2017, determined on a consolidated basis based on the amount of net merchandise sales (gross merchandise sales less merchandise credit memos and merchandise discounts and rebates) made by the GPC Entities thereto;

(iii)    Contracts concerning the establishment or operation of a material partnership, joint venture or limited liability company (other than any such Contract between any SpinCo Company, on the one hand, and another SpinCo Company, on the other hand);

(iv)    Contracts relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) with material obligations (other than in respect of fraud) extending beyond the date hereof;

(v)    Contracts containing (A) a covenant materially restricting the ability of any SpinCo Company to engage in any line of business in any geographic area or to compete with any Person, to market any product or to solicit customers, (B) a provision granting the other party exclusivity or similar rights or (C) a provision that requires the purchase of all or a material portion of any SpinCo Company’s requirements for a given product or service from a given third party and which Contract is not terminable by any SpinCo Company within one year of the date hereof without any required payment or other conditions (other than the condition of notice);

(vi)    material Contracts for the furnishing of products or services by a SpinCo Company to any Governmental authority;

(vii)    any material IP License; or

(viii)    indentures, credit agreements, loan agreements and similar instruments pursuant to which a SpinCo Company has or will incur or assume any indebtedness for borrowed money or has or will guarantee or otherwise become liable for any indebtedness of any other Person for borrowed money in excess of $1,000,000, other than any indentures, credit agreements, loan agreements or similar instruments solely between or among any SpinCo Companies.

(b)    GPC has made available to RMT Parent, or, in the case of SpinCo Material Contracts described in Section 4.18(a)(i) and Section 4.18(a)(ii), RMT Parent’s outside legal counsel, true, complete and correct copies of each SpinCo Material Contract in effect on the date of this Agreement. Each SpinCo Material Contract is valid and binding on the applicable GPC Entity and, to the knowledge of GPC, the counterparty thereto, and is in full force and effect, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Applicable Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity), except insofar as it has expired in accordance with its terms after the date hereof. No GPC Entity is in material breach of, or material default under, any SpinCo Material Contract to which it is a party.

Section 4.19    Environmental Matters.

(a)    Except as disclosed on Section 4.19 of the GPC Disclosure Letter, the SpinCo Business is (and, to the knowledge of GPC, its predecessor companies have been) in material compliance with all applicable Environmental Laws, and have obtained all Environmental Permits that are necessary to conduct the SpinCo Business or to own, lease or operate their facilities.

(b)    There are no Proceedings under any Environmental Laws against or involving SpinCo or the SpinCo Business and, to the knowledge of GPC, there are no circumstances or conditions which would be reasonably expected to give rise to such a Proceeding, except for such Proceedings which have not, or would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect.

(c)    GPC and SpinCo have made available to RMT Parent copies of all material environmental reports, assessments (including Phase I or II environmental assessments), claims, demands, notices of violation or other material documents in their possession relating to any non-compliance with Environmental Laws, unresolved Proceedings or Liabilities under Environmental Law, or any hazardous or toxic substances at, on, or under any property currently or formerly owned, operated or used by the SpinCo Business.

Section 4.20    Sufficiency of Assets; Title.

(a)    Except as set forth in Section 4.20(a) of the GPC Disclosure Letter, and after giving effect to the Internal Reorganization, the assets and rights of the SpinCo Companies and the employment of the SpinCo Business Employees, together with the services and assets to be provided, the licenses to be granted and the other arrangements contemplated by the Transaction Documents, shall, in the aggregate, constitute all of the assets and rights necessary to conduct, in all material respects, the SpinCo Business immediately after the Closing independent of GPC and its then Subsidiaries in substantially the same manner as currently conducted by the SPR Entities.

(b)    The SpinCo Companies have, in all material respects, good and valid title to, or valid leases, licenses or rights to use, all assets described in Section 4.20(a) or otherwise reflected on the audited combined balance sheets of the SPR Entities as of December 31, 2017 or acquired after such date (other than any assets disposed of since such date in the ordinary course of business consistent with past practice), free and clear of all Liens, other than Permitted Liens (except with respect to the SpinCo Leased Real Property, which is the subject of the representations and warranties set forth in Section 4.14).

(c)    Immediately after consummation of the Distribution, except for this Agreement and the other Transaction Documents, (i) SpinCo and the SpinCo Companies will owe no obligations or Liabilities to GPC and its Subsidiaries and (ii) there will be no Contracts between SpinCo or any SpinCo Company, on the one hand, and GPC or any of its Subsidiaries, on the other hand.

Section 4.21    Brokers.

Except for J.P. Morgan Securities LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of GPC or any of its Subsidiaries. GPC shall be solely responsible for the fees and expenses of J.P. Morgan Securities LLC.

Section 4.22    Operations of SpinCo and SPR HoldCo.

Each of SpinCo and SPR HoldCo was newly formed solely for the purpose of engaging in the transactions contemplated by the Separation Agreement and this Agreement, as applicable, and at no time prior to the Merger Effective Time will SpinCo or SPR HoldCo have conducted any business activity or other operations of any kind other than those necessary to consummate the Distribution and Internal Reorganization as contemplated by the Separation Agreement, the Merger as contemplated by this Agreement and the other transactions contemplated by the Transaction Documents, in each case, as applicable.

Section 4.23    Disclaimer of GPC and SpinCo.

(a)    EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV OR IN THE OTHER TRANSACTION DOCUMENTS, NONE OF GPC, SPINCO OR THEIR RESPECTIVE REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF

THE SPINCO BUSINESS, THE SPINCO COMPANIES OR THE CONTEMPLATED TRANSACTIONS. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV OR IN THE OTHER TRANSACTION DOCUMENTS, GPC, SPINCO AND THEIR RESPECTIVE REPRESENTATIVES HAVE NOT MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR LAWS), (II) THE OPERATION OF THE SPINCO BUSINESS AFTER THE CLOSING OR (III) THE PROBABLE SUCCESS, PROFITABILITY OR PROSPECTS OF THE SPINCO BUSINESS AFTER THE CLOSING AND ANY SUCH REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

(b)    EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN THE OTHER TRANSACTION DOCUMENTS, NONE OF GPC, SPINCO OR THEIR RESPECTIVE REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO RMT PARENT, MERGER SUB, THEIR RESPECTIVE REPRESENTATIVES OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO RMT PARENT, MERGER SUB OR THEIR RESPECTIVE REPRESENTATIVES OF, OR RMT PARENT’S, MERGER SUB’S OR THEIR REPRESENTATIVES’ USE OF, ANY INFORMATION RELATING TO THE SPINCO BUSINESS, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS, BUSINESS PLANS, OFFERING MATERIALS OR OTHER MATERIAL MADE AVAILABLE TO RMT PARENT OR ITS REPRESENTATIVES OR POTENTIAL FINANCING SOURCES, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, “EXPERT SESSIONS,” SITE TOURS OR VISITS, DILIGENCE CALLS OR MEETINGS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF RMT PARENT OR ITS REPRESENTATIVES OR IN ANY OTHER FORM IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF RMT PARENT AND MERGER SUB

Except as otherwise disclosed or identified in (i) the RMT Parent SEC Documents filed with or furnished to the SEC prior to the date of this Agreement, but excluding any risk factor disclosure and disclosure of risks included in any “forward looking statements” disclaimer or other statement included in such RMT Parent SEC Documents to the extent they are predictive or forward looking in nature or (ii) the RMT Parent Disclosure Letter, RMT Parent and Merger Sub, jointly and severally, hereby represent and warrant to GPC and SpinCo as follows:

Section 5.01    Corporate Existence and Power.

Each of RMT Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the corporation laws of the jurisdiction of its incorporation and has all corporate power and authority to own its properties and carry on its business as conducted. Each of the RMT Parent’s Subsidiaries (other than Merger Sub) is duly incorporated or formed, validly existing and in good standing (to the extent such concept is recognized in the relevant jurisdiction of organization) under the Applicable Laws of its respective jurisdiction of organization and has all corporate power and authority to own its properties and carry on its business as conducted.

Section 5.02    Corporate Authorization.

(a) Each of RMT Parent and Merger Sub has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the Contemplated Transactions. Each of RMT Parent’s Subsidiaries has the necessary corporate power and authority to enter into each Transaction Document to which it is or will be a party, to carry out its obligations thereunder and to consummate the Contemplated Transactions. The execution and delivery by RMT Parent and Merger Sub of this Agreement, the performance by RMT Parent and Merger Sub of their respective obligations hereunder and the consummation by RMT Parent and Merger Sub of the Contemplated Transactions have been duly authorized by all requisite corporate action on the part of RMT Parent and Merger Sub, except for the RMT Parent Stockholder Approval.

(b) The execution and delivery by RMT Parent of each Transaction Document to which it is or will be a party, the performance by RMT Parent of its obligations thereunder and the consummation by RMT Parent of the Contemplated Transactions either have been or will be duly authorized by all requisite corporate or similar action on the part of RMT Parent. The execution and delivery by each of RMT Parent’s Subsidiaries of each Transaction Document to which it is or will be a party, the performance by each of RMT Parent’s Subsidiaries of its obligations thereunder and the consummation by each of RMT Parent’s Subsidiaries of the transactions contemplated thereby either have been or will be duly authorized by all requisite corporate or similar action on the part of each of RMT Parent’s Subsidiaries.

(c) This Agreement has been duly executed and delivered by RMT Parent and Merger Sub and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a legal, valid and binding obligation of RMT Parent and Merger Sub, enforceable against each of RMT Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Applicable Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). Each Transaction Document to which RMT Parent is or will be a party has been or will be duly executed and delivered by RMT Parent and (assuming due authorization, execution, and delivery by the other parties thereto), constitutes, or will constitute, a legal, valid and binding obligation of RMT Parent, enforceable against RMT Parent in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Applicable Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). Each Transaction Document will be duly executed and delivered by each of RMT Parent’s Subsidiaries party thereto and (assuming due authorization, execution and delivery by the other parties thereto) each Transaction Document will constitute, a legal, valid and binding obligation of each of RMT Parent’s Subsidiaries party thereto or contemplated to be party thereto, enforceable against each such Subsidiary of RMT Parent in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Applicable Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(d)    Merger Sub is a direct, wholly owned Subsidiary of RMT Parent. The copies of the articles of incorporation and bylaws of Merger Sub that were previously furnished or made available to GPC are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(e)    Section 5.02(e) of the RMT Parent Disclosure Letter sets forth a list as of the date hereof of the Subsidiaries of RMT Parent and their respective jurisdictions of incorporation or formation.

Section 5.03    Capitalization.

(a)    As of the date hereof, the authorized capital stock of RMT Parent consists of 100,000,000 shares of RMT Parent Common Stock, 5,000,000 shares of RMT Parent Nonvoting Common Stock and 15,000,000 shares of RMT Parent Preferred Stock. As of the close of business on March 23, 2018 (the “RMT Parent Capitalization Date”), (i) 37,660,609 shares of RMT Parent Common Stock, no shares of RMT Parent Nonvoting Common Stock and no shares of RMT Parent Preferred Stock were issued and outstanding, (ii) an aggregate 1,614,489 shares of RMT Parent Common Stock are reserved for issuance pursuant to outstanding awards and rights under the RMT Parent Stock Plans of which (A) no shares of RMT Parent Common Stock were subject to outstanding RMT Parent Stock Options, which RMT Parent Stock Options are subject to the vesting set forth in Section 5.03 of the RMT Parent Disclosure Letter, (B) 74,665 shares of RMT Parent Common Stock were subject to outstanding RMT Parent RSUs, which RMT Parent RSUs are subject to the vesting set forth in Section 5.03 of the RMT Parent Disclosure Letter, (C) 697,797 shares of outstanding RMT Parent Restricted Stock are subject to the vesting set forth in Section 5.03(a) of the RMT Parent Disclosure Letter and (D) 842,027 shares of RMT Parent Common Stock were subject to outstanding RMT Parent Performance Share Units that are settled in shares of RMT Parent Common Stock, which RMT Parent Performance Share Units are subject to the vesting set forth in Section 5.03 of the RMT Parent Disclosure Letter (assuming satisfaction of any performance-based vesting criteria at the target level), and no shares of RMT Parent Common Stock were subject to outstanding RMT Parent Performance Share Units that are settled in cash and (iii) 36,775,019 shares of RMT Parent Common Stock, no shares of RMT Parent Nonvoting Common Stock and no shares of RMT Parent Preferred Stock were held in the treasury of RMT Parent. Except as set forth above, as of the RMT Parent Capitalization Date, (i) there are no options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of RMT Parent or (A) obligating RMT Parent or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, RMT Parent, (B) obligating RMT Parent or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, convertible debt, other convertible instrument or other right, agreement, arrangement or commitment or (C) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of shares of RMT Parent Common Stock and (ii) there are no outstanding contractual obligations of RMT Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, RMT Parent or any of its Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. All outstanding shares of RMT Parent Common Stock are, and all such shares of RMT Parent Common Stock which may be issued prior to the Merger Effective Time in accordance with the terms of this Agreement, will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any applicable Contracts or any provision of the RMT Parent Charter or the bylaws of RMT Parent.

(b)    There are no outstanding bonds, debentures, notes or other indebtedness of RMT Parent or any of its Subsidiaries having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of RMT Parent may vote.

(c)    The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share. 100 shares of common stock of Merger Sub are issued and outstanding, all of which are owned of record and beneficially by RMT Parent.

Section 5.04    Subsidiaries.

(a)    As of the Merger Effective Time, (i) RMT Parent will own, directly or indirectly, all equity interests in each of its Subsidiaries in substantially the manner set forth in Section 5.04(a) of the RMT Parent Disclosure Letter, in each case, free and clear of all Liens other than restrictions imposed by applicable securities laws and regulations, (ii) all equity interests in RMT Parent’s Subsidiaries will have been duly authorized, validly issued, fully paid and non-assessable and (iii) there will be no outstanding options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character (A) relating to the equity interests in the Subsidiaries of RMT Parent or (B) obligating any Subsidiary of RMT Parent to issue, grant, extend or enter into any such option, warrant, convertible debt, other convertible instrument or other right, agreement, arrangement or commitment.

(b)    Section 5.04(b) of the RMT Parent Disclosure Letter sets forth a list of all of the Subsidiaries of RMT Parent and RMT Parent’s respective (direct or indirect) ownership interest in each such Subsidiary. Except for its interests in the Subsidiaries set forth on Section 5.04(b) of the RMT Parent Disclosure Letter or in any Subsidiaries created or acquired as permitted by Section 6.02(a), as of the Merger Effective Time, RMT Parent will not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

(c)    Prior to the Merger Effective Time, true, complete and correct copies of the articles or certificate of incorporation and bylaws (or similar organizational documents) of each Subsidiary of RMT Parent (other than Merger Sub) will be furnished or made available to GPC.

Section 5.05    No Conflict; Board and Stockholder Approval.

(a)    Assuming that all consents, approvals, authorizations and other actions described herein or set forth in Section 5.05 of the RMT Parent Disclosure Letter have been obtained, all filings and notifications listed in Section 5.06 or in Section 5.06 of the RMT Parent Disclosure Letter have been made, any applicable waiting period has expired or been terminated and any applicable approval or authorization has been obtained under the Antitrust Laws, and except as may result from any facts or circumstances relating solely to GPC or its Affiliates, the execution, delivery and performance by RMT Parent and Merger Sub of this Agreement does not, and the execution, delivery and performance by RMT Parent and its Subsidiaries (including Merger Sub) of the Transaction Documents to which it is contemplated to be a party will not, (i) contravene or conflict with the articles or certificate of incorporation or bylaws (or similar organizational documents) of RMT Parent or any Subsidiary of RMT Parent (including Merger Sub) or (ii) (A) contravene or conflict with or violate any Applicable Law or Governmental Order applicable to RMT Parent or any Subsidiary of RMT Parent (including Merger Sub), (B) contravene, conflict with, result in any breach of, constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any RMT Parent Material Contract or any other Contract to which RMT Parent or any Subsidiary of RMT Parent is a party or by which any of their respective properties or assets is bound or (C) (1) result in the creation or the imposition of (y) any Lien upon any assets of RMT Parent or any of its Subsidiaries (other than a Permitted Lien) or (z) any Lien upon any of the capital stock of RMT Parent or any of its Subsidiaries or (2) result in the cancellation, modification, revocation or suspension of any material license or permit, authorization or approval issued or granted by any Governmental Authority in respect of RMT Parent or any of its Subsidiaries, except in the case of clauses (ii)(A), (ii)(B), (ii)(C)(1)(y) and (ii)(C)(2) as would not reasonably be expected to (I) materially and adversely affect the ability of RMT Parent or any of its Subsidiaries to carry out its obligations under, and to consummate the Contemplated Transactions or (II) otherwise have, individually or in the aggregate, an RMT Parent Material Adverse Effect.

(b)    The RMT Parent Board, by resolutions adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has (i) determined that the Merger and this Agreement are advisable and has approved this Agreement and (ii) subject to the provisions of Section 7.03(d), resolved to recommend the approval by the stockholders of RMT Parent of the RMT Parent Share Issuance. The Merger Sub Board, by resolutions adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has determined that the Merger and this Agreement are advisable and has approved this Agreement and the transactions contemplated hereby, and has resolved to recommend the approval by RMT Parent, as the sole stockholder of Merger Sub, of the Merger.

(c)    The affirmative vote of the holders of a majority of the voting power of the shares of common stock of Merger Sub is the only vote of the holders of any class or series of Merger Sub’s capital stock necessary to adopt this Agreement or consummate the Contemplated Transactions. RMT Parent is the sole stockholder of record of Merger Sub. RMT Parent shall, in its capacity as sole stockholder of Merger Sub, adopt this Agreement and approve the Merger by written consent as soon as practicable following execution and delivery of this Agreement. The RMT Parent Stockholder Approval is the only vote of the holders of any voting securities of RMT Parent under any Applicable Law, the rules and regulations of the Nasdaq Global Select Market, and the RMT Parent Charter and the bylaws of RMT Parent necessary to approve the Contemplated Transactions, including the RMT Parent Share Issuance and the actions contemplated by Section 3.04.

Section 5.06    Governmental Consents and Approvals.

Except as set forth in Section 5.06 of the RMT Parent Disclosure Letter, the execution, delivery and performance by RMT Parent and Merger Sub of this Agreement and the execution, delivery and performance by RMT Parent and each of its Subsidiaries of each Transaction Document to which it is contemplated to be a party do not require any consent, approval, authorization or other order or declaration of, action by, filing with or notification to, any Governmental Authority, other than (a) compliance with, and filings under, the HSR Act or any other applicable Antitrust Laws, (b) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Section 2.02, (c) the filing with the SEC of the Proxy Statement and the Registration Statements and such other compliance with the Exchange Act and the Securities Act as may be required in connection with the Contemplated Transactions, (d) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not reasonably be expected to prevent or materially delay the consummation by RMT Parent or Merger Sub of the Contemplated Transactions or would not reasonably be expected to have, individually or in the aggregate, an RMT Parent Material Adverse Effect, (e) compliance with the rules and regulations of the Nasdaq Global Select Market as required in connection with the Contemplated Transactions or (f) as a result of any facts or circumstances relating to GPC or any of its Affiliates.

Section 5.07    Financial Information.

(a)    Each of the consolidated financial statements (including, in each case, any notes thereto) contained (or incorporated by reference) in the RMT Parent SEC Documents (i) present fairly, in all material respects, the combined financial position of RMT Parent and its Subsidiaries as of the dates thereof and the results of operations and cash flows of RMT Parent and its Subsidiaries for the periods covered thereby (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that have not had, and would not reasonably be expected to have, an RMT Parent Material Adverse Effect) and (ii) were prepared in accordance with GAAP consistently applied during the periods covered thereby (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC).

(b)    RMT Parent has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to all applicable RMT Parent SEC Documents. RMT Parent maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information concerning RMT Parent and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of RMT Parent’s SEC filings and other public disclosure documents. As used in this Section 5.07(b), the term “filed” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(c)    RMT Parent maintains, and has maintained, a standard system of accounting established and administered in accordance with GAAP applied on a consistent basis. Except as would not be material to RMT Parent and its Subsidiaries, taken as a whole, RMT Parent and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements of RMT Parent in conformity with GAAP applied on a consistent basis and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorizations and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. To the knowledge of RMT Parent, since December 31, 2016, no RMT Parent Entity has identified or been made aware of any material fraud by any employee of an RMT Parent Entity who has, or had, a role in the preparation of the financial statements contained in the RMT Parent SEC Documents or the internal control over financial reporting utilized by the RMT Parent Entities.

(d)    Except (i) as set forth in the consolidated financial statements contained (or incorporated by reference) in the RMT Parent SEC Documents or the notes thereto, (ii) as specifically contemplated by this Agreement or the other Transaction Documents, or (iii) as set forth in Section 5.07(d) of the RMT Parent Disclosure Letter, since December 31, 2017, RMT Parent and its Subsidiaries have not incurred any Liabilities that are of a nature that would be required to be disclosed on a consolidated balance sheet of RMT Parent and its Subsidiaries or in the notes thereto prepared in conformity with GAAP, other than Liabilities incurred in the ordinary course of business or Liabilities that would not reasonably be expected to have, individually or in the aggregate, a RMT Parent Material Adverse Effect

(e)    Upon the consummation of the Contemplated Transactions, assuming the accuracy of the representations and warranties of GPC and SpinCo contained in Article IV, (i) RMT Parent will not be insolvent, (ii) RMT Parent will not be left with unreasonably small capital, (iii) RMT Parent will not have incurred debts or other Liabilities beyond its ability to pay such debts or other Liabilities as they mature and (iv) the capital of RMT Parent will not be impaired.

(f)    Except as would not be material to RMT Parent and its Subsidiaries, taken as a whole, (i) all inventory of RMT Parent and its Subsidiaries consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established and (ii) the quantities of each item of inventory are not excessive, but are reasonable in the present circumstances of RMT Parent and its Subsidiaries.

Section 5.08    Financing.

(a)    RMT Parent has delivered to GPC a true, complete and fully executed copy of a commitment letter, including (i) all exhibits, schedules, attachments and amendments to such commitment letter in effect as of the date of this Agreement and (ii) any associated fee letters (solely in the case of the administrative agent fee letter, redacted in a customary manner solely with respect to fees payable and economic terms (other than covenants) that are confidential, none of which redacted provisions would reduce the aggregate principal amount of the RMT Financing, impose additional conditions with respect thereto, or otherwise affect the enforceability or availability of the RMT Financing) (together, the “RMT Commitment Letter” and, together with the SpinCo Commitment Letter, the “Commitment Letters”) from the lead arrangers, lenders and other financing sources party thereto (together with all additional lead arrangers, lenders and other financing sources added to the RMT Commitment Letter or any Alternative RMT Commitment Letter, the “RMT Lenders“ and, together with the SpinCo Lenders, the “Lenders”), pursuant to which, among other things, the RMT Lenders have, subject to the terms and conditions set forth therein, committed to RMT Parent to provide or cause to be provided to Essendant Co. (the “RMT Borrower”) debt financing in the aggregate amount set forth therein (the bank financings contemplated by the RMT Commitment Letter, being referred to as the “RMT Financing“; the RMT Financing together with the SpinCo Financing, each a “Financing” and together the “Financings”). As of the date of this Agreement, (x) the RMT Commitment Letter has not been amended, restated, waived or modified and (y) the respective commitments contained in the RMT Commitment Letter have not been withdrawn, modified or rescinded in any respect. Except for the RMT Commitment Letter (together with all ancillary documents referenced therein), there are no side letters or other Contracts, instruments or other commitments, obligations or arrangements (whether written or oral) related to the funding of the full amount of the RMT Financing.

(b)    As of the date of this Agreement, the RMT Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of RMT Parent and, to the knowledge of RMT Parent, the other parties thereto (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity). As of the date of this Agreement (assuming the accuracy of the representations and warranties and undertakings of each of GPC and SpinCo under this Agreement for such purpose), (x) no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of RMT Parent under any term or condition of the RMT Commitment Letter and (y) RMT Parent is not aware of any fact, event or any other occurrence that makes any of the representations or warranties of RMT Parent in the RMT Commitment Letter inaccurate in any material respect. RMT Parent has fully paid, or caused to be fully paid, any and all commitment fees, any other fees or any other amounts required by the RMT Commitment Letter to be paid on or before the date of this Agreement. At the Closing, assuming the RMT Financing is funded in accordance with the RMT Commitment Letter, the proceeds of the RMT Financing will be sufficient to repay all outstanding obligations under the Existing RMT Credit Agreement and pay all related fees and expenses associated with the foregoing (the “RMT Financing Transactions”). Other than as set forth in the RMT Commitment Letter, there are no conditions precedent to the funding of the full amount of the RMT Financing. As of the date of this Agreement, and subject to the satisfaction of all the conditions set forth in Section 8.01 and Section 8.03, RMT Parent has no reason to believe that any of the conditions to the RMT Financing that are required to be satisfied by it or any other party to the RMT Commitment Letter as a condition to the obligations under the RMT Commitment Letter will not be satisfied on a timely basis or that the RMT Financing contemplated by the RMT Commitment Letter will not be available to RMT Borrower on the Closing Date.

Section 5.09    Absence of Certain Changes.

Since December 31, 2017, (i) there has not occurred any RMT Parent Material Adverse Effect and (ii) except as contemplated by or permitted under this Agreement, RMT Parent and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice in all material respects.

Section 5.10    Litigation.

As of the date hereof, except as set forth in Section 5.10 of the RMT Parent Disclosure Letter, there is no Proceeding by or against RMT Parent or any of its Subsidiaries pending or, to the knowledge of RMT Parent, threatened in writing that would reasonably be expected to have, individually or in the aggregate, an RMT Parent Material Adverse Effect or would reasonably be expected to prevent or materially delay the consummation by RMT Parent or Merger Sub of the Contemplated Transactions.

Section 5.11    Registration Statements; Proxy Statement.

The information supplied by RMT Parent specifically for inclusion or incorporation by reference in the Registration Statements and the Proxy Statement and any other filing contemplated by Section 7.01, shall not, at (i) the time each Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of RMT Parent, (iii) the time of the RMT Parent Stockholders’ Meeting, (iv) the Distribution Date or (v) the Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that RMT Parent is responsible for filing with the SEC in connection with the Contemplated Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by RMT Parent or Merger Sub in respect of any information provided by GPC or SpinCo specifically for inclusion or incorporation by reference into the Registration Statements or the Proxy Statement.

Section 5.12    Compliance with Laws.

Since January 1, 2015, RMT Parent and its Subsidiaries have conducted their businesses in all material respects in compliance with all Applicable Laws and Governmental Orders applicable to the businesses of RMT Parent and its Subsidiaries, and their businesses are not in material violation of any such Applicable Law or Governmental Order. RMT Parent and each of its Subsidiaries has obtained and is, in all material respects, in compliance with all material Permits that are necessary to conduct its business or to own, lease or operate its facilities. This Section 5.12 does not apply with respect to the matters that are the subject of the representations and warranties set forth in Section 5.15, Section 5.16, Section 5.17 or Section 5.19.

Section 5.13    Intellectual Property.

(a)    Except as set forth in Section 5.13 of the RMT Parent Disclosure Letter:

(i)    with respect to all material patents and patent applications and material registrations and applications for trademarks and copyrights owned by RMT Parent and its Subsidiaries (together with all other material Intellectual Property owned by RMT Parent and its Subsidiaries, the “RMT Parent Owned Intellectual Property”), all such RMT Parent Owned Intellectual Property is subsisting and, to the knowledge of RMT Parent, except with respect to applications, is valid and enforceable;

(ii)    To the knowledge of RMT Parent, the conduct of, and the use of the RMT Parent Owned Intellectual Property in connection with, the respective businesses of the RMT Parent and its Subsidiaries as heretofore conducted does not conflict with, infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any other Persons, except to the extent that such conflict, infringement, misappropriation or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, an RMT Parent Material Adverse Effect;

(iii)    To the knowledge of RMT Parent, RMT Parent and the other RMT Parent Entities have taken reasonable measures to protect the confidentiality of all such RMT Parent Owned Intellectual Property that is considered confidential or proprietary by RMT Parent as of the date of this Agreement (except for such RMT Parent Owned Intellectual Property whose value would not reasonably be expected to be impaired in any material respect by disclosure), including entering into appropriate confidentiality agreements with Persons with access to such RMT Parent Owned Intellectual Property;

(iv)    There is no (A) Proceeding initiated by any other Person pending or, to the knowledge of RMT Parent, threatened in writing against RMT Parent or any other RMT Parent Entity (1) concerning the matters described in Section 5.13(a)(ii) or (2) challenging the validity, enforceability or ownership of any material RMT Parent Owned Intellectual Property; provided, in each case, that any Proceeding that has been initiated but with respect to which process or other comparable notice has not been served on or delivered to RMT Parent or any RMT Parent Entity shall be deemed to be “threatened” rather than “pending” or (B) Governmental Order against RMT Parent or any RMT Parent Entity or settlement agreement that an RMT Parent Entity is a party to or, to the knowledge of RMT Parent, any other Governmental Order or settlement agreement restricting in any material respect the use or exploitation of any material RMT Parent Owned Intellectual Property; and

(v)    One of the RMT Parent Entities is the sole and exclusive owner of all right, title and interest in and to all of the RMT Parent Owned Intellectual Property.

(b)    Since January 1, 2015, to the knowledge of RMT Parent, (i) there have been no security breaches in the information technology systems of, used by or affecting the business of RMT Parent and its Subsidiaries and (ii) there have been no disruptions in any information technology systems that adversely affected the business of RMT Parent and its Subsidiaries, except in each case, as has not had, or would not reasonably be expected to have, individually or in the aggregate, an RMT Parent Material Adverse Effect.

(c)    The RMT Parent Entities, in connection with the conduct of the business of RMT Parent and its Subsidiaries, have, at all times since January 1, 2015, complied, in all material respects, with RMT Parent’s own posted or otherwise binding privacy policies and Applicable Law, relating to privacy, data protection, or the collection, retention, protection and use of PII. No Proceedings have been asserted or, to the knowledge of RMT Parent, threatened in writing against any RMT Parent Entity, alleging a material violation of any Person’s privacy, PII or data rights in relation to the conduct of the business of RMT Parent and its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, an RMT Parent Material Adverse Effect. In connection with the operation of the business of RMT Parent and its Subsidiaries, the RMT Parent Entities take commercially reasonable measures to protect PII against unauthorized access, use, modification, disclosure, or other misuse.

(d)    There is no material license under which an RMT Parent Entity is a licensee or a licensor or otherwise is granted, obtains or agrees to grant or provide rights to use any material Intellectual Property, or is restricted in any material respect in its right to use any material Intellectual Property (excluding (i) licenses for commercially available software and hardware which involved aggregate payments by RMT Parent or any of its Subsidiaries that did not exceed $100,000 during the calendar year ended December 31, 2017, or which are reasonably expected to involve aggregate payments by RMT Parent or any of its Subsidiaries that will not exceed $100,000 during any future calendar year or (ii) grants or licenses to any other Person in the ordinary course of business) (each such license, “RMT Parent License”) for which the termination thereof or the restriction or loss of rights thereunder would reasonably be expected to have a RMT Parent Material Adverse Effect. Each RMT Parent License is valid and binding on the applicable RMT Parent Entity and, to the knowledge of RMT Parent, the counterparty thereto, and is in full force and effect, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Applicable Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). No RMT Parent Entity is in material breach of, or material default under, any RMT Parent License to which it is a party.

(e)    Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in Section 5.05, Section 5.08(a), Section 5.10 and in this Section 5.13 are the only representations and warranties being made by RMT Parent in this Agreement with respect to the validity of, the right to register, or any activity that constitutes infringement, misappropriation or other violation of, a third party’s Intellectual Property rights.

Section 5.14    Real Property.

(a)    Section 5.14(a) of the RMT Parent Disclosure Letter sets forth, with respect to each parcel of RMT Parent Leased Real Property existing as of the date of this Agreement, the Contracts which provide RMT Parent with rights to lease, sublease, license, use or otherwise occupy such parcel of RMT Parent Leased Real Property as of the date of this Agreement, including any amendments or modifications thereto (all such Contracts, together with the Contracts that provide RMT Parent with rights to lease, sublease, license, use or otherwise occupy the RMT Parent Leased Real Property as of the Closing Date, including any amendments or modifications thereto, collectively, the “RMT Leases”), the address (or other identifying description) of such parcel and the identity of the lessor, lessee and current occupant (if different from lessee) of such parcel. True, correct and complete copies of all RMT Leases existing as of the date of this Agreement have been provided to GPC. RMT Parent (i) has a valid and binding leasehold interest in, and enjoys peaceful and undisturbed possession of, each parcel of RMT Parent Leased Real Property existing as of the date of this Agreement and (ii) will have a valid and binding leasehold interest in each parcel of RMT Parent Leased Real Property that will exist as of the Closing Date, in each case, free and clear of all Liens, other than Permitted Liens.

(b)    With respect to each RMT Lease, neither the applicable RMT Parent Entity, nor, to the knowledge of RMT Parent, any counterparty thereto is in default thereunder in any material respect, and there are no events which with the passage of time or notice, or both, would constitute a material default thereunder on the part of such RMT Parent Entity, or, to the knowledge of RMT Parent, any other party thereto. The RMT Parent Leased Real Property is in compliance in all material respects with all laws, rules, regulations and ordinances related to the business as it is currently conducted on such RMT Parent Leased Real Property. Except as otherwise indicated on Section 5.14(b) of the RMT Parent Disclosure Letter, no RMT Parent Entity has subleased or granted to a third party any right to use or occupy all or any portion of the RMT Parent Leased Real Property other than in the ordinary course of business.

(c)    To the knowledge of RMT Parent, there are no eminent domain or similar proceedings pending or threatened in writing affecting all or any material portion of the RMT Parent Leased Real Property. To the knowledge of RMT Parent, there is no writ, injunction, decree, order or judgment outstanding, nor any action claim, suit or other Proceeding pending or threatened in writing, relating to the ownership, lease, use, occupancy or operation by any Person of the RMT Parent Leased Real Property. The buildings, improvements and structures located on the RMT Parent Leased Real Property are in good operating condition and repair.

(d)    Section 5.14(d) of the RMT Parent Disclosure Letter sets forth the address (or other identifying description) and the identity of the fee owner of each parcel of RMT Parent Owned Real Property. An RMT Parent Entity has good and marketable fee simple title in and to each parcel of RMT Parent Owned Real Property, including all of the buildings and improvements thereon, free and clear of all Liens, other than Permitted Liens. There are no outstanding options, rights of first offer or rights of first refusal to purchase any RMT Parent Owned Real Property or any portion thereof or interest therein. Other than pursuant to easements of record, no RMT Parent Entity has leased or granted any right to use or occupy all or any portion of an RMT Parent Owned Real Property to a third party, whether as tenants, subtenants, trespassers or otherwise. There is no condemnation or other Proceeding in eminent domain, pending or, to the knowledge of RMT Parent, threatened, affecting the RMT Parent Owned Real Property or any portion thereof or interest therein. There is no writ, injunction, decree, order or judgment outstanding, nor any action, claim, suit or other Proceeding pending or threatened, relating to the ownership, lease, use, occupancy or operation by any Person of the RMT Parent Owned Real Property.

Section 5.15    Employee Benefit Matters.

(a)    U.S. RMT Parent Plans and Material Documents. Section 5.15(a) of the RMT Parent Disclosure Letter lists, as of the date of this Agreement, all material U.S. RMT Parent Plans. “U.S. RMT Parent Plans” means: “employee benefit plans” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other compensation or benefit plans, programs or arrangements, and all employment, termination, severance, retention or other Contracts, to which RMT Parent or any of its Subsidiaries is a party, with respect to which RMT Parent or any of its Subsidiaries has any obligation or which are maintained, contributed to or sponsored by RMT Parent or any of its Subsidiaries, in each case, for the benefit of any U.S. RMT Parent Employee or to which any U.S. RMT Parent Employee is a party. With respect to each U.S. RMT Parent Plan, RMT Parent has made available to GPC (to the extent applicable) (i) a true and complete copy of the current plan document and any material amendments thereto, (ii) copies of (1) the most recent summary plan description and any summaries of material modifications thereto and (2) the most recent annual report on Form 5500 (including any applicable schedules and attachments thereto) filed with the Department of Labor and (iii) the most recent determination or opinion letter received from the IRS (if any).

(b)    Non-U.S. RMT Parent Plans and Material Documents. Section 5.15(b) of the RMT Parent Disclosure Letter lists, as of the date hereof, all material Non-U.S. RMT Parent Plans. “Non-U.S. RMT Parent Plans” means employee benefit plans, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other compensation or benefit plans, programs or arrangements, and all employment, termination, severance or other Contracts, to which RMT Parent or any of its Subsidiaries is a party, with respect to which RMT Parent or any of its Subsidiaries has any obligation or which are maintained, contributed to or sponsored by RMT Parent or any of its Subsidiaries, in each case, for the benefit of any Non-U.S. RMT Parent Employee or to which any Non-U.S. RMT Parent Employee is a party (other than statutory plans) (“RMT Parent Plans” means the U.S. RMT Parent Plans and Non-U.S. RMT Parent Plans). With respect to each Non-U.S. RMT Parent Plan, RMT Parent has made available to GPC (to the extent applicable) (i) a true and complete copy of the current plan document and any material amendments thereto and (ii) copies of the most recent summary plan description and any summaries of material modifications thereto.

(c)    Since January 1, 2013, each RMT Parent Plan (and any related trust or other funding vehicle) has been administered in all material respects in accordance with its terms and as applicable is in compliance in all material respects with ERISA, the Code and all other material Applicable Laws. Each of RMT Parent and its Subsidiaries is in compliance in all material respects with ERISA, the Code and all other material Applicable Laws. Since January 1, 2013, all employer and employee contributions required to have been made by RMT Parent to each U.S. RMT Parent Plan have, in all material respects, been timely made. There is no material Proceeding pending, or to the knowledge of RMT Parent threatened, with respect to any U.S.

RMT Parent Plan, other than ordinary course claims for benefits. Each U.S. RMT Parent Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, or an application for a favorable determination by the IRS has been timely filed and is currently pending, and, to the knowledge of RMT Parent, nothing has occurred that would reasonably be expected to result in a loss of the Tax-qualified status of such U.S. RMT Parent Plan under Section 401(a) of the Code.

(d)    No Liability under Title IV or Section 302 of ERISA has been incurred by RMT Parent or any of its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of RMT Parent, no condition exists that presents a material risk to RMT Parent or any ERISA Affiliate of incurring any such Liability, other than Liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due). No U.S. RMT Parent Plan that is a Title IV Plan or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Plan ended prior to the Closing. Neither RMT Parent nor any of its ERISA Affiliates has, within the preceding six years, withdrawn in a complete or partial withdrawal from any “multiemployer plan” (as defined in Section 3(37) of ERISA) or incurred any Liability under Section 4204 of ERISA that has not been satisfied in full.

(e)    Each Non-U.S. RMT Parent Plan has been administered in compliance in all material respects with its terms and operated in compliance in all material respects with Applicable Laws. Each Non-U.S. RMT Parent Plan required to be registered or approved by a non-U.S. governmental entity has been so registered or approved and has been maintained in good standing with applicable regulatory authorities, and, to the knowledge of RMT Parent, no event has occurred since the date of the most recent approval or application therefor relating to any such Non-U.S. RMT Parent Plan that could reasonably be expected to materially affect any such approval relating thereto or increase the costs relating thereto in a manner material to RMT Parent. Each Non-U.S. RMT Parent Plan is funded or insured in material compliance with Applicable Law.

(f)    Except as set forth in Section 5.15(f)(1) of the RMT Parent Disclosure Letter, none of the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the Merger or any other Contemplated Transaction (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any RMT Parent Employee to any material compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any RMT Parent Plan or (iii) result in any breach or violation of or default under, or limit RMT Parent’s right to amend, modify or terminate, any RMT Parent Plan, in each case, except as provided in this Agreement or pursuant to Applicable Law. Except as disclosed in Section 5.15(f)(2) of the RMT Parent Disclosure Letter, no amounts payable under the RMT Parent Plans will fail to be deductible for federal income Tax purposes by virtue of Section 280G of the Code as a result of the occurrence of the transactions contemplated by this Agreement, either alone or in combination with another event.

Section 5.16    Labor Matters.

Section 5.16 of the RMT Parent Disclosure Letter lists, as of the date of this Agreement, each collective bargaining agreement or similar labor agreement that is applicable to any RMT Parent Employee as of the date of this Agreement, and its Subsidiaries, including Union Employees, to which RMT Parent or any of its Subsidiaries is a party, including arrangements with works councils and other similar employee representative bodies representing any employee of RMT Parent and its Subsidiaries, and according to which RMT Parent and its Subsidiaries will have outstanding rights or obligations on and following the Closing (together with such collective bargaining agreements, the “RMT Parent Union Contracts”). RMT Parent has made available to GPC each RMT Parent Union Contract. As of the date hereof, (a) there are no material strikes or lockouts with respect to any Union Employees pending, or to the RMT Parent’s knowledge, threatened in writing, (b) there is no material union organizing effort pending or, to the knowledge of RMT Parent, threatened in writing against RMT Parent or any of its Subsidiaries, (c) there is no material unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of RMT Parent, threatened in writing affecting RMT Parent or any of its Subsidiaries and (d) there is no material slowdown, or work stoppage in effect or, to the knowledge of RMT Parent, threatened in writing with respect to RMT Parent or any of its Subsidiaries, including any Union Employees. RMT Parent and each of its Subsidiaries conducts, and since January 1, 2015 has conducted, its business, in all material respects, in compliance with all material Applicable Laws with respect to labor relations, employment and employment practices, including occupational safety and health standards. To the knowledge of RMT Parent, as of the date of this Agreement, no employee of RMT Parent or any of its Subsidiaries is in violation of any material term of any employment or nondisclosure agreement, fiduciary duty or restrictive covenant for the benefit of RMT Parent or any of its Subsidiaries or a former employer of any such employee. To the knowledge of RMT Parent, in the last five (5) years, no allegations of sexual harassment have been made against (i) any current executive officer of RMT Parent or any of its Subsidiaries or (ii) any current employee of RMT Parent or any of its Subsidiaries at the level of Senior Vice President or above.

Section 5.17    Taxes. Except as set forth in Section 5.17 of the RMT Parent Disclosure Letter,

(a)    all material Tax Returns required to have been filed by, or with respect to, RMT Parent and its Subsidiaries have been timely filed (taking into account any valid extension of time to file granted or obtained) and all such Tax Returns are true, correct and complete in all material respects;

(b)    all material Taxes required to be paid by RMT Parent and its Subsidiaries (whether or not reflected on such Tax Returns) have been paid in full or will be timely paid in full;

(c)    no deficiency or other claim for any material amount of Tax has been asserted or assessed by a Governmental Authority in writing against RMT Parent or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn;

(d)    there are no material Tax liens on the assets of RMT Parent or any of its Subsidiaries (other than Permitted Liens);

(e)    none of RMT Parent and its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was intended to be governed in whole or in part by Section 355 of the Code in the two years prior to this Agreement;

(f)    none of RMT Parent, Merger Sub and their respective Subsidiaries has taken or agreed to take any action that would (and none of them is aware of any fact, event, agreement, plan or other circumstance that would) prevent the Intended Tax Treatment;

(g)    none of RMT Parent and its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury regulations section 1.6011-4; and

(h)    none of RMT Parent and its Subsidiaries is bound by any material agreement or arrangement the primary purpose of which relates to Taxes (other than (i) such an agreement or arrangement exclusively between or among RMT Parent and its Subsidiaries and (ii) the Tax Matters Agreement).

Section 5.18    RMT Parent Material Contracts.

(a)    Except as set forth in Section 5.18 of the RMT Parent Disclosure Letter, as of the date of this Agreement, neither RMT Parent nor any of its Subsidiaries are parties to or otherwise bound by or subject to (Contracts of the following types, the “RMT Parent Material Contracts”):

(i)    Contracts (other than any purchase order that specifies price, quantity or delivery terms but does not otherwise vary the terms of any other Contract pursuant to which such purchase order was made in any material respect) for the purchase of products or for the receipt of services from the top twenty suppliers of the RMT Parent Entities during the calendar year ended December 31, 2017, determined on a consolidated basis based on the amount of gross purchases made by the RMT Parent Entities therefrom;

(ii)    Contracts (other than any purchase order that specifies price, quantity or delivery terms but does not otherwise vary the terms of any other Contract pursuant to which such purchase order was made in any material respect) for the furnishing of products or services by the RMT Parent Entities to the top twenty customers of the RMT Parent Entities during the calendar year ended December 31, 2017, determined on a consolidated basis based on the amount of net merchandise sales (gross merchandise sales less merchandise credit memos and merchandise discounts and rebates) made by the RMT Parent Entities thereto;

(iii)    Contracts concerning the establishment or operation of a material partnership, joint venture or limited liability company (other than any such Contract between RMT Parent or any of its Subsidiaries and another Subsidiary of RMT Parent);

(iv)    Contracts relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) with material obligations (other than in respect of fraud) extending beyond the date hereof;

(v)    Contracts containing (A) a covenant materially restricting the ability of RMT Parent or any of its Subsidiaries to engage in any line of business in any geographic area or to compete with any Person, to market any product or to solicit customers, (B) a provision granting the other party exclusivity or similar rights or (C) a provision that requires the purchase of all or a material portion of any RMT Parent Entities’ requirements for a given product or service from a given third party and which Contract is not terminable by any RMT Parent Entity within one year of the date hereof without any required payment or other conditions (other than the condition of notice);

(vi)    material Contracts for the furnishing of products or services by RMT Parent or any of its Subsidiaries to any Governmental authority;

(vii)    any material RMT Parent License; or

(viii)    indentures, credit agreements, loan agreements and similar instruments pursuant to which RMT Parent or any of its Subsidiaries has or will incur or assume any indebtedness for borrowed money or has or will guarantee or otherwise become liable for any indebtedness of any other Person for borrowed money in excess of $1,000,000, other than any indentures, credit agreements, loan agreements or similar instruments solely between or among any RMT Parent and any of its Subsidiaries.

(b)    RMT Parent has made available to GPC, or, in the case of RMT Parent Material Contracts described in Section 5.18(a)(i) and Section 5.18(a)(ii), GPC’s outside legal counsel, true, complete and correct copies of each RMT Parent Material Contract in effect on the date of this Agreement. Each RMT Parent Material Contract is valid and binding on RMT Parent or its Subsidiaries, as applicable, and, to the knowledge of RMT Parent, the counterparty thereto, and is in full force and effect, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Applicable Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity), except insofar as it has expired in accordance with its terms after the date hereof. Neither RMT Parent nor any of its Subsidiaries is in material breach of, or material default under, any RMT Parent Material Contract to which it is a party.

Section 5.19    Environmental Matters.

(a)    Except as disclosed on Section 5.19 of the RMT Parent Disclosure Letter, the business of RMT Parent and its Subsidiaries is in material compliance with all applicable Environmental Laws and has obtained all Environmental Permits that are necessary to conduct its business or to own, lease or operate its facilities.

(b)    There are no Proceedings under any Environmental Laws against or involving RMT Parent or its Subsidiaries and, to the knowledge of RMT Parent, there are no circumstances or conditions which would be reasonably expected to give rise to such a Proceeding, except for such Proceedings which have not, or would not reasonably be expected to have, individually or in the aggregate, an RMT Parent Material Adverse Effect.

(c)    RMT Parent has made available to GPC copies of all material environmental reports, assessments (including Phase I or II environmental assessments), claims, demands, notices of violation or other material documents in its possession relating to any non-compliance with Environmental Laws, unresolved Proceedings or Liabilities under Environmental Law, or any hazardous or toxic substances at, on, or under any property currently or formerly owned, operated or used by RMT Parent or its Subsidiaries.

Section 5.20    No Stockholder Rights Plan; No Anti-Takeover Law.

As of the date of this Agreement, there is no stockholder rights plan, “poison pill,” anti-takeover plan or other similar device in effect to which RMT Parent or any of its Subsidiaries is a party or otherwise is bound. The Contemplated Transactions are and, as of the Closing, shall be exempt from any such stockholder rights plan, “poison pill,” anti-takeover plan or other similar device adopted prior to the Closing to which RMT Parent or any of its Subsidiaries is a party or otherwise is bound. No “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested stockholder,” “stockholder protection” or other similar anti-takeover law applicable to RMT Parent or Merger Sub enacted under Applicable Law applies to this Agreement, the Merger or any other Contemplated Transactions.

Section 5.21    Operations of Merger Sub.

Merger Sub was newly formed solely for the purpose of engaging in the transactions contemplated by this Agreement and at no time prior to the Merger Effective Time will Merger Sub have conducted any business activity or other operations of any kind other than those necessary to consummate the Merger as contemplated by this Agreement.

Section 5.22    Opinion of Financial Advisor.

The RMT Parent Board has received a written opinion (or an oral opinion to be confirmed in writing) of Citigroup Global Markets Inc., dated on or about the date of this Agreement, as to the fairness, from a financial point of view and as of the date of the opinion, to RMT Parent of the Aggregate Merger Consideration provided for pursuant to this Agreement.

Section 5.23    Brokers.

Except for Citigroup Global Markets Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of RMT Parent or any of its Subsidiaries. RMT Parent shall be solely responsible for the fees and expenses of Citigroup Global Markets Inc.

Section 5.24    Title.

RMT Parent and its Subsidiaries have, in all material respects, good and valid title to, or valid leases, licenses or rights to use, all assets reflected on the consolidated balance sheet as of December 31, 2017 in the RMT Parent SEC Documents or acquired after such date (other than any assets disposed of since such date in the ordinary course of business consistent with past practice), free and clear of all Liens, other than Permitted Liens (except with respect to the RMT Parent Leased Real Property and RMT Parent Owned Real Property, which are the subject of the representations and warranties set forth in Section 5.14).

Section 5.25    Disclaimer of RMT Parent and Merger Sub.

(a)    EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE V OR IN THE OTHER TRANSACTION DOCUMENTS, NONE OF RMT PARENT, MERGER SUB OR THEIR RESPECTIVE REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE CONTEMPLATED TRANSACTIONS OR ANY OF THEIR BUSINESSES OR THEIR SUBSIDIARIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE V OR IN THE OTHER TRANSACTION DOCUMENTS, RMT PARENT, MERGER SUB AND THEIR RESPECTIVE REPRESENTATIVES HAVE NOT MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR LAWS), (II) THE OPERATION OF THEIR BUSINESSES AFTER THE CLOSING OR (III) THE PROBABLE SUCCESS, PROFITABILITY OR PROSPECTS OF THEIR BUSINESSES AFTER THE CLOSING AND ANY SUCH REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

(b)    EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN THE OTHER TRANSACTION DOCUMENTS, NONE OF RMT PARENT, MERGER SUB, OR THEIR RESPECTIVE REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO GPC, SPINCO OR THEIR RESPECTIVE REPRESENTATIVES OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO GPC, SPINCO, OR THEIR RESPECTIVE REPRESENTATIVES, OR GPC’S, SPINCO’S OR THEIR RESPECTIVE REPRESENTATIVES’ USE OF, ANY INFORMATION RELATING TO THE BUSINESSES OF RMT PARENT AND ITS SUBSIDIARIES, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS, BUSINESS PLANS, OFFERING MATERIALS OR OTHER MATERIAL MADE AVAILABLE TO GPC OR ITS REPRESENTATIVES OR POTENTIAL FINANCING SOURCES, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, “EXPERT SESSIONS,” SITE TOURS OR VISITS, DILIGENCE CALLS OR MEETINGS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF GPC OR ITS REPRESENTATIVES OR IN ANY OTHER FORM IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01    Conduct of Business by GPC Pending the Merger.

(a)    From the date of this Agreement and until the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Section 9.01, except, (i) as set forth in Section 6.01 of the GPC Disclosure Letter, (ii) as contemplated by the Internal Reorganization, the Distribution and the other Contemplated Transactions, (iii) for actions required by Applicable Law and (iv) as RMT Parent otherwise shall consent to in writing (such consent not to be unreasonably withheld, delayed or conditioned), (A) GPC shall, to the extent relating to the SpinCo Business, and shall cause its Subsidiaries to, to the extent relating to the SpinCo Business, use reasonable best efforts to conduct the SpinCo Business in the ordinary course in all material respects and preserve intact in all material respects the business organization and assets of the SpinCo Business, including by using reasonable best efforts to (1) keep available the services of the key SpinCo Business Employees and (2) preserve the goodwill and current relationships of the SpinCo Business with customers, suppliers and other Persons with which the SpinCo Business has business relations and (B) GPC shall not, and shall cause its Subsidiaries not to, in each case to the extent relating to the SpinCo Business, and shall cause the SpinCo Companies not to:

(i)    (A) issue, sell, pledge or dispose of, (B) grant a Lien on or permit a Lien to exist on or (C) authorize the issuance, sale, pledge or disposition of, or granting or placing of a Lien on, any shares of any class of capital stock, or other ownership interests, of any of the SpinCo Companies, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest) of any of the SpinCo Companies;

(ii)    (A) sell, pledge or dispose of, (B) grant a Lien on or permit a Lien to exist on or (C) authorize the sale, pledge or disposition of, or granting or placing of a Lien on, any material assets of the SpinCo Business, except (1) in the ordinary course of business and consistent with past practice, (2) dispositions of obsolete or worn-out assets that are no longer used or useful in the operation or conduct of the SpinCo Business, (3) Liens securing the SpinCo Debt, (4) Liens that are Permitted Liens and (5) Liens securing indebtedness that would not be prohibited by Section 6.01(a)(x);

(iii)    amend or restate the articles or certificate of incorporation or bylaws (or similar organizational documents) of any SpinCo Company, other than to change its name;

(iv)    adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any capital stock of a SpinCo Company;

(v)    (A) acquire or dispose of (including by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof, other than acquisitions and investments involving cash consideration not exceeding $50,000,000 in the aggregate and dispositions not exceeding $15,000,000 in the aggregate or (B) cause or permit any SpinCo Company to make any loans or advances or capital contribution to, or investment in, any Person other than a SpinCo Company;

(vi)    (A) grant any increase in the base salaries, target bonus opportunity, or other benefits payable by GPC or its Affiliates to any of the SpinCo Business Employees, (B) adopt, terminate, accelerate the timing of payments or vesting under, or otherwise materially amend or supplement, any GPC Plan as it relates to any of the SpinCo Business Employees, (C) adopt any collective bargaining agreements or similar labor agreements or arrangements that are applicable to any SpinCo Business Employee or (D) enter into or amend any employment, consulting, change in control, transaction-related bonus, retention, severance or termination agreement with any SpinCo Business Employee except, in the case of clauses (A), (B) and (C) above, (1) as required by Applicable Law, (2) as required by any GPC Plan as in effect on the date hereof, (3) grants of equity or equity-based awards pursuant to GPC’s equity compensation plans as set forth in Section 6.01(a)(vi)(3) of the GPC Disclosure Letter, (4) in the ordinary course of business consistent with the past practices of GPC or its Affiliates (including in the context of new hires or promotions based on job performance or workplace requirements) or (5) to the extent undertaken in connection with the implementation of a program that affects all similarly situated employees of GPC and/or its Affiliates and does not disproportionately increase the compensation and benefits of the SpinCo Business Employees relative to such other similarly situated employees;

(vii)    waive or remove any material restriction applicable to a SpinCo Business Employee under any GPC Plan, other than any waiver that affects all similarly situated employees of GPC and/or its Affiliates and which does not (A) disproportionately increase the compensation and benefits of the SpinCo Business Employees relative to such other similarly situated employees or (B) relate to any material confidentiality obligations or non-compete restrictions applicable to such SpinCo Business Employee;

(viii)    change any method of accounting or accounting practice or policy used by GPC as it relates to the SpinCo Business, other than such changes as are required by GAAP, Applicable Law or a Governmental Authority;

(ix)    other than in the ordinary course of business and consistent with past practice or as required by Applicable Law, (A) make any change (or file any such change) in any method of Tax accounting or any annual Tax accounting period, (B) make, change or rescind any Tax election, (C) settle or compromise any Tax Liability or consent to any claim or assessment relating to Taxes, (D) file any amended Tax Return or claim for refund, (E) enter into any closing agreement relating to Taxes or (F) waive or extend the statute of limitations in respect of Taxes, in each case, to the extent that doing so would reasonably be expected to result in a material incremental cost to SpinCo or RMT Parent or any of the SpinCo Companies;

(x)    incur, guarantee or assume or otherwise become responsible for any indebtedness for borrowed money of a SpinCo Company other than (A) indebtedness solely between or among any of the GPC Entities that will be repaid prior to the Distribution, (B) the SpinCo Debt, (C) indebtedness solely between or among any of the SpinCo Companies, (D) letters of credit or similar arrangements entered into in the ordinary course of business consistent with past practice and (E) guarantees made by any SpinCo Company in respect of the obligations of any other SpinCo Company;

(xi)    commence or settle any Proceeding other than (A) in the ordinary course of business and consistent with past practice and (B) settlements that do not impose any liability or obligation on any SpinCo Company other than monetary obligations that will be satisfied prior to the Closing and/or customary confidentiality obligations;

(xii)    other than in the ordinary course of business and consistent with past practice materially amend (other than an extension), cancel or terminate any SpinCo Material Contract or IP License;

(xiii)    fail to exercise any rights of renewal with respect to any material SpinCo Leased Real Property that by its terms would otherwise expire unless the SpinCo Companies determine in good faith that a renewal would not be in the best interest of the SpinCo Companies;

(xiv)    (A) abandon, disclaim, sell, assign or grant any security interest in, to or under any material SpinCo Intellectual Property, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in any material SpinCo Intellectual Property, (B) grant to any third party any exclusive license, or enter into any covenant not to sue or (C) disclose to any Person any trade secret or confidential information, in the case of (B) and (C) with respect to any material SpinCo Intellectual Property, in each case, except in the ordinary course of business and consistent with past practice;

(xv)    fail to maintain (with insurance companies substantially as financially responsible as their existing insurers) for the SpinCo Business insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with the past practice of the SpinCo Business;

(xvi)    adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of any SpinCo Company;

(xvii)    amend or modify the Internal Reorganization or fail to implement the Internal Reorganization consistent with Attachment I to the Separation Agreement, except in each case as otherwise permitted under the terms of the Separation Agreement;

(xviii)    transfer internally any employee of GPC and its Affiliates in a manner that would affect whether such employee is or is not classified as a SpinCo Business Employee, except to the extent contemplated or required by the Separation Agreement; or

(xix)    enter into any agreement to do any of the foregoing.

(b)    From the date of this Agreement until the Distribution, GPC shall cause each of the SpinCo Companies to (i) prepare and timely file all Tax Returns that it is required to file, (ii) timely pay all Taxes shown to be due and payable on such Tax Returns and (iii) promptly notify RMT Parent of any notice of any material Proceeding or audit in respect of any Tax matters (or any significant developments with respect to ongoing Proceedings or audits in respect of such Tax matters) affecting a SpinCo Company.

Section 6.02    Conduct of Business by RMT Parent Pending the Merger.

(a)    From the date of this Agreement and until the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Section 9.01, except, (i) as set forth in Section 6.02 of the RMT Parent Disclosure Letter, (ii) as contemplated by the Contemplated Transactions, (iii) for actions required by Applicable Law and (iv) as GPC otherwise shall consent to in writing (such consent not to be unreasonably withheld, delayed or conditioned), (A) RMT Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to conduct its and their businesses in the ordinary course in all material respects and preserve intact in all material respects the business organization and assets of their businesses, including by using reasonable best efforts to (1) keep available the services of RMT Parent’s and its Subsidiaries’ key employees and (2) preserve the goodwill and current relationships of RMT Parent and its Subsidiaries with customers, suppliers and other Persons with which they have business relations and (B) RMT Parent shall not, and shall cause its Subsidiaries not to:

(i)    (A) issue, sell, pledge or dispose of, (B) grant a Lien on or permit a Lien to exist on or (C) authorize the issuance, sale, pledge or disposition of, or granting or placing of a Lien on, any shares of any class of capital stock, or other ownership interests, of RMT Parent or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest) of RMT Parent or any of its Subsidiaries, other than, as applicable, (1) any such transaction by a directly or indirectly wholly owned Subsidiary of RMT Parent which remains a directly or indirectly wholly owned Subsidiary of RMT Parent after consummation of such transaction, (2) upon the exercise or settlement of, or as otherwise required by, any RMT Parent Stock Options, RMT Parent RSUs, RMT Parent Restricted Stock or RMT Parent Performance Share Units granted pursuant to the RMT Parent Stock Plans outstanding on the date of this Agreement and in accordance with their terms in effect on the date of this Agreement or thereafter granted in accordance with Section 6.02(a)(vi) or (3) pursuant to the RMT Parent Share Issuance;

(ii)    (A) sell, pledge or dispose of, (B) grant a Lien on or permit a Lien to exist on or (C) authorize the sale, pledge or disposition of, or granting or placing of a Lien on, any material assets of the businesses of RMT Parent and its Subsidiaries, except (1) in the ordinary course of business and consistent with past practice, (2) dispositions of obsolete or worn-out assets that are no longer used or useful in the operation or conduct of the businesses of RMT Parent or its Subsidiaries, (3) Liens that are Permitted Liens and (4) Liens securing indebtedness that would not be prohibited by Section 6.02(a)(ix);

(iii)    amend or restate the articles or certificate of incorporation or bylaws (or similar organizational documents) of RMT Parent or any of its material Subsidiaries (other than immaterial amendments to any such RMT Parent Subsidiary organizational documents);

(iv)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock or property, with respect to any of its capital stock except for (A) the declaration and payment of regular quarterly cash dividends not in excess of $0.14 per share per quarter in respect of RMT Parent Common Stock (adjusted to appropriately reflect the effect of any stock split, reverse stock split, recapitalization or other like change with respect to RMT Parent Common Stock) and (B) dividends or distributions by any directly or indirectly wholly owned Subsidiary of RMT Parent;

(v)    (A) acquire or dispose of (including by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof, other than acquisitions and investments involving cash consideration not exceeding $50,000,000 in the aggregate and dispositions not exceeding $15,000,000 in the aggregate or (B) make any loans or advances or capital contribution to, or investment in, any Person other than RMT Parent or a Subsidiary of RMT Parent;

(vi)    (A) grant any increase in the base salaries, target bonus opportunity, or other benefits payable by RMT Parent or its Subsidiaries to any of its employees, (B) adopt, terminate, accelerate the timing of payments or vesting under, or otherwise materially amend or supplement, any RMT Parent Plans, (C) adopt any collective bargaining agreements or similar labor agreements or arrangements or (D) enter into or amend any employment, consulting, change in control, transaction-related bonus, retention, severance or termination agreement with any RMT Parent Employee except, in the case of clauses (A), (B) and (C) above, (1) as required by Applicable Law, (2) as required by any RMT Parent Plan in effect on the date hereof or pursuant to the terms of any RMT Parent Union Contract, (3) grants of equity or equity-based awards pursuant to RMT Parent’s equity compensation plans as set forth in Section 6.02(a)(vi)(3) of the RMT Parent Disclosure Letter, (4) in the ordinary course of business consistent with the past practices of RMT Parent or its Subsidiaries (including in the context of new hires or promotions based on job performance or workplace requirements) or (5) to the extent undertaken in connection with the implementation of a program that affects all similarly situated employees of RMT Parent and/or its Subsidiaries;

(vii)    change any method of accounting or accounting practice or policy used by RMT Parent as it relates to the businesses of RMT Parent and its Subsidiaries, other than such changes as are required by GAAP, Applicable Law or a Governmental Authority;

(viii)    other than in the ordinary course of business and consistent with past practice or as required by Applicable Law, (A) make any change (or file any such change) in any method of Tax accounting or any annual Tax accounting period, (B) make, change or rescind any Tax election, (C) settle or compromise any Tax Liability or consent to any claim or assessment relating to Taxes, (D) file any amended Tax Return or claim for refund, (E) enter into any closing agreement relating to Taxes or (F) waive or extend the statute of limitations in respect of Taxes, in each case, to the extent that doing so would reasonably be expected to result in a material incremental cost to SpinCo, any GPC Entity, RMT Parent or any of its Subsidiaries;

(ix)    incur, guarantee or assume or otherwise become responsible for any indebtedness for borrowed money other than (A) indebtedness incurred under RMT Parent’s and its Subsidiaries’ current credit facilities and the Existing RMT Financing Documents, (B) indebtedness solely between or among RMT Parent and its Subsidiaries, (C) refinancings, replacements, extensions and renewals of existing indebtedness entered into in the ordinary course of business consistent with past practice, (D) indebtedness incurred in connection with the Contemplated Transactions, (E) indebtedness contemplated by the RMT Financing, (F) letters of credit or similar arrangements entered into in the ordinary course of business consistent with past practice and (G) guarantees made by any RMT Parent Entity in respect of the obligations of any other RMT Parent Entity;

(x)    commence or settle any Proceeding other than (A) in the ordinary course of business and consistent with past practice and (B) settlements that result solely in monetary obligations that will be satisfied prior to the Closing and/or customary confidentiality obligations;

(xi)    other than in the ordinary course of business and consistent with past practice materially amend (other than an extension), cancel or terminate any RMT Parent Material Contract or any RMT Parent License;

(xii)    fail to exercise any rights of renewal with respect to any material RMT Parent Leased Real Property that by its terms would otherwise expire unless RMT Parent (or, if the lessee is a Subsidiary of RMT Parent, such Subsidiary) determines in good faith that a renewal would not be in the best interests of RMT Parent;

(xiii)    (A) abandon, disclaim, sell, assign or grant any security interest in, to or under any material RMT Parent Owned Intellectual Property, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in any material RMT Parent Owned Intellectual Property, (B) grant to any third party any exclusive license, or enter into any covenant not to sue or (C) disclose to any Person any trade secret or confidential information, in the case of (B) and (C) with respect to any material RMT Parent Owned Intellectual Property, except in the ordinary course of business and consistent with past practice;

(xiv)    fail to maintain (with insurance companies substantially as financially responsible as their existing insurers) insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with the past practice of the businesses of RMT Parent and its Subsidiaries; or

(xv)    enter into any agreement to do any of the foregoing.

(b)    From the date of this Agreement until the Merger Effective Time, RMT Parent shall, and shall cause each of its Subsidiaries to, (i) prepare and timely file all Tax Returns that it is required to file, (ii) timely pay all Taxes shown to be due and payable on such Tax Returns and (iii) promptly notify GPC of any notice of any material Proceeding or audit in respect of any Tax matters (or any significant developments with respect to ongoing Proceedings or audits in respect of such Tax matters).

ARTICLE VII

ADDITIONAL COVENANTS AND AGREEMENTS

Section 7.01    Registration Statements; Proxy Statement; Merger Sub and SpinCo Stockholder Approvals.

(a)    Each Party shall use its reasonable best efforts to, within forty-five days following the date hereof, but in no event later than sixty days following the date hereof, to the extent such filings are required by Applicable Law in connection with the transactions contemplated by this Agreement (i) jointly prepare, and RMT Parent shall file with the SEC, a proxy statement relating to the RMT Parent Stockholder Approval (together with all supplements and amendments thereto, the “Proxy Statement”) and a registration statement on Form S-4 to register under the Securities Act the RMT Parent Share Issuance (together with all supplements and amendments, prospectuses or information statements, the “RMT Parent Registration Statement”) (ii) jointly prepare, and SpinCo shall file with the SEC, a registration statement on Form 10 or Form S-1 to register under the Exchange Act or the Securities Act, as the case may be, the SpinCo Common Stock to be distributed in the Distribution (together with all supplements and amendments, prospectuses or information statements thereto and the RMT Parent Registration Statement, the “Registration Statements”).

(b)    Each of GPC, SpinCo, RMT Parent and Merger Sub shall use its reasonable best efforts to have the Registration Statements declared effective under the Exchange Act or the Securities Act, as applicable, as promptly as practicable after such filing, and RMT Parent shall cause the Proxy Statement to be mailed to the holders of RMT Parent Common Stock as promptly as practicable following the date on which the SEC clears (whether orally or in writing) the Proxy Statement and, if required by the SEC as a condition to the mailing of the Proxy Statement, the RMT Parent Registration Statement is declared effective. Each of RMT Parent and GPC shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws or regulations in connection with, in the case of RMT Parent, the RMT Parent Share Issuance and, in the case of GPC, the issuance and distribution of the SpinCo Common Stock in the Distribution. The Parties shall cooperate in preparing and filing with the SEC the Proxy Statement, the Registration Statements and any necessary amendments or supplements thereto. RMT Parent and Merger Sub shall furnish all information concerning RMT Parent and the RMT Parent Entities, and GPC and SpinCo shall furnish all information concerning GPC, the SpinCo Business and the SpinCo Companies as may be reasonably requested by the other Parties in connection with the preparation, filing and distribution of the Proxy Statement, the

Registration Statements and any necessary amendments or supplements thereto. None of the Proxy Statement, the Registration Statements nor any amendment or supplement thereto shall be filed or mailed to stockholders without the written consent of all of the Parties (such consent not to be unreasonably withheld, delayed or conditioned).

(c)    The Proxy Statement shall (i) state that the RMT Parent Board has approved this Agreement and the transactions contemplated hereby, and approved the RMT Parent Share Issuance and (ii) subject to Section 7.03(d), include the RMT Parent Recommendation (except to the extent that RMT Parent effects a Change in the RMT Parent Recommendation in accordance with Section 7.03(d)).

(d)    Except for, but subject to Section 10.07, ordinary course communications filed pursuant to Rule 425 under the Securities Act and as required by Applicable Law or in connection with a Change in the RMT Parent Recommendation, no amendment or supplement to the Proxy Statement, a Registration Statement shall be made without the prior consent of the other Parties (which shall not be unreasonably withheld, delayed or conditioned). RMT Parent and GPC, as applicable, shall advise the other promptly after receiving oral or written notice of (i) the time when a Registration Statement has become effective or any supplement or amendment to the Proxy Statement or a Registration Statement has been filed, (ii) the issuance of any stop order, (iii) the suspension of the qualification for offering or sale in any jurisdiction of the RMT Parent Common Stock issuable in connection with the Merger or the SpinCo Common Stock issuable in connection with the Distribution or (iv) any oral or written request by the SEC for amendment of the Proxy Statement or a Registration Statement or SEC comments thereon or requests by the SEC for additional information. RMT Parent and GPC shall promptly provide each other with copies of any written communication from the SEC and summaries of any oral communications with the SEC with respect to the Proxy Statement or the Registration Statements, shall cooperate to prepare appropriate responses thereto (and will provide each other with copies of any such responses given to the SEC) and shall give reasonable consideration to all reasonable comments suggested by the other Party.

(e)    If, at any time prior to the Merger Effective Time, any event or circumstance shall be discovered by a Party that should be set forth in an amendment or a supplement to a Registration Statement or the Proxy Statement so that any such document would not include any misstatement of a material fact or fail to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall promptly inform the other Parties and the Parties shall cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to stockholders.

(f)    In connection with the filing of the Registration Statements and other SEC filings contemplated hereby, each of GPC and RMT Parent shall use its reasonable best efforts to (i) cooperate with the other to prepare financial statements (including audited, unaudited and pro forma financial statements as required by the SEC and Applicable Law) that comply with the rules and regulations of the SEC to the extent required for SEC filings, including the requirements of Regulation S-X and (ii) provide and make reasonably available upon reasonable notice the senior management employees of GPC or RMT Parent, as the case may be, to discuss the materials prepared and delivered pursuant to this Section 7.01(f).

Section 7.02    RMT Parent Stockholders’ Meeting.

RMT Parent shall establish a record date and take all other lawful action to call, give notice of, convene and hold a meeting of its stockholders (the “RMT Parent Stockholders’ Meeting”) as promptly as practicable following the date on which the SEC clears (whether orally or in writing) the Proxy Statement and, if required by the SEC as a condition to the mailing of the Proxy Statement, the RMT Parent Registration Statement is declared effective, for the purpose of obtaining the RMT Parent Stockholder Approval. RMT Parent agrees that the obligation of RMT Parent to call, give notice of, convene and hold the RMT Parent Stockholders’ Meeting shall not be limited or otherwise affected by (a) the commencement, disclosure, announcement or submission to RMT Parent or its stockholders of any Competing RMT Parent Transaction or (b) any Change in the RMT Parent Recommendation. If the RMT Parent Board has not made a Change in the RMT Parent Recommendation, RMT Parent shall solicit from its stockholders proxies in favor of the RMT Parent Stockholder Approval and shall take all other action reasonably necessary or advisable to secure the RMT Parent Stockholder Approval. RMT Parent agrees that it shall not submit to a vote of the stockholders of RMT Parent any Competing RMT Parent Transaction or Competing RMT Parent Transaction Agreement (in either case, whether or not a Superior Proposal) prior to the vote of RMT Parent’s stockholders to obtain the RMT Parent Stockholder Approval.

Section 7.03    No Solicitation of Transactions.

(a)    RMT Parent agrees that it will not, nor will it permit any of its Subsidiaries to, and that it will instruct and cause its Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to RMT Parent’s stockholders), with respect to any Competing RMT Parent Transaction, (ii) enter into, maintain, continue or otherwise engage or participate in any discussions or negotiations with any Person in furtherance of such inquiries or to obtain a proposal or offer with respect to a Competing RMT Parent Transaction, (iii) agree to, approve, endorse, recommend or consummate any Competing RMT Parent Transaction, (iv) enter into any Competing RMT Parent Transaction Agreement or (v) resolve, propose or agree, or authorize or permit any Representative, to do any of the foregoing. RMT Parent shall, and shall cause its Subsidiaries to, and shall instruct and cause its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Persons (other than GPC and its Affiliates) conducted prior to the execution of this Agreement by RMT Parent or any of its Subsidiaries or Representatives with respect to a Competing RMT Parent Transaction. RMT Parent shall not, and shall cause its Subsidiaries not to, and RMT Parent shall instruct and cause its Representatives not to, release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it or one of its Affiliates is a party in connection with a Competing RMT Parent Transaction. RMT Parent shall, and shall cause its Subsidiaries to, promptly request each Person (other than GPC and its Affiliates) that has heretofore executed a confidentiality agreement with RMT Parent or any of its Subsidiaries in connection with such Person’s consideration of a Competing RMT Parent Transaction (whether by merger, acquisition of stock or assets or otherwise), to return (or if permitted by the applicable confidentiality agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such Person under the terms of the applicable confidentiality agreement and, if requested by GPC, to seek to enforce such Person’s obligation to do so.

(b)    RMT Parent shall promptly (and in any event within twenty-four hours after RMT Parent attains knowledge thereof) notify GPC, orally and in writing, after the receipt by RMT Parent or any of its Representatives of any proposal, inquiry, offer or request (or any amendment thereto) with respect to a Competing RMT Parent Transaction, including any request for discussions or negotiations and any request for information relating to RMT Parent or any of its Affiliates or for access to the business, properties, assets, books or records of RMT Parent or any of its Affiliates. Such notice shall indicate the identity of the Person making such proposal, inquiry, offer or request and a description of such proposal, inquiry, offer or request, including in reasonable detail the terms and conditions (if any) of such proposed Competing RMT Parent Transaction, and RMT Parent shall promptly (and in any event within twenty-four hours after receipt by RMT Parent) provide to GPC copies of any written materials received by RMT Parent in connection with any of the foregoing. RMT Parent agrees that it shall keep GPC reasonably informed of the status and reasonable details of (including discussions with respect thereto or amendments to) any such proposal, inquiry, offer or request. RMT Parent agrees that it shall substantially simultaneously provide to GPC any non-public information concerning RMT Parent that may be made available pursuant to Section 7.03(c) to any other Person in response to any such proposal, inquiry, offer or request (including discussions with respect thereto or any amendment to) unless such information has previously been provided or made available by RMT Parent to GPC.

(c)    Notwithstanding anything to the contrary in this Section 7.03, at any time prior to the receipt of the RMT Parent Stockholder Approval, RMT Parent may furnish information to, and enter into discussions and negotiations with, any Person (or any of such Person’s Representatives) who has made a written, bona fide proposal or offer with respect to a Competing RMT Parent Transaction that did not arise or result from any material breach of Section 7.03(a) if, prior to furnishing such information and entering into such discussions, the RMT Parent Board has (A) determined, in its good faith judgment (after consulting with a financial advisor of nationally recognized reputation and outside legal counsel) that such proposal, offer or request constitutes, or is reasonably likely to lead to, a Superior Proposal, (B) provided written notice to GPC of its intent to furnish information to, enter into discussions with, release or waive the application of such provisions to such Person at least three Business Days prior to taking the first of any such action with respect to any given Person and (C) obtained (to the extent not already obtained) from such Person an Acceptable Confidentiality Agreement (it being understood that an Acceptable Confidentiality Agreement and any related agreements shall not include any provision granting such Person exclusive rights to negotiate with RMT Parent or having the effect of prohibiting RMT Parent from satisfying its obligations under this Agreement) and, promptly upon its execution, delivered to GPC a copy of such Acceptable Confidentiality Agreement.

(d)    Except as set forth in this Section 7.03(d), neither the RMT Parent Board nor any committee thereof shall (i) withdraw, qualify, modify, amend or fail to make, or propose publicly to withdraw, qualify, modify or amend the RMT Parent Recommendation, (ii) make any public statement or take any action inconsistent with the RMT Parent Recommendation or (iii) approve or adopt, or recommend the approval or adoption of, or publicly propose to approve or adopt, any Competing RMT Parent Transaction (any of the actions described in (i), (ii) or (iii), a “Change in the RMT Parent Recommendation”). Notwithstanding the foregoing:

(i)    the RMT Parent Board may make a Change in the RMT Parent Recommendation if (A) other than in connection with or as a result of the making of a Competing RMT Parent Transaction, a material development or change in circumstances that was not known or, with respect to developments or changes in circumstances relating to RMT Parent and its Subsidiaries, reasonably foreseeable to the RMT Parent Board on the date of this Agreement and occurs or arises after the date of this Agreement, which material development or change in circumstances becomes known to the RMT Parent Board prior to the RMT Parent Stockholders’ Meeting (such material development or change in circumstances being referred to as an “Intervening Event”) (it being understood that in no event shall the following constitute an Intervening Event (i) the receipt, existence or terms of a Competing RMT Parent Transaction or (ii) any event, circumstance, change in or effect on the SpinCo Business that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, assets, results of operations or the financial condition of the SpinCo Business, taken as a whole, unless such events, circumstances, changes or effects have had or would reasonably be expected to have a SpinCo Material Adverse Effect), (B) the RMT Parent Board determines in its good faith judgment, after consulting with its outside legal counsel, that an Intervening Event has occurred and a failure to make a Change in the RMT Parent Recommendation would be inconsistent with the RMT Parent Board’s fiduciary duties to RMT Parent or its stockholders under Applicable Law, (C) the RMT Parent Board does not effect, or cause RMT Parent to effect, a Change in the RMT Parent Recommendation at any time within three Business Days, or such shorter period in the event that the RMT Parent Stockholders’ Meeting is scheduled to occur in less than three Business Days, after GPC receives written notice from RMT Parent that the RMT Parent Board has determined that an Intervening Event requires the RMT Parent Board to effect, or cause RMT Parent to effect, a Change in the RMT Parent Recommendation and describing in reasonable detail the circumstances underlying such determination (provided, a new notice shall be required with respect to any material change in circumstances and a new notice period of three Business Days shall begin) and (D) during such applicable period RMT Parent engages in good faith negotiations with GPC (to the extent that GPC desires to negotiate) to amend this Agreement in such a manner that obviates the need for the RMT Parent Board to effect, or cause RMT Parent to effect, a Change in the RMT Parent Recommendation; or

(ii)    if at any time prior to the receipt of the RMT Parent Stockholder Approval and in response to the receipt of an offer or proposal with respect to a Competing RMT Parent Transaction that did not arise or result from any material breach of Section 7.03(a), the RMT Parent Board determines in its good faith judgment (after consulting with a financial advisor of nationally recognized reputation and outside legal counsel), that such offer or proposal constitutes a Superior Proposal and determines in its good faith judgment, after consulting with its outside legal counsel, that a failure to make a Change in the RMT Parent Recommendation with respect to such Superior Proposal would be inconsistent with the RMT Parent Board’s fiduciary duties to RMT Parent or its stockholders under Applicable Law, then the RMT Parent Board may, with respect to such Superior Proposal (x) make a Change in the RMT Parent Recommendation or (y) cause RMT Parent to terminate this Agreement pursuant to Section 9.01(g) in order to enter into a definitive agreement providing for such Superior Proposal if, in each case:

        (1)    RMT Parent has provided written notice to GPC (a “Notice of Superior Proposal”) advising GPC that the RMT Parent Board has received a Superior Proposal promptly after the RMT Parent Board determines it has received a Superior Proposal, stating that the RMT Parent Board intends to make a Change in the RMT Parent Recommendation or terminate this Agreement pursuant to Section 9.01(g) and describing in reasonable detail the terms and conditions of such Superior Proposal; and

        (2)    GPC does not, within three Business Days of receipt of the Notice of Superior Proposal (the “Notice Period”), make a written offer or proposal to revise the terms of this Agreement (any such offer, a “Revised Transaction Proposal”) in a manner that the RMT Parent Board determines in its good faith judgment, after consulting with a financial advisor of nationally recognized reputation and outside legal counsel, to be at least as favorable to RMT Parent’s stockholders as such Superior Proposal; provided, however, that, during the Notice Period, RMT Parent shall negotiate in good faith with GPC (to the extent GPC desires to negotiate) regarding any Revised Transaction Proposal; provided, further, that any amendment to the terms of such Superior Proposal during the Notice Period shall require a new written notice of the material terms of such amended Superior Proposal from RMT Parent and an additional three Business Day Notice Period, including with respect to RMT Parent’s obligations to negotiate in good faith with GPC.

(e)    Nothing contained in this Agreement shall prohibit RMT Parent or the RMT Parent Board from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (ii) making any disclosure to its stockholders if the RMT Parent Board determines in its good faith judgment, after consulting with its outside legal counsel, that a failure to make such disclosure would be inconsistent with the RMT Parent Board’s fiduciary duties to RMT Parent or its stockholders under Applicable Law; provided, however, that (1) in no event shall this Section 7.03(e) affect the obligations specified in Section 7.03(d) and (2) any such disclosure (other than issuance by RMT Parent of a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) that addresses or relates to the approval, recommendation or declaration of advisability by the RMT Parent Board with respect to this Agreement or an Alternative Proposal shall be deemed to be a Change in the RMT Parent Recommendation unless the RMT Parent Board in connection with such communication publicly states that its recommendation with respect to this Agreement has not changed or refers to the prior recommendation of the RMT Parent Board, without disclosing any Change in the RMT Parent Recommendation.

(f)    GPC agrees that it will not, nor will it permit any of its Subsidiaries to, and that it will instruct and cause its Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to GPC’s stockholders), with respect to any Competing SpinCo

Transaction, (ii) enter into, maintain, continue or otherwise engage or participate in any discussions or negotiations with any Person in furtherance of inquiries or to obtain a proposal or offer with respect to a Competing SpinCo Transaction, (iii) agree to, approve, endorse, recommend or consummate any Competing SpinCo Transaction, (iv) enter into any Competing SpinCo Transaction Agreement or (v) resolve, propose or agree or authorize any Representative, to do any of the foregoing. GPC shall, and shall cause its Subsidiaries to, and shall instruct and cause its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Persons (other than RMT Parent and its Affiliates) conducted prior to the execution of this Agreement by GPC or any of its Representatives with respect to a Competing SpinCo Transaction. GPC shall not, and shall cause its Subsidiaries not to, and GPC shall instruct and cause its Representatives not to, release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it or one of its Affiliates is a party in connection with a Competing SpinCo Transaction. GPC shall, and shall cause it Subsidiaries to, promptly request each Person (other than RMT Parent and its Affiliates) that has heretofore executed a confidentiality agreement with GPC or any of its Subsidiaries in connection with such Person’s consideration of a Competing SpinCo Transaction (whether by merger, acquisition of stock or assets or otherwise), to return (or if permitted by the applicable confidentiality agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such Person under the terms of the applicable confidentiality agreement and, if requested by RMT Parent, to seek to enforce such Person’s obligation to do so. GPC shall promptly (and in any event within twenty-four hours after GPC attains knowledge thereof) notify RMT Parent after the receipt by GPC or any of its Representatives of any proposal, inquiry, offer or request (or any amendment thereto) with respect to a Competing SpinCo Transaction, including any request for discussions or negotiations and any request for information relating to GPC or any of its Affiliates with respect to the SpinCo Business, or for access to the business, properties, assets, books or records of GPC or any of its Affiliates with respect to the SpinCo Business. The receipt by GPC of a proposal in respect of a Competing SpinCo Transaction shall not in any way or manner alter, hinder or delay GPC or SpinCo from satisfying its obligations under this Agreement.

Section 7.04    Access to Information.

(a)    From the date of this Agreement until the Closing, upon reasonable notice, GPC shall use its reasonable best efforts to (i) afford RMT Parent and its authorized Representatives reasonable access to the offices, properties and books and records of the SpinCo Business and (ii) furnish to the authorized Representatives of RMT Parent such additional available information regarding the SpinCo Business (or copies thereof), as RMT Parent may from time to time reasonably request; provided, that (x) any such access or furnishing of information shall be conducted at RMT Parent’s expense, during normal business hours, under the supervision of GPC’s personnel and in such a manner as not to unreasonably interfere with the normal operations of the SpinCo Business, (y) all requests for access pursuant to this Section 7.04(a) shall be made in writing and shall be directed to and coordinated with a person or persons designated by GPC in writing and (z) RMT Parent shall not, and shall cause its Representatives not to, contact any of the employees, customers, distributors or suppliers of any GPC Entity, other than any such customers, distributors or suppliers that are also customers, distributors or suppliers of RMT Parent or any of its Subsidiaries, in connection with the Contemplated Transactions, whether in person or by telephone, mail, or other means of communication, without the specific prior written authorization of GPC. Notwithstanding anything to the contrary in this Agreement, GPC shall not be required to provide any access or disclose any information to RMT Parent or its Representatives if such disclosure could reasonably be expected to (A) jeopardize, or result in a loss or waiver of, any attorney-client or other legal privilege, (B) contravene any Applicable Law, fiduciary or other duty or any agreement or (C) result in the loss of protection of any proprietary information or trade secrets of any GPC Entity; provided that GPC shall give notice to RMT Parent of the fact that it is withholding such access or information pursuant to clauses (A), (B) or (C) of this Section 7.04(a) and thereafter RMT Parent and GPC shall use their respective commercially reasonable efforts to cause such access or information, as applicable, to be provided, or made available, in a manner that would not reasonably be expected to jeopardize such privilege, contravene such Applicable Law, fiduciary or other duty or agreement, or result in any loss of such protection of proprietary information. Notwithstanding anything to the contrary in this Agreement, neither RMT Parent nor any of its Representatives shall be allowed to sample or analyze any soil or groundwater or other environmental media, or any building material, without the prior written consent of GPC, which consent may be withheld in the sole discretion of GPC.

(b)    From the date of this Agreement until the Closing, upon reasonable notice, RMT Parent shall use its reasonable best efforts to (i) afford GPC and its authorized Representatives reasonable access to the offices, properties and books and records of RMT Parent and its Subsidiaries and (ii) furnish to the authorized Representatives of GPC such additional available information regarding RMT Parent and its Subsidiaries (or copies thereof), as GPC may from time to time reasonably request; provided, that (x) any such access or furnishing of information shall be conducted at GPC’s expense, during normal business hours, under the supervision of the personnel of RMT Parent or its Subsidiaries and in such a manner as not to unreasonably interfere with the normal operations of RMT Parent and its Subsidiaries, (y) all requests for access pursuant to this Section 7.04(b) shall be made in writing and shall be directed to and coordinated with a person or persons designated by RMT Parent in writing and (z) GPC shall not, and shall cause its Representatives not to, contact any of the employees, customers, distributors or suppliers of any RMT Parent Entity, other than any such customers, distributors or suppliers that are also customers, distributors or suppliers of the SpinCo Business, in connection with the Contemplated Transactions, whether in person or by telephone, mail, or other means of communication, without the specific prior written authorization of RMT Parent. Notwithstanding anything to the contrary in this Agreement, RMT Parent shall not be required to provide any access or disclose any information to GPC or its Representatives if such disclosure could reasonably be expected to (A) jeopardize, or result in a loss or waiver of, any attorney-client or other legal privilege, (B) contravene any Applicable Law, fiduciary or other duty or any agreement or (C) result in the loss of protection of any proprietary information or trade secrets of any RMT Parent Entity; provided that the RMT Parent shall give notice to GPC of the fact that it is withholding such access or information pursuant to clauses (A), (B) or (C) of this Section 7.04(b) and thereafter GPC and RMT Parent shall use their respective commercially reasonable efforts to cause such access or information, as applicable, to be provided, or made available, in a manner that would not reasonably be expected to jeopardize such privilege, contravene such Applicable Law, fiduciary or other duty or agreement, or result in any loss of such protection of proprietary information. Notwithstanding anything to the contrary in this Agreement, neither GPC nor any of its Representatives shall be allowed to sample or analyze any soil or groundwater or other environmental media, or any building material, without the prior written consent of RMT Parent, which consent may be withheld in the sole discretion of RMT Parent.

(c)    The Parties shall cooperate in good faith to prepare and implement a joint communication plan for communications with their respective customers, distributors and suppliers in connection with the Contemplated Transactions. Each Party shall reasonably and in good faith cooperate with the other Parties to appropriately address any identified non-compliance with such joint communication plan.

Section 7.05    Directors’ and Officers’ Indemnification.

(a)    The bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the bylaws of SpinCo, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Merger Effective Time in any manner that could reasonably be expected to affect adversely the rights thereunder of individuals who, at or prior to the Merger Effective Time, were directors, officers, employees or agents of SpinCo, unless such modification shall be required by Applicable Law.

(b)    In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, or at RMT Parent’s option, RMT Parent, shall assume the obligations set forth in this Section 7.05.

(c)    At or prior to the Closing, SpinCo shall obtain a prepaid directors’ and officers’ liability insurance policy or policies (i.e., a “tail” policy), which policy or policies shall cover those directors and officers of the SPR Entities who are currently covered by any GPC Entity’s directors’ and officers’ liability insurance policy or policies on terms with respect to coverage and amount that are no less favorable than those of such policy or policies for an aggregate period of not less than six years from the Closing Date with respect to claims arising from facts or events that occurred at or before the Closing, including with respect to the transactions contemplated by this Agreement.

Section 7.06    Regulatory and Other Authorizations; Notices and Consents.

(a)    Each Party shall, and shall cause its Affiliates to, use reasonable best efforts to (i) promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Transaction Documents, (ii) cooperate fully with the other Parties in promptly seeking to obtain all such authorizations, consents, orders and approvals and (iii) provide such other information to any Governmental Authority as such Governmental Authority may reasonably request in connection herewith. Each Party agrees to, and shall cause its respective Affiliates to, make promptly its respective filing, if necessary, pursuant to the HSR Act or any other Antitrust Laws under which filing is required or under which the Parties reasonably mutually determine that filing is advisable with respect to the Contemplated Transactions and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Laws. The Parties shall determine the jurisdictions in which filings will be made under the Antitrust Laws within ten Business Days of the date of this Agreement. The applicable Party (or its Affiliate) making any notice or filing with any Governmental Authority as required by this Section 7.06 shall pay all applicable filing or notice fees required in connection therewith; provided that RMT Parent or GPC, as applicable, shall reimburse the other for its portion of all such filing fees such that RMT Parent and GPC shall bear the cost of such fees evenly.

(b)    Without limiting the generality of the undertakings of the Parties pursuant to Section 7.06(a), and notwithstanding anything in this Agreement to the contrary, each Party shall, and shall cause each of its Affiliates to, use reasonable best efforts to avoid or eliminate each and every impediment under the HSR Act or any other Antitrust Laws that may be asserted by any Governmental Authority or any other Person so as to enable the Parties to close the Contemplated Transactions as promptly as practicable, and in any event prior to the Termination Date; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall be construed to require GPC, RMT Parent or any of their respective Affiliates to (x) propose, negotiate, commit to and effect, by consent decree, hold separate orders or otherwise, the sale, divestiture or disposition of any assets, properties or businesses or (y) undertake any efforts or to take any action if the taking of such efforts or action is or would reasonably be expected to result, individually or in the aggregate, in a material and adverse effect on the assets, Liabilities, business, results of operations or condition (financial or otherwise) of (A) SpinCo and the SpinCo Companies, taken as a whole, or of (B) RMT Parent and its Subsidiaries, taken as a whole (each of such actions, a “Burdensome Condition”); and neither GPC, nor SpinCo, nor any of their Subsidiaries shall take any action that has the effect of, or agree with any Governmental Authority to, any Burdensome Condition without the prior written consent of RMT Parent. In addition, each Party shall, and shall cause its Affiliates to, use its reasonable best efforts to defend through litigation on the merits any Proceeding by any Governmental Authority or any other Person to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing prior to the Termination Date; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall be construed to require GPC, RMT Parent or any of their respective Affiliates to continue litigation beyond the Termination Date or other termination of this Agreement in accordance with Article IX.

(c)    Each Party shall promptly notify the other Parties of any communication it or any of its Representatives receives from any Governmental Authority relating to the ability to consummate the Contemplated Transactions and permit the other Parties to review in advance any proposed communication by such Party to any Governmental Authority. The Party providing communications for review under the foregoing sentence shall consider, in good faith, the suggestions made by the other Parties. None of the Parties shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation (including any settlement of an investigation), litigation or other inquiry relating to the Contemplated Transactions unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate in such meeting. Each Party shall, and shall cause its Representatives to, coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act and any other Antitrust Law. Each Party shall, and shall cause its Representatives to, provide each other with copies of all correspondence, filings or communications between them or any of their respective Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Contemplated Transactions; provided, however, that materials may be redacted (i) as necessary to comply with contractual arrangements or Applicable Law and (ii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns; provided, further, that a Party may designate information that it views to be commercially sensitive or competitively sensitive to be viewed only by outside antitrust counsel for the other Parties, and such designation shall be honored by the Parties receiving that information. This Section 7.06(c) shall not apply with respect to the Internal Reorganization.

(d)    Each Party agrees that it shall not, and shall cause its Affiliates not to, enter into any transaction, or any agreement to effect any transaction (including any merger, acquisition or other business combination) that could reasonably be expected to make it more difficult, or to increase the time required, to (i) obtain the expiration or termination of the waiting period under the HSR Act or any other Antitrust Law, or under any other Applicable Law, in respect of the Contemplated Transactions, (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that could reasonably be expected to materially delay or prevent the consummation of the Contemplated Transactions or (iii) obtain all authorizations, consents, orders and approvals of Governmental Authorities necessary or reasonably mutually determined as advisable for the consummation of the Contemplated Transactions.

Section 7.07    Financing.

(a)    Subject to the terms and conditions of this Section 7.07, RMT Parent shall, and shall cause its Affiliates to, use reasonable best efforts to (i) cause the conditions and comply with the obligations that are set forth in the RMT Commitment Letter applicable to, and within the control of or that require the cooperation of, RMT Parent to be fulfilled (or waived, if deemed advisable by RMT Parent) in a timely fashion in accordance with its terms, (ii) maintain the RMT Commitment Letter in effect until the earlier of the initial funding of the RMT Financing or the date that the RMT Financing Agreements (as defined below) become effective, (iii) negotiate definitive agreements with respect thereto, on the terms and conditions contained therein (including the “market flex” provisions) or on such other terms that would not be prohibited by clauses (i) through (iv) of Section 7.07(d) (the “RMT Financing Agreements”) and (iv) if all conditions precedent under the RMT Commitment Letter or the RMT Financing Agreements have been satisfied, on the Closing Date, cause the RMT Lenders to fund the RMT Financing and RMT Borrower to consummate the RMT Financing Transactions if all conditions to Closing contained in Article VIII are, or on the Closing Date can reasonably be expected to be, satisfied or waived (by the applicable party that is the beneficiary of such condition). In the event any funds in the amounts set forth in the RMT Commitment Letter or the RMT Financing Agreements, or any portion thereof, become unavailable on the terms and conditions (including any applicable “flex” terms) contemplated in the RMT Commitment Letter or the RMT

Financing Agreements, RMT Parent shall, and shall cause its Affiliates to use reasonable best efforts, subject to Section 7.07(d), to obtain promptly any such portion from alternative sources, including on terms materially no less favorable, in the aggregate, to RMT Parent than those set forth in the RMT Commitment Letter (in each case as determined in the reasonable discretion of RMT Parent), in an amount sufficient, when added to the portion of the RMT Financing that is available, to finance the RMT Financing Transactions (the “RMT Alternative Financing”) and provide promptly to GPC a copy of any new financing commitment letter and any associated fee letters (solely in the case of any administrative agent fee letter, redacted in a customary manner solely with respect to the fees payable and economic terms (other than covenants) that are confidential, none of which redacted provisions would reduce the aggregate principal amount of such RMT Alternative Financing, impose additional conditions with respect thereto, or otherwise affect the enforceability or availability of such RMT Alternative Financing) (collectively, the “Alternative RMT Commitment Letter”); provided that the terms of any such RMT Alternative Financing must be consistent with the Intended Tax Treatment, as reasonably determined by GPC. In the event any RMT Alternative Financing is obtained, notwithstanding anything herein to the contrary, any reference in this Agreement to “RMT Financing” shall include “RMT Alternative Financing,” any reference to “RMT Commitment Letter” shall include the “Alternative RMT Commitment Letter,” any reference to “RMT Lenders” shall include the financial institutions providing such RMT Alternative Financing, and any reference to “RMT Financing Agreements” shall include any definitive agreements with respect to the Alternative RMT Commitment Letter, and all obligations of RMT Parent pursuant to this Section 7.07 shall be applicable thereto to the same extent as RMT Parent’s obligations with respect to the RMT Financing. For the avoidance of doubt, if the Marketing Period has ended, the RMT Financing is available, and all conditions to the Closing set forth in Article VIII have been satisfied or waived or will be satisfied or waived at the Closing, RMT Parent shall take all actions within its control reasonably necessary to allow RMT Borrower to incur the indebtedness provided under the RMT Financing to consummate the RMT Financing Transactions.

(b)    Subject to the terms and conditions of this Section 7.07, GPC and SpinCo shall, and shall cause their respective Affiliates to, use reasonable best efforts to (i) cause the conditions and comply with the obligations that are set forth in the SpinCo Commitment Letter applicable to, and within the control of or that require the cooperation of, GPC or SpinCo to be fulfilled (or waived, if deemed advisable by GPC or SpinCo) in a timely fashion in accordance with its terms, (ii) maintain the SpinCo Commitment Letter in effect until the earlier of the initial funding of the SpinCo Financing or the date that the SpinCo Financing Agreements (as defined below) become effective, (iii) negotiate definitive agreements with respect thereto, on terms and conditions acceptable to RMT Parent and contained therein (including the “market flex” provisions) or on such other terms acceptable to RMT Parent that would not be prohibited by Section 7.07(e) (the “SpinCo Financing Agreements” and, together with the RMT Financing Agreements, the “Financing Agreements”) and (iv) if all conditions precedent under the SpinCo Commitment Letter or the SpinCo Financing Agreements have been satisfied, cause the SpinCo Lenders to fund the SpinCo Financing prior to or substantially contemporaneously with the Distribution and to consummate the SpinCo Financing Transactions if all conditions to Closing contained in Article VIII are, or, on the Closing Date can reasonably be expected to be, satisfied or waived (by the applicable party that is the beneficiary of such condition). In the event any funds in the amounts set forth in the SpinCo Commitment Letter or the SpinCo Financing Agreements, or any portion thereof, become unavailable on the terms and conditions (including any applicable “flex” terms) contemplated in the SpinCo Commitment Letter or the SpinCo Financing Agreements, GPC and SpinCo shall, and shall cause their respective Affiliates to, in consultation with RMT Parent, use reasonable best efforts to cause SpinCo to obtain promptly any such portion from alternative sources, on terms acceptable to RMT Parent, in an amount sufficient, when added to the portion of the SpinCo Financing that is available, to finance the SpinCo Financing Transactions (the “SpinCo Alternative Financing” and, together with any RMT Alternative Financing, the “Alternative Financings” and each, an “Alternative Financing”) and provide promptly to RMT Parent a copy of any new financing commitment letter and any associated fee letters (the “Alternative SpinCo Commitment Letter”); provided that the terms of any such SpinCo Alternative Financing must be consistent with the Intended Tax Treatment, as reasonably determined by GPC. In the event SpinCo Alternative Financing is obtained, any reference in this Agreement to “SpinCo Financing” shall include “SpinCo Alternative Financing,” any reference to “SpinCo Commitment Letter” shall include the “Alternative SpinCo Commitment Letter,” any reference to “SpinCo Lenders” shall include the financial institutions providing such Alternative Financing, and any reference to “SpinCo Financing Agreements” shall include any definitive agreements with respect to the Alternative SpinCo Commitment Letter, and all obligations of GPC and SpinCo pursuant to this Section 7.07 shall be applicable thereto to the same extent as GPC’s and SpinCo’s obligations with respect to the SpinCo Financing. For the avoidance of doubt, if the SpinCo Financing is available and all conditions to the Closing set forth in Article VIII have been satisfied or waived or will be satisfied or waived at the Closing, SpinCo shall, and GPC shall cause SpinCo to, take all actions within its control reasonably necessary to cause SpinCo to incur the indebtedness provided under the SpinCo Commitment Letter or the SpinCo Financing Agreements to consummate the SpinCo Financing Transactions, including by executing and delivering to the SpinCo Lenders the SpinCo Financing Agreements and related certificates, instruments and documents contemplated thereby, which, in each case, shall be in form and substance satisfactory to RMT Parent.

(c)    RMT Parent and GPC shall each give the other prompt written notice (i) of any material breach (or threatened material breach) or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or default) by any party to the Commitment Letters or the Financing Agreements, (ii) of the receipt of any written notice of any actual or threatened withdrawal, repudiation or termination of either Financing by any of the Lenders, (iii) of the receipt of any written notice of any material dispute or disagreement between or among any of the parties to the Commitment Letters or the Financing Agreements, (iv) of any amendment or modification of, or waiver under, the Commitment Letters or the Financing Agreements to which such Person (or its Affiliate) is a party or (v) if for any reason either believes in good faith that it or its Affiliates will not be able to timely obtain all or any portion of the RMT Financing or SpinCo Financing, as applicable, on the terms and conditions and in the manner or from the sources (including the RMT Alternative Financing and the SpinCo Alternative Financing, where applicable) contemplated by the RMT Commitment Letter or the SpinCo Commitment Letter, as applicable, or the RMT Financing Agreements or the SpinCo Financing Agreements, as applicable. RMT Parent and GPC shall keep one another informed upon reasonable request and in reasonable detail, as soon as reasonably practicable (but in any event within three Business Days upon receipt of such reasonable request) of the status of their (or their Affiliate’s) efforts to arrange the RMT Financing and the SpinCo Financing, as applicable.

(d)    Notwithstanding anything to the contrary set forth herein, RMT Parent may amend, modify, replace, waive or change any provision in the RMT Commitment Letter or any of the RMT Financing Agreements; provided that any such amendment, modification, replacement, waiver or change must be consistent with the Intended Tax Treatment, as reasonably determined by GPC; provided, further, that RMT Parent shall not permit or agree to any such amendment, modification, replacement, waiver or change to be made to the RMT Commitment Letter or any of the RMT Financing Agreements without obtaining the prior written consent of GPC, that would (i) change, amend, expand or modify the conditions precedent set forth therein, or impose new or additional conditions, in each case in any manner that would reasonably be expected to prevent or materially delay the consummation of the RMT Financing, (ii) reduce the aggregate cash amount of the RMT Financing such that the aggregate funds that would be available to RMT Parent upon the closing of the RMT Financing would not be sufficient to fund the RMT Financing Transactions, (iii) decrease the aggregate cash amount of the RMT Financing as set forth in the RMT Commitment Letter or the RMT Financing Agreements such that such aggregate amount is less than the aggregate cash amount to be funded upon the closing thereof as set forth in the RMT Commitment Letter as of the date hereof or (iv) amend or modify any other term or provision in a manner that would reasonably be expected to prevent, materially delay or materially impair the ability of RMT Parent and Merger Sub to consummate the transactions contemplated by this Agreement or adversely impact, in any material respect, the ability of RMT Parent to enforce its rights against the other parties to the RMT Commitment Letter or any of the RMT Financing Agreements. Notwithstanding anything to the contrary set forth herein, RMT Parent may modify, supplement, or amend the RMT Commitment Letter or any of the RMT Financing Agreements, (x) to add lead arrangers, bookrunners, syndication agents, documentation agents, lenders or similar entities that have not executed the RMT Commitment Letter as of the date hereof and (y) to implement or exercise any market flex provisions provided in, the RMT Commitment Letter as in effect as of the date hereof or, subject to Section 7.07(a), as in effect as of the date that an Alternative RMT Commitment Letter becomes effective. In such event, the term “RMT Commitment Letter” as used herein shall be deemed to include the new or amended commitment letters (including all exhibits, schedules, and attachments thereto) and fee letters entered into in accordance with this Section 7.07(d), the term “RMT Financing” as used herein shall be deemed to include any substitute financing obtained in accordance with this Section 7.07(d), and the term “RMT Financing Agreements” shall be deemed to include the new or amended definitive agreements with respect to the RMT Financing entered into in accordance with this Section 7.07(d); provided, however, that in the event any portion of the RMT Financing becomes unavailable on the terms and conditions contemplated in the RMT Commitment Letter or the RMT Financing Agreements, the second sentence of Section 7.07(a), and not this Section 7.07(d), shall govern with respect to the terms of any replacement financing to be obtained after any portion of the RMT Financing becomes unavailable as described therein. Promptly after the effectiveness thereof, RMT Parent shall deliver to GPC true and correct copies of all amendments, modifications, replacements, waivers and changes to the RMT Commitment Letter and, after the effective date thereof, the RMT Financing Agreements.

(e)    Notwithstanding anything to the contrary set forth herein, SpinCo shall not, and shall not permit or cause its Affiliates to, amend, modify, supplement, replace, waive or change any provision in the SpinCo Commitment Letter or any of the SpinCo Financing Agreements without the prior written consent of RMT Parent; provided that SpinCo or its

Affiliates may modify, supplement or amend the SpinCo Commitment Letter or any of the SpinCo Financing Agreements to implement any market flex exercised by the SpinCo Lenders in accordance with the SpinCo Commitment Letter as of the date hereof or, subject to Section 7.07(b), as in effect as of the date that an Alternative SpinCo Commitment Letter becomes effective. If RMT Parent so consents or such market flex is exercised, the term “SpinCo Commitment Letter” as used herein shall be deemed to include the new or amended commitment letters (including all exhibits, schedules, and attachments thereto) and fee letters entered into in accordance with this Section 7.07(e), the term “SpinCo Financing” as used herein shall be deemed to include any substitute financing obtained in accordance with this Section 7.07(e), and the term “SpinCo Financing Agreements” shall be deemed to include the new or amended definitive agreements with respect to the SpinCo Financing entered into in accordance with this Section 7.07(e); provided, however, that in the event any portion of the SpinCo Financing becomes unavailable on the terms and conditions contemplated in the SpinCo Commitment Letter or the SpinCo Financing Agreements, the second sentence of Section 7.07(b), and not this Section 7.07(e), shall govern with respect to the terms of any replacement financing to be obtained after any portion of the SpinCo Financing becomes unavailable as described therein. Promptly after the effectiveness thereof, SpinCo shall deliver to RMT Parent true and correct copies of all amendments, modifications, replacements, waivers and changes to the SpinCo Commitment Letter and, after the effective date thereof, the SpinCo Financing Agreements.

(f)    Prior to the earlier of the closing of the Financings and the date that this Agreement is terminated in accordance with its terms, GPC and SpinCo shall provide or shall cause their respective Affiliates to provide, and shall use its reasonable best efforts to cause their respective Representatives (and use reasonable best efforts to cause external auditors) to provide, all reasonable cooperation in connection with arranging, obtaining and syndicating the Financings, as may be reasonably requested by RMT Parent, and that is customary in connection with efforts to obtain financing of the type of the Financings, including, as applicable, (i) participating in a reasonable number of meetings, drafting sessions, rating agency and roadshow presentations and due diligence sessions upon reasonable notice and at such times and places as are mutually agreed between RMT Parent and SpinCo, including direct contact between such senior management of GPC, SpinCo, the Lenders and potential lenders in any of the Financings, (ii) furnishing RMT Parent and the Lenders with (A) such information regarding the SpinCo Business as is customary in connection with the Financings and (B) (x) with respect to the SpinCo Business, financial information of the SpinCo Business necessary for RMT Parent to prepare a pro forma consolidated balance sheet and related pro forma consolidated statement of operations as of and for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 60 days before the closing of each Financing, prepared after giving effect to the transactions contemplated by this Agreement, the Separation Agreement and the Financing Agreements, with respect the pro forma balance sheet, as of such date, or with respect to the pro forma statement of operations, as if such transactions had occurred on the first day of the most recently completed fiscal year, (y) such other information as reasonably may be requested by RMT Parent to the extent such information is customarily delivered by a borrower or a guarantor for the preparation of a customary confidential information memoranda and other marketing materials customarily used for the syndication of financings of the type contemplated by the Financings, and (z) the financial information required by clauses (h) and (i) of Exhibit C of the RMT Commitment Letter and clauses (g) and (h) of Exhibit C of the SpinCo Commitment Letter (collectively, the “Required Financial Information”)

and such other customary financial information as reasonably may be requested by RMT Parent to consummate the Financings, (iii) providing reasonable cooperation to RMT Parent and the financing sources in the marketing and syndication of the Financings, and in the preparation of, as applicable, materials for rating agency presentations, road show materials, bank information memoranda, lender and investor presentations, private placement memoranda, credit agreements, joinders, guarantees, pledge and security documents (including delivery of possessory collateral) and the other Financing Agreements, bank syndication materials and similar documents required in connection with the Financings, (iv) taking customary corporate actions that are necessary to authorize and cause to occur the consummation of the Financings, (v) providing customary authorization and management representation letters representing that the information provided by GPC, SpinCo, or any of their Affiliates or Representatives for inclusion in any confidential information memorandum or lender presentation does not include material non-public information about GPC, SpinCo, and their respective Subsidiaries, and designating the information provided by such Persons for presentation to the Lenders as suitable to be made available to lenders who do not wish to receive material non-public information, (vi) requesting their independent accountants to provide cooperation with the Financings, including requesting their participation in accounting due diligence sessions and agreeing that RMT Parent may use their audit reports relating to SpinCo and using reasonable best efforts to assist the Lenders in obtaining auditor comfort letters (including negative assurance) and legal opinions from counsel to SpinCo, (vii) furnishing to RMT Parent and the Lenders such information as may be necessary so that the Required Financial Information is complete and correct in all material respects and does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such statements are made, not materially misleading, (viii) facilitating the pledging of collateral for, and the inclusion of collateral in any borrowing base under, any Financing, including, upon reasonable advance written notice at mutually agreeable times and, if applicable, locations, taking commercially reasonable actions necessary to permit the Lenders to conduct field examinations and appraisals of SpinCo’s and SpinCo’s Subsidiaries’ personal property and, if applicable, real property, that would constitute part of the collateral securing the obligations under the Financing Agreements or is otherwise being reasonably considered for inclusion in one or more borrowing bases under the Financing Agreements, (ix) with respect to SpinCo and SpinCo’s Subsidiaries, obtaining, to the extent required, customary payoff letters, guarantee and lien releases, and instruments of termination or discharge, which releases, terminations and discharges shall be effective on the date that the respective Financings are consummated, (x) using commercially reasonable efforts to permit the Lenders to benefit from the existing banking relationships of GPC and SpinCo and (xi) providing to the Lenders in respect of the applicable Financing, at least three Business Days prior to the closing of such Financing, all documentation and other information about the SpinCo Business required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act to the extent reasonably requested at least 10 days prior to the anticipated closing of such Financing; provided, that the actions contemplated in the foregoing clause (i) through clause (xi) do not (I) unreasonably interfere with the ongoing operations of the SpinCo Business (II) cause any representation or warranty or covenant contained in this Agreement to be breached, (III) except for the Shared Financing Expenses, which shall be paid in accordance with Section 9.03(c), require any GPC Entity to pay any out of pocket fees or expenses prior to the Closing that are not required to be promptly reimbursed by RMT Parent as set forth in Section 7.07(g), (IV) involve any binding commitment by any GPC Entity (other than, in the case of SpinCo, the SpinCo Commitment Letter and the SpinCo Financing Agreements), which commitment is not conditioned on the Closing and does not terminate without Liability to a GPC Entity upon the termination of this Agreement or (V) require any GPC Entity or any of its Representatives (other than, with respect to the SpinCo Commitment Letter and the SpinCo Financing Agreements, SpinCo and its Subsidiaries) to incur any obligations in respect of the Financings until the closing thereof, which shall not occur prior to the Distribution Date.

(g)    RMT Parent shall, and shall cause its Affiliates to, indemnify and hold harmless SpinCo and its Affiliates and Representatives from and against any and all Damages suffered or incurred by them in connection with cooperation provided for in Section 7.07(f) and any information utilized in connection therewith (other than information provided by SpinCo or its Affiliates), except in instances of gross negligence or willful misconduct on the part of SpinCo, its Affiliates or Representatives. All non-public or otherwise confidential information regarding the SpinCo Business obtained by RMT Parent or its Representatives pursuant to this Section 7.07 shall be kept confidential in accordance with the terms of the Confidentiality Agreement. Notwithstanding any other provision set forth herein or in any other agreement between RMT Parent and GPC (or their respective Affiliates), GPC and SpinCo agree that RMT Parent and its Affiliates may share such information on a confidential basis with rating agencies, and may share customary projections with respect to SpinCo and its business with the Lenders identified in the Commitment Letters, and that RMT Parent and its Affiliates and such Lenders may share such information with potential financing sources in connection with any marketing efforts in connection with the Financings; provided, however, that the recipients of such information and any other information contemplated to be provided by GPC or any of its Affiliates pursuant to Section 7.07(f), agree to customary confidentiality arrangements, including “click through” confidentiality agreements and confidentiality provisions contained in customary bank books and confidential information memoranda.

(h)    GPC shall, and shall cause its Affiliates to, indemnify and hold harmless RMT Parent and its Affiliates and Representatives from and against any and all Damages suffered or incurred by them in connection with the arrangement of the Financings, and any information utilized in connection therewith (other than information provided by RMT Parent or its Affiliates), except in instances of gross negligence or willful misconduct on the part of RMT Parent, its Affiliates or Representatives. All non-public or otherwise confidential information regarding the business of RMT Parent obtained by GPC, SpinCo or their respective Representatives pursuant to this Section 7.07 shall be kept confidential in accordance with the terms of the Confidentiality Agreement. Notwithstanding any other provision set forth herein or in any other agreement between RMT Parent and GPC (or their respective Affiliates), RMT Parent agrees that GPC and its Affiliates may share such information on a confidential basis with rating agencies, and may share customary projections with respect to RMT Parent and its business with the Lenders identified in the SpinCo Commitment Letter, and that GPC and its Affiliates and such Lenders may share such information with potential financing sources in connection with any marketing efforts in connection with the Financings; provided, however, that the recipients of such information and any other information contemplated to be provided by RMT Parent or any of its Affiliates pursuant to Section 7.07(j) agree to customary confidentiality arrangements, including “click through” confidentiality agreements and confidentiality provisions contained in customary bank books and offering memoranda.

(i)    GPC and SpinCo hereby consent to the use of SpinCo’s and SpinCo’s Subsidiaries’ logos in connection with the Financings and any Alternative Financing; provided that such logos are used solely in a manner that is not intended or reasonably likely to harm or disparage SpinCo or any of its Subsidiaries or the reputation or goodwill of SpinCo or any of its Subsidiaries or any of their respective intellectual property rights.

(j)    Prior to the earlier of the closing of the Financings and the date that this Agreement is terminated in accordance with its terms, RMT Parent shall provide or shall cause its Affiliates to provide, and shall use its reasonable best efforts to cause its Representatives (and use reasonable best efforts to cause external auditors) to provide, all reasonable cooperation in connection with the arrangement of the SpinCo Financing, as may be reasonably requested by SpinCo, and that is customary in connection with efforts to obtain financing of the type of the SpinCo Financing; provided that the actions contemplated in the foregoing do not (I) unreasonably interfere with the ongoing operations of the business of RMT Parent and its Subsidiaries, (II) cause any representation or warranty or covenant contained in this Agreement to be breached, (III) involve any binding commitment by RMT Parent, which commitment is not conditioned on the Closing and does not terminate without Liability to RMT Parent upon the termination of this Agreement or (IV) require RMT Parent or any of its Representatives to incur any obligations in respect of the SpinCo Financing until the Merger has been consummated in accordance with the terms hereof, which shall not occur prior to the Closing Date.

Section 7.08 Tax Matters.

(a)    This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

(b)    From and after the date of this Agreement and until the Merger Effective Time, (i) each Party shall use its reasonable best efforts to ensure the Intended Tax Treatment, including refraining from any action that such party knows, or is reasonably expected to know, is reasonably likely to prevent the Intended Tax Treatment and executing such amendments to this Agreement as may be reasonably required in order to obtain the Intended Tax Treatment (it being understood that no party will be required to agree to any such amendment that it determines in good faith is reasonably likely to materially adversely affect the value of the Distribution, Internal Reorganization Cash Payments or the Merger to such party or its stockholders)), and, (ii) notwithstanding any other provision in this Agreement (including Section 6.01(a) and Section 6.02(a)), no party shall take or fail to take, or permit any of its Affiliates to take or fail to take, any action which results or could reasonably be expected to result in Tax treatment that is inconsistent with the Intended Tax Treatment.

(c)    RMT Parent and GPC shall cooperate, and shall cause their respective Affiliates to cooperate, fully at such time and to the extent reasonably requested by the other party in order for (i) RMT Parent to obtain the RMT Parent Merger Tax Opinion, (ii) GPC to obtain the GPC Tax Opinions, and (iii) RMT Parent and GPC to obtain any Tax opinions required to be filed with the SEC in connection with the filing of the Registration Statement.

(d)    RMT Parent, GPC and SpinCo, and others, if required, shall execute and deliver to GPC Tax Counsel and RMT Parent Tax Counsel the Tax Representation Letters as of

(i) the date for filing any Tax opinion required to be filed with the SEC in connection with the filing of the Registration Statement and (ii) the Closing Date; provided, however, that (x) the foregoing does not require that any Person make a representation that they do not believe to be accurate and (y) each of GPC and RMT Parent, respectively, shall be entitled to a reasonable amount of time to provide the other Party with written comments to the Tax Representation Letters in support of the GPC Tax Opinions and the RMT Parent Merger Tax Opinion, respectively. In rendering the opinions described in Section 7.08(c), counsel will be permitted to rely upon and assume the accuracy of the Tax Representation Letters.

(e)    As of the date hereof, neither GPC nor SpinCo has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that would prevent, or would reasonably be expected to prevent, it from (i) delivering the Tax Representation Letters in accordance with the terms of Section 7.08(d) or (ii) obtaining the opinions contemplated by Section 7.08(c).

(f)    As of the date hereof, RMT Parent has not taken or agreed to take any action and knows of no fact, agreement, plan or other circumstance that would prevent, or would reasonably be expected to prevent, RMT Parent from (i) delivering the Tax Representation Letters in accordance with the terms of Section 7.08(d) or (ii) obtaining the opinion contemplated by Section 7.08(c).

(g)    Without limiting any party’s obligations under Section 7.08(b), RMT Parent represents that, at the time of the Merger, there will be no instruments outstanding that are treated as equity of RMT Parent for U.S. federal income tax purposes other than (i) the actually outstanding shares of RMT Parent Common Stock and (ii) any Rights, shares of RMT Parent Common Stock and shares of Preferred Stock (as defined in the Rights Agreement), in the case of each of the foregoing instruments described in this clause (ii), issued pursuant to the transactions contemplated by the Rights Agreement. For purposes of clarification, the parties acknowledge and agree that GPC and its Affiliates shall not be entitled to assert any claims against RMT Parent or any of its Affiliates as a result of (1) the adoption of the Rights Agreement or (2) the shares of RMT Parent Common Stock constituting the Aggregate Merger Consideration evidencing any Rights, in each case, to the extent the claim relates to any representation, warranty or covenant of RMT Parent in the Tax Matters Agreement or furnished by RMT Parent in the Tax Representation Letter dated April 12, 2018. For the avoidance of doubt, the preceding sentence shall not modify the obligations of RMT Parent and its Affiliates under Section 7.08(b), 7.08(c) or 7.08(d) and nothing in the preceding sentence shall prohibit a claim for a future violation of any such Section.

(h)    Except as otherwise expressly provided herein, this Agreement shall not govern Tax matters (including any administrative, procedural and related matters thereto), which shall be exclusively governed by the Tax Matters Agreement.

Section 7.09 Separation Agreement.

(a) RMT Parent acknowledges the terms and conditions of the Separation Agreement and the covenants and agreements of the SpinCo Companies thereunder. To induce GPC to enter into this Agreement and consummate the Contemplated Transactions, RMT Parent covenants and agrees that, from and after Closing, RMT Parent shall take, and shall cause the SpinCo Companies to take, all such actions as may be necessary or appropriate to cause each of the SpinCo Companies and each of their successors in interest to comply with each of the covenants and agreements to which the SpinCo Companies are subject under the Separation Agreement. To induce RMT Parent to enter into this Agreement and consummate the Contemplated Transactions, GPC covenants and agrees that (i) prior to the Merger Effective Time, GPC shall take, and shall cause the SpinCo Companies to take, all such actions as may be necessary to comply with each of the covenants and agreements to which GPC and SpinCo are subject under the Separation Agreement and (ii) after the Merger Effective Time, GPC shall take, and shall cause each other Retained GPC Entity to take, all such actions as may be necessary to comply with each of the covenants and agreements to which the Retained GPC Entities are subject under the Separation Agreement.

(b)    RMT Parent shall reasonably cooperate with GPC in connection with GPC’s preparation of the Estimated Statement (as defined in the Separation Agreement) in accordance with Section 2.04(a) of the Separation Agreement and otherwise in connection with the processes and procedures contemplated by Section 2.04 of the Separation Agreement. After the Merger Effective Time, RMT Parent shall cause SpinCo to satisfy its obligations under the Separation Agreement, including under Section 2.04 of the Separation Agreement.

Section 7.10    Control of Other Party’s Business.

Nothing contained in this Agreement shall give GPC or SpinCo, directly or indirectly, the right to control or direct any of the operations of RMT Parent prior to the Closing. Nothing contained in this Agreement shall give RMT Parent or Merger Sub, directly or indirectly, the right to control or direct any of the operations of GPC or the SpinCo Business prior to the Closing. Prior to the Closing, each of GPC, SpinCo, RMT Parent and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Section 7.11    Listing of SpinCo Shares of RMT Parent Common Stock.

RMT Parent shall use its reasonable best efforts to cause the shares of RMT Parent Common Stock to be issued in the Merger to be approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance, and GPC shall reasonably cooperate with RMT Parent with respect to such listing.

Section 7.12    Section 16 Matters.

Prior to the Merger Effective Time, the Parties shall take all steps as may be required to cause any dispositions of SpinCo Common Stock or acquisitions of RMT Parent Common Stock resulting from the Contemplated Transactions by each officer or director who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SpinCo or RMT Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.13    Confidentiality.

(a)    The terms of the letter agreement, dated as of November 15, 2017 (the “Confidentiality Agreement”), between GPC and RMT Parent, are hereby incorporated by reference in this Agreement mutatis mutandis, shall continue in full force and effect until the Closing and shall survive the Closing and remain in full force and effect until their expiration in accordance with the terms of the Confidentiality Agreement; provided, however, that, upon the Closing, the confidentiality obligations of RMT Parent contained in the Confidentiality Agreement shall terminate in respect of that portion of the Proprietary Information (as defined in the Confidentiality Agreement) exclusively relating to the SpinCo Business. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)    Nothing provided to RMT Parent or GPC or their respective Representatives pursuant to Section 7.04 shall in any way amend or diminish the Parties’ obligations under the Confidentiality Agreement. Each of RMT Parent and GPC acknowledges and agrees that any Proprietary Information (as defined in the Confidentiality Agreement) made available to such Party or its Representatives pursuant to Section 7.04 or otherwise by the other Party or any of its Representatives shall be subject to the terms and conditions of the Confidentiality Agreement.

Section 7.14    Further Actions.

(a)    Except as otherwise expressly provided in this Agreement, the Parties shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under Applicable Law (other than with respect to the matters covered in Section 7.06, which shall be governed by the provisions of Section 7.06) to execute and deliver the Transaction Documents and such other documents as may be required to carry out the provisions of this Agreement and to consummate and make effective the Contemplated Transactions. Prior to the Closing, (i) neither GPC nor SpinCo shall terminate or assign the Separation Agreement, amend or otherwise modify any provision of the Separation Agreement or any Exhibit, Annex or Schedule thereto or waive compliance with any of the agreements or conditions contained in the Separation Agreement, in each case without the prior written consent of RMT Parent and (ii) any consent, approval, authorization or similar action to be taken by SpinCo under the Separation Agreement shall be subject to the prior written consent of RMT Parent. GPC shall keep RMT Parent reasonably informed of the status of the Internal Reorganization, including GPC’s and SpinCo’s progress in obtaining any necessary third-party consents or approvals of Governmental Authorities, and shall consult with RMT Parent regarding the terms of any arrangements established pursuant to Section 2.01 of the Separation Agreement; provided that nothing in this Section 7.14 shall alter any Person’s rights or obligations set forth in the Tax Matters Agreement (including the provisions of Section 6.02(i) thereof).

(b)    Subject to the applicable terms of the Separation Agreement, from time to time after the Closing, without additional consideration, each Party shall, and shall cause its Affiliates to, execute and deliver such further instruments and take such other action as may be necessary or is reasonably requested by another Party to make effective the Contemplated Transactions.

Section 7.15    Financial Statements.

(a)    GPC shall use its reasonable best efforts to, as promptly as practicable, and no later than 50 calendar days after the end of any fiscal quarter and 60 calendar days after the end of the 2018 fiscal year, prepare and furnish to RMT Parent copies of financial statements of the SPR Entities as of and for the periods ending on any fiscal quarterly and annual periods ending after the date of this Agreement and prior to the Closing Date, in each case together with the notes thereto, and prepared from the books and records of the SPR Entities and in accordance with GAAP with no exception or qualification thereto (it being understood, however, that the SPR Entities have not been operating historically as separate “standalone” entities or a separate reporting segment and, therefore, the financial statements of the SPR Entities will reflect certain adjustments necessary to be presented on a stand-alone basis in accordance with GAAP and SEC requirements) applied on a consistent basis through the periods involved (except as may otherwise be required under GAAP) and the rules and regulations of the SEC, including the requirements of Regulation S-X, and, in the case of the combined financial statements of the SPR Entities for any fiscal year, GPC shall use its reasonable best efforts to cause such financial statements to be audited and accompanied by a report of the independent accountants for the SPR Entities and, in the case of any quarterly period, GPC shall use reasonable best efforts to cause such financial statements to be reviewed by the independent accountants for the SPR Entities. When delivered, such financial statements shall present fairly in all material respects the combined financial position and combined results of operations of the SPR Entities as of the dates and for the periods shown therein. GPC acknowledges that RMT Parent’s obligations under Section 7.01 depend, in part, on GPC’s compliance with this Section 7.15, and therefore RMT Parent shall be afforded a reasonable period to comply with such obligations based upon the timing of GPC providing the financial statements contemplated in this Section 7.15.

(b)    In connection with the filing of the RMT Parent Registration Statement and other SEC filings, GPC shall use its reasonable efforts during the pre-Closing period and after the Closing to (i) cooperate with RMT Parent to prepare pro forma financial statements that comply with the rules and regulations of the SEC to the extent required for SEC filings, including the requirements of Regulation S-X and (ii) provide and make reasonably available upon reasonable notice the senior management employees of GPC to discuss the materials prepared and delivered pursuant to this Section 7.15. RMT Parent shall, promptly upon request by the GPC, reimburse GPC for all documented and reasonable out-of-pocket costs incurred by GPC or its Subsidiaries for actions taken at the request of RMT Parent pursuant to this Section 7.15(b) following the Closing. GPC will use reasonable best efforts to procure, at its expense, the delivery of the consents of its independent accountants required to be filed with the Form S-4 Registration Statement or any future registration statement until such independent accountant consents are no longer required.

Section 7.16    SpinCo Authorized Shares.

Prior to the Distribution, GPC and SpinCo shall take all such actions necessary to amend and restate SpinCo’s organizational documents, in form reasonably acceptable to RMT Parent, such that the authorized number of SpinCo Shares shall exceed the number of SpinCo Shares contemplated by Section 2.04(c) of this Agreement and Section 3.02(b) of the Separation Agreement.

Section 7.17    Non-Competition.

In furtherance of the Merger and the transactions contemplated hereby, GPC covenants and agrees that, from and after the Closing Date until the date that is three years after the Closing Date, it shall not, and shall cause its Subsidiaries not to, without the prior written consent of RMT Parent, directly or indirectly, engage in any business that directly competes with the SpinCo Business as it exists on the date hereof (a “Competitive Business”) in the United States or Canada in a manner that is material to the SpinCo Business. Notwithstanding the foregoing, nothing herein shall prohibit (i) GPC or any GPC Entity from (A) engaging in the businesses conducted by the GPC Entities (excluding the SpinCo Business) as of the date hereof, (B) owning no more than 5% in the aggregate of any class of capital stock or other equity interest of any Person engaged in a Competitive Business, (C) acquiring and operating any Person that operates a diversified business that did not derive more than 15% of its total revenue from Competitive Businesses in its most recently completed fiscal year or (D) performing their obligations under the Transaction Documents, (ii) GPC from engaging with any Person that is not its Affiliate in any merger of GPC, any tender offer for GPC’s publicly traded securities or any other similar business combination involving GPC and a Person that is not its Affiliate or (iii) transactions between or among two or more wholly-owned Subsidiaries of GPC.

Section 7.18    Employee Matters.

(a)    Except where an applicable collective bargaining agreement or similar labor agreement or arrangement requires otherwise, for the period beginning on the Closing Date and ending on the one (1) year anniversary of the Closing Date (the “Continuation Period”), RMT Parent shall provide, or cause to be provided, to each SpinCo Business Employee who continues to be employed immediately following the Merger Effective Time by RMT Parent, the Surviving Corporation or any Subsidiary thereof (including a SpinCo Company) (each, a “Continuing Employee”) and for as long as such employee continues to be employed during the Continuation Period by RMT Parent, the Surviving Corporation or any Subsidiary thereof, with (i) the same base salary or wage rate and short- and long-term incentive opportunities that were provided to the Continuing Employee by GPC or its Subsidiaries (including the SpinCo Companies) immediately prior to the Closing Date and (ii) participation in employee benefit plans and programs that are substantially comparable in the aggregate to those benefits provided under the employee benefit plans and programs of RMT Parent and its Subsidiaries to similarly situated employees of RMT Parent and its Subsidiaries; provided that nothing in this Section 7.18 or otherwise in this Agreement shall confer upon any Continuing Employee the right to continue in employment following the Merger Effective Time, or is intended to interfere with RMT Parent’s, the Surviving Corporation’s or any of their respective Subsidiaries’ rights (subject to Applicable Law) to terminate the employment of any Continuing Employee for any reason or no reason following the Merger Effective Time. Without limiting the generality of the foregoing, for the six (6) month period beginning on the Closing Date, RMT Parent shall maintain, or cause to be maintained, in effect the severance and layoff plans applicable to Continuing Employees immediately before the Closing Date and set forth on Section 7.18(a) of the GPC Disclosure Letter.

(b)    In furtherance and not in limitation of the provisions of this Section 7.18, RMT Parent and its Subsidiaries shall, as of the Merger Effective Time, recognize the Liabilities and obligations for earned or accrued but unused vacation time in respect of each Continuing Employee (“Accrued Vacation”). RMT Parent and its Subsidiaries shall allow Continuing Employees to utilize such Accrued Vacation subject to any maximums for vacation carryovers as in effect as of the Merger Effective Time under the SpinCo Companies’ applicable vacation policies. During the Continuation Period, Continuing Employees shall receive vacation benefits under the terms of the vacation benefit policies of the SpinCo Companies applicable to similarly situated employees of the SpinCo Companies, in each case after giving credit for each Continuing Employee’s service with GPC and its Subsidiaries (including the SpinCo Companies) to the same extent such service would have been recognized by GPC and its Subsidiaries (including the SpinCo Companies).

(c)    The group health plan, disability plan and other plans established or made available by RMT Parent and its Subsidiaries for the benefit of Continuing Employees and their dependents and other beneficiaries in accordance with this Section 7.18 shall not contain any exclusion or limitation with respect to any preexisting condition for a Continuing Employee or his or her dependents or other beneficiaries except to the extent such condition was taken into account under comparable plans of GPC and its Subsidiaries (including the SpinCo Companies) and shall credit all such individuals with any deductibles and out-of-pocket maximums incurred or paid by or on behalf of such individuals for the calendar year which includes the Closing Date. Each Continuing Employee shall receive full credit under each plan, program, policy or other arrangement for his or her service as an employee of GPC or its Subsidiaries (including the SpinCo Companies) on the same basis that he or she would have received such credit if such service had been completed as an employee of RMT Parent or its Subsidiaries for purposes of satisfying any service requirement to receive compensation or to participate in any such plan, program, policy or other arrangement and any service requirement to receive the benefit provided under each such plan, program, policy or other arrangement.

(d)    With respect to each bonus or other cash incentive or sales incentive plan in which a Continuing Employee participates, for the year in which the Closing occurs, immediately prior to the Merger Effective Time, as set forth on Section 7.18(d) of the GPC Disclosure Letter (the “Bonus Plans”), RMT Parent agrees to maintain, or to cause its Subsidiaries to maintain, the Bonus Plans as in effect immediately prior to the Merger Effective Time until the end of the calendar year in which the Closing Date occurs, and RMT Parent or its Subsidiaries shall pay to each such Continuing Employee a bonus under the applicable Bonus Plan for the calendar year in which the Closing Date occurs in the amount determined by GPC in accordance with the terms of such Bonus Plan and GPC’s past practice promptly following receipt by RMT Parent of written notice from GPC advising RMT Parent of the amount of each such bonus. GPC shall promptly pay to RMT Parent (or such Subsidiary of RMT Parent as RMT Parent shall request) within fifteen (15) Business Days following a request by RMT Parent, a cash amount equal to the amount of such bonus that becomes payable to such Continuing Employee pursuant to the preceding sentence, multiplied by the number of days in the performance period that occurred prior to the Closing Date over the total number of days in the performance period, as well as an additional amount relating to the employer portion of employment taxes required to be paid with respect to such pro rata portion of such bonus (collectively, the “GPC Bonus Payments”); provided, that the GPC Bonus Payments shall not include any annual bonuses paid pursuant to the Retention Agreements (as defined in the Separation Agreement).

(e)    As soon as practicable following the Merger Effective Time, RMT Parent (i) shall cover (or cause to be covered) each Continuing Employee who is based primarily in the United States and who participated in the GPC 401(k) Savings Plan (the “GPC 401(k) Plan”) under one or more defined contribution plans and trusts intended to qualify under Section 401(a) of the Code (collectively, the “RMT Parent DC Plan”) and (ii) shall cause the RMT Parent DC Plan to accept, in accordance with Applicable Law, a “direct rollover” (within the meaning of Section 401(a)(31) of the Code) of each Continuing Employee’s account balances (including earnings thereon through the date of transfer and including promissory notes evidencing any outstanding loans) under the GPC 401(k) Plan if such rollover to the RMT Parent DC Plan is elected in accordance with Applicable Law and each applicable plan by such Continuing Employee.

(f)    The GPC Supplemental Retirement Plan and the GPC Tax Deferred Savings Plan will be terminated with respect to Continuing Employees as of the Closing Date, and all benefits accrued by Continuing Employees under those plans will be paid out by GPC in accordance with the applicable plan terms.

(g)    No provision of this Section 7.18 shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the SpinCo Companies in respect of continued employment (or resumption of employment) with RMT Parent, the SpinCo Companies or any of their respective Affiliates, and no provision of this Agreement shall create any such rights in any such individuals in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement which has been or may be established by GPC, the SpinCo Companies, RMT Parent or any of their respective Affiliates. Subject to Applicable Law, unless otherwise provided in this Agreement, no provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate, either before or after the Merger Effective Time, or shall constitute or be treated as an amendment, modification or termination of, any employee benefit plan or arrangement which has been or may be established by GPC, the SpinCo Companies, RMT Parent or any of their Affiliates.

(h)    GPC has used reasonable best efforts to provide to RMT Parent an accurate schedule setting forth the SpinCo Business Employees as of the date of this Agreement, which schedule GPC shall use reasonable best efforts to update as of ten Business Days prior to the Closing.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.01    Conditions to the Obligations of Each Party.

The respective obligations of the Parties to consummate the Merger are subject to the satisfaction or written waiver (where permissible under Applicable Law) at or prior to the Merger Effective Time of each of the following conditions:

(a)    Internal Reorganization and Distribution. The Internal Reorganization shall have been consummated in all material respects in accordance with the Separation Agreement and the Distribution shall have been consummated on the Closing Date.

(b)    Registration Statements. Each Registration Statement, to the extent required, shall have been declared effective by the SEC under the Securities Act and the Exchange Act, as applicable, and no stop order suspending the effectiveness of any Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall be pending before the SEC.

(c)    Listing. The shares of RMT Parent Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance.

(d)    Stockholder Approval. The RMT Parent Stockholder Approval shall have been obtained.

(e)    Governmental Approvals. Any waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated and any consents, authorizations, orders, approvals, declarations and filings required under the Antitrust Laws of the jurisdictions set forth on Schedule 8.01(e) shall have been made or obtained.

(f)    No Order. There shall not be in effect any Applicable Law or any Governmental Order issued by a Governmental Authority of competent jurisdiction that enjoins or makes illegal the consummation of the Merger, the Internal Reorganization or the Distribution.

Section 8.02    Conditions to the Obligations of RMT Parent and Merger Sub.

The obligations of RMT Parent and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible under Applicable Law) at or prior to the Merger Effective Time of each of the following additional conditions:

(a)    Representations, Warranties and Covenants. (i) The representations and warranties of GPC contained in this Agreement (A) set forth in Section 4.03(a), Section 4.03(b), Section 4.03(c) and Section 4.03(d) (first sentence only) shall be true and correct as though such representations and warranties had been made on and as of the Closing Date except for de minimis deviations, (B) set forth in Section 4.01, Section 4.02, Section 4.03(d) (other than the first sentence), Section 4.04(a), Section 4.04(b), Section 4.05 and Section 4.21 shall be true and correct in all material respects as though such representations and warranties had been made on and as of the Closing Date and (C) otherwise set forth in Article IV (1) that are qualified by a SpinCo Material Adverse Effect qualification shall be true and correct in all respects as so qualified as though such representations and warranties had been made on and as of the Closing Date and (2) that are not qualified by a SpinCo Material Adverse Effect qualification shall be true and correct as though such representations and warranties had been made on and as of the Closing Date, except for such failures to be true and correct as have not had, and would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect (except to the extent such representations and warranties are, by their terms, made as of a specific date, in which case such representations and warranties shall be true and correct in the manner set forth in the foregoing clauses (A), (B) or (C), as applicable, as of such date), (ii) the covenants and agreements contained in this Agreement and each of the other Transaction Documents executed contemporaneously with the execution of this Agreement (including the Separation Agreement) (the “Signing Transaction Documents”) to be complied with by GPC and SpinCo on or prior to the Closing shall have been complied with in all material respects and (iii) RMT Parent shall have received a certificate of GPC signed by a duly authorized representative thereof dated as of the Closing Date certifying the matters set forth in clauses (i) and (ii) above.

(b)    Transaction Documents. GPC and those of its Subsidiaries that are parties to the Transaction Documents (other than the Signing Transaction Documents) shall have executed and delivered such Transaction Documents.

Section 8.03    Conditions to the Obligations of GPC and SpinCo.

The obligations of GPC and SpinCo to consummate the Merger are subject to the satisfaction or written waiver (where permissible under Applicable Law) at or prior to the Merger Effective Time of each of the following additional conditions:

(a)    Representations, Warranties and Covenants. (i) The representations and warranties of RMT Parent and Merger Sub contained in this Agreement (A) set forth in Section 5.03 shall be true and correct as though such representations and warranties had been made on and as of the Closing Date except for de minimis deviations, (B) set forth in Section 5.01, Section 5.02, Section 5.04(a), Section 5.04(b), Section 5.05 and Section 5.23 shall be true and correct in all material respects as though such representations and warranties had been made on and as of the Closing Date and (C) otherwise set forth in Article V (1) that are qualified by a RMT Parent Material Adverse Effect qualification shall be true and correct in all respects as so qualified as though such representations and warranties had been made on and as of the Closing Date and (2) that are not qualified by a RMT Parent Material Adverse Effect qualification shall be true and correct as though such representations and warranties had been made on and as of the Closing Date, except for such failures to be true and correct as have not had, and would not reasonably be expected to have, individually or in the aggregate, an RMT Parent Material Adverse Effect (except to the extent such representations and warranties are, by their terms, made as of a specific date, in which case such representations and warranties shall be true and correct in the manner set forth in the foregoing clauses (A), (B) or (C), as applicable, as of such date), (ii) the covenants and agreements contained in this Agreement and each of the Signing Transaction Documents executed contemporaneously with the execution of this Agreement (including the Separation Agreement) to be complied with by RMT Parent and Merger Sub on or prior to the Closing shall have been complied with in all material respects and (iii) GPC shall have received a certificate of RMT Parent signed by a duly authorized representative thereof dated as of the Closing Date certifying the matters set forth in clauses (i) and (ii) above.

(b)    Transaction Documents. RMT Parent and those of its Subsidiaries that are parties to the Transaction Documents (other than the Signing Transaction Documents) shall have executed and delivered such Transaction Documents.

ARTICLE IX

TERMINATION

Section 9.01    Termination.

This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Merger Effective Time, as follows:

(a)    by either RMT Parent or GPC, if the Closing shall not have occurred by 11:59 p.m. New York City time on April 12, 2019 (the “Initial Termination Date”); provided, however, that if the conditions set forth in Section 8.01(e) or Section 8.01(f) shall not have been satisfied by the Initial Termination Date, but all other conditions to Closing (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or waived, then RMT Parent or GPC may, if such Party has a reasonable good faith belief based on the advice of its antitrust counsel that the conditions set forth in Section 8.01(e) or Section 8.01(f) are reasonably capable of being satisfied by July 12, 2019, extend the Initial Termination Date to 11:59 p.m. New York City time on July 12, 2019 (together with the Initial Termination Date, as applicable, the “Termination Date”) by giving written notice of such extension to the other Party within three Business Days of the Initial Termination Date; provided, further, however, that the right to terminate this Agreement under this Section 9.01(a) shall not be available to any Party whose action or failure to fulfill any obligation under the Transaction Documents shall have been the primary cause of the failure of the Closing to occur on or prior to such date;

(b)    by either RMT Parent or GPC, in the event that any Governmental Authority of competent jurisdiction shall have issued a Governmental Order that permanently enjoins the consummation of the Merger and such Governmental Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been the primary cause of the issuance of such Governmental Order or other action;

(c)    by either RMT Parent or GPC, if at the RMT Parent Stockholders’ Meeting (including any adjournment, continuation or postponement thereof), the RMT Parent Stockholder Approval shall not have been obtained; provided, that the right to terminate this Agreement under this Section 9.01(c) shall not be available to RMT Parent if RMT Parent shall have materially breached its obligations under Section 7.02 and

Section 7.03(a);

(d)    by GPC, if a breach of any representation, warranty, covenant or agreement on the part of RMT Parent set forth in this Agreement (including an obligation to consummate the Closing) shall have occurred that would, if occurring or continuing on the Closing Date, cause the conditions set forth in Section 8.01 or Section 8.03(a) not to be satisfied, and such breach is not cured, or is incapable of being cured, upon the earlier of (i) thirty days following GPC’s written notice to RMT Parent of such breach and GPC’s intent to terminate this Agreement or (ii) with respect to a breach of an obligation to consummate the Closing, five Business Days following GPC’s written notice to RMT Parent of such breach and GPC’s intent to terminate this Agreement or (iii) the Termination Date; provided, that the right to terminate this Agreement under this Section 9.01(d) shall not be available to GPC if GPC or SpinCo is then in breach of its covenants or agreements in this Agreement or the Separation Agreement so as to cause any of the conditions set forth in Section 8.01 or Section 8.02 not to be satisfied;

(e)    by GPC, prior to receipt of the RMT Parent Stockholder Approval, if (i) a Change in the RMT Parent Recommendation has occurred, (ii) RMT Parent shall have failed to include the RMT Parent Recommendation in the Proxy Statement or (iii) RMT Parent shall have materially breached its obligations in Section 7.02 or Section 7.03(a);

(f)    by RMT Parent, if a breach of any representation, warranty, covenant or agreement on the part of GPC or SpinCo set forth in this Agreement or the Separation Agreement (including an obligation to consummate the Closing) shall have occurred that would, if occurring or continuing on the Closing Date, cause the conditions set forth in Section 8.01 or Section 8.02(a) not to be satisfied, and such breach is not cured, or is incapable of being cured, upon the earlier of (i) thirty days following RMT Parent’s written notice to GPC and SpinCo of such breach and RMT Parent’s intent to terminate this Agreement, (ii) with respect to a breach of an obligation to consummate the Closing, five Business Days following RMT Parent’s written notice to GPC and SpinCo of such breach and RMT Parent’s intent to terminate this Agreement or (iii) the Termination Date; provided, further, that the right to terminate this Agreement under this Section 9.01(f) shall not be available to RMT Parent if RMT Parent is then in breach of its covenants or agreements in this Agreement so as to cause any of the conditions set forth in Section 8.01 or Section 8.03 not to be satisfied;

(g)    by RMT Parent, prior to receipt of the RMT Parent Stockholder Approval, in order for RMT Parent to enter into a definitive agreement with respect to a Superior Proposal to the extent permitted by, and subject to the applicable terms and conditions of, Section 7.03(d)(ii); provided that prior to or substantially concurrently with such termination, RMT Parent pays or causes to be paid to GPC the Termination Fee; or

(h)    by the written consent of all of the Parties.

Section 9.02    Effect of Termination.

In the event of the valid termination of this Agreement pursuant to Section 9.01, written notice thereof shall be given to the other Parties, specifying in good faith the provision or provisions hereof pursuant to which such termination shall have been made, and this Agreement shall forthwith become void, and there shall be no Liability under this Agreement on the part of any Party or their respective Representatives; provided, that nothing in this Section 9.02 or Section 9.03 shall relieve any Party from Liability for Fraud committed prior to such termination or for any Willful Breach prior to such termination of any of its covenants or agreements set forth in the Transaction Documents; and provided, further, that notwithstanding the foregoing, the provisions of Section 7.13, this Section 9.02, Section 9.03 and Article X shall survive any termination of this Agreement and remain in full force and effect.

Section 9.03    Fees and Expenses.

(a)    The Parties agree that

(i)    if GPC terminates this Agreement pursuant to Section 9.01(e), then, no later than three Business Days after the date of GPC’s notice of such termination, RMT Parent shall pay or cause to be paid to GPC the Termination Fee in cash in immediately available funds;

(ii)    if RMT Parent terminates this Agreement pursuant to Section 9.01(g), then, prior to or substantially concurrently with RMT Parent’s notice of such termination, RMT Parent shall pay or cause to be paid to GPC the Termination Fee in cash in immediately available funds;

(iii) if (A) (1) RMT Parent or GPC terminates this Agreement pursuant to Section 9.01(a) or Section 9.01(c) or (2) GPC terminates this Agreement pursuant to Section 9.01(d) on the basis of a breach of a covenant or agreement, (B) prior to the termination of this Agreement, a Competing RMT Parent Transaction shall have been publicly announced or shall have been publicly known and , in either case, not publicly withdrawn and (C) on or prior to the date that is twelve months after the date of such termination, RMT Parent enters into a Competing RMT Parent Transaction Agreement or consummates a Competing RMT Parent Transaction (whether or not the applicable Competing RMT Parent Transaction is the same as the original Competing RMT Parent Transaction publicly announced or publicly known), then, on the earlier of the date RMT Parent enters into a Competing RMT Parent Transaction Agreement or consummates any Competing RMT Parent Transaction, RMT Parent shall pay or cause to be paid to GPC the Termination Fee in cash in immediately available funds; provided that, solely for purposes of this Section 9.03(a)(iii), the references to “20%” in the definition of Competing RMT Parent Transaction shall be deemed to refer to “50%.”

(b) The Parties agree that if RMT Parent or GPC terminates this Agreement pursuant to Section 9.01(c), RMT Parent shall pay to GPC in cash in immediately available funds an amount equal to the lesser of all of GPC’s Expenses or $3,000,000 no later than two Business Days after GPC submits a statement and reasonable documentation therefore (collectively, the “Expense Reimbursement”); provided that any payment of the Expense Reimbursement by RMT Parent shall reduce, on a dollar-for-dollar basis, any Termination Fee that becomes due and payable under Section 9.03(a).

(c) Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that in no event shall RMT Parent be required to pay the Termination Fee or the Expense Reimbursement on more than one occasion.

(d) Except as expressly set forth in this Agreement, including this Section 9.03 and the Separation Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such Expenses, whether or not the Merger or any other Contemplated Transaction is consummated. Notwithstanding the foregoing, with respect to Expenses relating to (i) printing, filing and mailing the Registration Statements and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement, the Proxy Statement or any notice or filing with any Governmental Authority contemplated by Section 7.06, (ii) obtaining the prepaid directors’ and officers’ liability insurance policy or policies contemplated by Section 7.05(c) and (iii) the Commitment Letters and the Financing Agreements (including all fee letters in connection with each of the foregoing), in each case other than Expenses of each Party’s legal counsel (all such Expenses, collectively, the “Shared Expenses”), if (x) the Contemplated Transactions are consummated, then the Shared Expenses shall be treated as an adjustment to the SpinCo Special Cash Payment as set forth in the Separation Agreement or (y) the Contemplated Transactions are not consummated and this Agreement is terminated, then, promptly after such termination, GPC shall reimburse RMT Parent, or RMT Parent shall reimburse GPC, in either case as necessary to ensure that GPC and RMT Parent each bear one-half of the Shared Expenses.

(e) GPC agrees that, notwithstanding anything in this Agreement to the contrary (including Section 9.02), in the event that the Termination Fee is paid in accordance with this Section 9.03, the payment of the Termination Fee shall be the sole and exclusive remedy of GPC, its Subsidiaries, stockholders, Affiliates, officers, directors, employees and Representatives against the RMT Parent or any of its Representatives or Affiliates or any Lender or Lender Related Party for, and in no event will GPC or any other such Person seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to: (i) any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, (ii) the termination of this Agreement, (iii) any Liabilities or obligations arising under this Agreement or the transactions contemplated hereby or (iv) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and upon payment of the Termination Fee in accordance with this Section 9.03, neither RMT Parent, nor any Representative or Affiliate of RMT Parent nor any Lender or Lender Related Party shall have any further Liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

(f) The Parties acknowledge that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement. In the event that RMT Parent shall fail to pay the Termination Fee or the Expense Reimbursement, the amount of such payment shall be increased to include the costs and expenses incurred or accrued by or on behalf of GPC (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.03, together with interest on such unpaid Termination Fee or Expense Reimbursement commencing on the date that the Termination Fee became due, at a rate of interest equal to the Interest Rate.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Non-Survival of Representations, Warranties, Covenants and Agreements.

The representations, warranties, covenants and agreements in this Agreement and in any instrument delivered pursuant hereto shall terminate at the Merger Effective Time or upon the termination of this Agreement pursuant to Section 9.01, as the case may be, except as set forth in Section 9.02 and except for those covenants and agreements contained in this Agreement that by their terms are to be performed in whole or in part after the Merger Effective Time (or termination of this Agreement, as applicable), which shall survive until they are fully effectuated or performed. Nothing in this Section 10.01 shall relieve any Party from Liability for Fraud committed prior to the Merger Effective Time or Willful Breach prior to the Merger Effective Time of any of such covenants or agreements.

Section 10.02    Notices.

All notices, requests and other communications to any Party hereunder shall be in writing (including email or similar writing) and shall be given,

if to GPC and, on or prior to the Closing, to SpinCo:

Genuine Parts Company

2999 Wildwood Parkway

Atlanta, Georgia 30339

Attention:	Treg S. Brown
Scott Smith
Christopher T. Galla
E-mail:	Treg_Brown@genpt.com
Scott_Smith@genpt.com
Chris_Galla@genpt.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: John H. Butler

Email: john.butler@davispolk.com

if to RMT Parent, Merger Sub, and, following the Closing, SpinCo:

Essendant Inc.

One Parkway North Boulevard

Suite 100

Deerfield, Illinois 60015

Attention:	Elizabeth Meloy, Senior Vice President
Brendan McKeough, General Counsel
E-mail:	emeloy@essendant.com
bmckeough@essendant.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive

Chicago, Illinois 60606

Attention: Charles W. Mulaney, Jr.

Email: charles.mulaney@skadden.com

or to such other address or email and with such other copies, as such Party may hereafter specify for that purpose by notice to the other Parties. Each such notice, request or other communication shall be effective (a) on the day delivered (or if that day is not a Business Day, on the first following day that is a Business Day) when (i) delivered personally against receipt or (ii) sent by overnight courier, (b) on the day when email is transmitted (so long as receipt is requested and received) (or if that day is not a Business Day, on the first following day that is a Business Day) and (c) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 10.02 (or such other address as a Party hereafter may specify by notice to the other Parties).

Section 10.03 Amendments; Waivers.

(a) Subject to the provisions of Article IX, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all of the Parties, or in the case of a waiver, by the Party or Parties against whom the waiver is to be effective; provided that any amendment or waiver of Section 9.03(e), this Section 10.03(a), Section 10.03(b), Section 10.04, Section 10.10, Section 10.11, Section 10.16, Section 10.17 or Section 10.18 or to any other provision of this Agreement to the extent an amendment or waiver of such provision would modify the substance of any of the foregoing enumerated provisions, in each case that adversely affects any RMT Lender, SpinCo Lender or any of their respective Lender Related Parties shall not be effective with respect to such affected Lender or Lender Related Party unless such Lender or Lender Related Party consented to such amendment or waiver in writing.

(b) No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. Any term, covenant or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but only by a written notice signed by such Party expressly waiving such term, covenant or condition; provided that any waiver of Section 9.03(e), Section 10.03(a), this Section 10.03(b), Section 10.04, Section 10.10, Section 10.11, Section 10.16, Section 10.17 or Section 10.18 or to any other provision of this Agreement to the extent a waiver of such provision would modify the substance of any of the foregoing enumerated provisions, in each case that adversely affects any RMT Lender, SpinCo Lender or any of their respective Lender Related Parties shall not be effective with respect to such affected Lender or Lender Related Party unless such Lender or Lender Related Party has consented to such waiver in writing. The waiver by any Party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 10.04 Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign, delegate or otherwise transfer, directly or indirectly, in whole or in part, any of its rights or obligations under this Agreement without the prior written consent of GPC and RMT Parent; provided that RMT Parent or GPC may collaterally assign its rights (but not its obligations) under this Agreement to any of the Lenders or any Lender Related Party. Notwithstanding the foregoing, no assignment, delegation or other transfer of rights under this Agreement shall relieve the assignor of any Liability or obligation hereunder. Any attempted assignment, delegation or transfer in violation of this Section 10.04 shall be void.

Section 10.05 Construction.

As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural. References in this Agreement to a Party or other Person include their respective successors and assigns. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise appears. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits, Schedules, Disclosure Letters and Attachments shall be deemed references to Articles and Sections of, and Exhibits, Schedules, Disclosure Letters and Attachments to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision hereof. Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or.” With regard to each and every term and condition of this Agreement, the Parties understand and agree that, if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement. All references in this Agreement to “dollars” or “$” shall mean United States dollars. Any period of time hereunder ending on a day that is not a Business Day shall be extended to the next Business Day. Where used with respect to information, the phrases “delivered” or “made available” shall mean that the information referred to is publicly available on the SEC’s website through its Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system or has been physically or electronically delivered to the relevant Parties or their respective Representatives, including, in the case of “made available” to RMT Parent, material that has been posted in a “data room” (virtual or otherwise) established by or on behalf of GPC or SpinCo; including further, in the case of “made available” to GPC or SpinCo, material that has been posted in a “data room” (virtual or otherwise) established by or on behalf of RMT Parent or Merger Sub. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.

Section 10.06 Disclosure Letters.

Notwithstanding anything to the contrary contained in the Disclosure Letters, in this Agreement or in the other Transaction Documents, the information and disclosures contained in any Section of a Disclosure Letter shall be deemed to be disclosed and incorporated by reference in each other Section of such Disclosure Letter as though fully set forth in such other Section to the extent the relevance of such information to such other Section is reasonably apparent on its face notwithstanding the omission of a reference or a cross-reference with respect thereto and notwithstanding any reference to a Section of such Disclosure Letter in this Agreement. Certain items and matters are listed in the Disclosure Letters for informational purposes only and may not be required to be listed therein by the terms of this Agreement. In no event shall the listing of items or matters in a Disclosure Letter be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants and agreements contained in this Agreement. No reference to, or disclosure of, any item or matter in any Section of this Agreement or any Section of a Disclosure Letter shall be construed as an admission or indication that such item or matter is material or that such item or matter is required to be referred to or disclosed in this Agreement or in such Disclosure Letter. Without limiting the foregoing, no reference to, or disclosure of, a possible breach or violation of any Contract, Applicable Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

Section 10.07 Public Announcements.

None of the Parties shall make, or cause to be made, any press release or public announcement in respect of this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby or otherwise communicate with any news media regarding this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby without the prior written consent of the other Parties (such consent not to be unreasonably withheld, delayed or conditioned), unless such press release or public announcement is required by Applicable Law or applicable stock exchange regulation, in which case the Parties shall, to the extent practicable, consult with each other as to the timing and contents of any such press release, public announcement or communication; provided, however, that the prior written consent of the other Parties shall not be required hereunder with respect to any press release, public announcement or communication that is substantially similar to a press release, public announcement or communication previously issued with the prior written consent of the other Parties; provided, further, however, that the restrictions set forth in this Section 10.07 shall not apply to any release or announcement made or proposed to be made in connection with and related to a Change in the RMT Parent Recommendation or a Competing RMT Parent Transaction.

Section 10.08 Entire Agreement.

This Agreement (including the Disclosure Letters), the other Transaction Documents and any other agreements contemplated hereby or thereby, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof.

Section 10.09 Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts (including by PDF), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto.

Section 10.10 Governing Law.

This Agreement shall be construed in accordance with and governed by federal law and by the laws of the State of Delaware (without regard to the choice of law provisions thereof); except that, notwithstanding the foregoing, all matters in connection with any of the Contemplated Transactions relating to interpretation, construction, validity and enforcement (whether at law, in equity, in contract, in tort, by statute or otherwise) against any of the Lenders or Lender Related Parties in any way relating to any Financing, shall be exclusively governed by, and construed in accordance with, the domestic law of the State of New York without giving effect to any choice or conflict of law provision or rule whether of the State of New York or any other jurisdiction that would cause the application of law of any jurisdiction other than the State of New York.

Section 10.11 Dispute Resolution, Consent to Jurisdiction.

(a) Any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Contemplated Transactions shall be brought in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and each of the Parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such Proceeding and waives any objection to venue laid therein. Process in any such Proceeding may be served on any Party anywhere in the world, whether within or without the State of Delaware. Without limiting the foregoing, RMT Parent, GPC and SpinCo agree that service of process upon such Party at the address referred to in Section 10.02 (or such other address as may be specified in accordance with Section 10.02 shall be deemed effective service of process upon such Party). EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING (INCLUDING ANY COUNTERCLAIM) DIRECTLY OR INDIRECTLY ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS, INCLUDING ANY LITIGATION AGAINST ANY LENDER OR LENDER RELATED PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE COMMITMENT LETTERS OR THE FINANCING AGREEMENTS OR THE PERFORMANCE THEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE CONTEMPLATED TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS Section 10.11.

(b) Notwithstanding anything in Section 10.11(a) to the contrary, and without limiting anything set forth in Section 10.18, each of the parties hereto agrees that it will not bring or support any suit, action or other Proceeding (whether at law, in equity, in contract, in tort or otherwise) against any Lender or Lender Related Party in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to any Financing or, if applicable, any Alternative Financing, or the performance thereof, in any forum other than any New York State court or federal court sitting in the County of New York and the Borough of Manhattan (and appellate courts thereof). The parties hereto further agree that all of the provisions of the preceding clause (a) relating to waiver of jury trial shall apply to any suit, action or other Proceeding referenced in this clause (b).

Section 10.12 Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. The application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by Applicable Law. To the extent any provision of this Agreement is determined to be prohibited or unenforceable in any jurisdiction, or determined to be impermissible by any Governmental Authority, each of the Parties agrees to use reasonable commercial efforts to substitute one or more valid, legal and enforceable provisions that, insofar as practicable, implement the purposes and intent of the prohibited, unenforceable, or impermissible provision.

Section 10.13 Captions.

The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 10.14 Specific Performance.

Each Party acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such Party and that any such breach would cause the other Parties irreparable harm. Accordingly, each Party also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such Party, the other Parties shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to such other Parties at law or in equity. Without limiting the generality of the foregoing, the Parties agree that each Party shall be entitled to enforce specifically the other Parties’ obligations to consummate the transactions contemplated by this Agreement (including the obligation to consummate the Closing and the RMT Parent Share Issuance and the obligations with respect to the Financing), if the conditions set forth in Article VIII have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or waived (where permissible under Applicable Law). The Parties agree that they will not contest the appropriateness of specific performance as a remedy.

Section 10.15 Payments.

(a) Except as otherwise expressly provided in this Agreement or any other Transaction Document, all payments by a Party to another Party under this Agreement or any other Transaction Document shall be paid by wire transfer of immediately available funds to an account in the United States designated by the recipient when due. Any amount remaining unpaid beyond its due date, including disputed amounts that are ultimately determined to be payable, shall bear interest at the Interest Rate. Notwithstanding anything to the contrary contained herein or in any other Transaction Document, in no event shall the amount or rate of interest due and payable exceed the maximum amount or rate of interest allowed by Applicable Law.

(b) Any payment made to GPC from SpinCo or to SpinCo from GPC will be treated as provided under Section 3.03(a) of the Tax Matters Agreement.

Section 10.16 No Third-Party Beneficiaries.

This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to, or shall confer upon, any other Person any right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement, other than (a) Section 7.05 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons), (b) Section 10.17 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons) and (c) the Lenders and the Lender Related Parties shall be third-party beneficiaries of Section 9.03(e), Section 10.03(a), Section 10.03(b), Section 10.04, Section 10.10, Section 10.11, this Section 10.16, Section 10.17 and Section 10.18.

Section 10.17 Non-Parties.

Notwithstanding anything to the contrary in this Agreement, it is hereby agreed and acknowledged that this Agreement may only be enforced against, and any claims of action that may be based upon, arise out of, or relate to, this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the Parties, and no former, current or future Affiliates, officers, directors, managers, employees, equityholders, lenders, financing sources, managers, members, partners, agents or Representatives of any Party, in each case, who is not a party to this Agreement, shall have any Liability for any obligations of the Parties or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby (whether at law or in equity, in contract, tort or otherwise). For the avoidance of doubt, this Section 10.17 shall not affect (a) the rights of the Persons party to each Commitment Letter to enforce such Commitment Letter in accordance with its terms, (b) the rights and obligations of the Parties set forth in Section 7.07 or (c) the rights of the Lenders and the Lender Related Parties under Section 10.16.

Section 10.18 Non-Recourse.

Notwithstanding anything in this Agreement to the contrary (but subject to the last sentence of this Section 10.18), each GPC Entity hereby waives any rights or claims against any Lender or Lender Related Party in connection with this Agreement or the other Transaction Documents (including any of the transactions contemplated hereby or thereby) and the Financings, whether at law or equity, in contract, in tort or otherwise. Subject to the last sentence of this Section 10.18 in no event shall any GPC Entity, and each GPC Entity agrees not to, (A) seek to enforce this Agreement or the other Transaction Documents against, make any claims for breach of this Agreement or the other Transaction Documents against, or seek to recover monetary damages (including, for the avoidance of doubt, any special, consequential, punitive, indirect, speculative or exemplary damages or damages of a tortious nature) from, any Lender or Lender Related Party or (B) seek to enforce the commitment against, make any claims for breach of commitments in respect of any Financing or, if applicable, any Alternative Financing against, or seek to recover monetary damages (including, for the avoidance of doubt, any special, consequential, punitive, indirect, speculative or exemplary damages or damages of a tortious nature) from, or otherwise sue, any Lender or Lender Related Party for any reason, including in connection with commitments in respect of any Financing or, if applicable, any Alternative Financing or the obligations of the Lenders and the Lender Related Parties thereunder. Nothing in this Section 10.18 shall in any way limit or qualify (a) the obligations and Liabilities of the parties to each Commitment Letter to each other pursuant thereto, including the right of SpinCo to enforce the SpinCo Commitment Letter in accordance with its terms or (b) the rights, obligations and Liabilities of the parties hereto to each other or in connection herewith.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed under seal by their respective authorized representatives on the day and year first above written.

GENUINE PARTS COMPANY

By:	/s/ Treg Brown
Name:	Treg Brown
Title:	Senior Vice President

RHINO SPINCO, INC.

By:	/s/ Treg Brown
Name:	Treg Brown
Title:	Assistant Vice President

ESSENDANT INC.

By:	/s/ Richard D. Phillips
Name:	Richard D. Phillips
Title:	President and Chief Executive Officer

ELEPHANT MERGER SUB CORP.

By:	/s/ Richard D. Phillips
Name:	Richard D. Phillips
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan Of Merger]

EXHIBIT A

DEFINITIONS

(a)    The following terms have the following meanings:

“338(h)(10) Elections” has the meaning set forth in the Tax Matters Agreement.

“Acceptable Confidentiality Agreement” means an executed confidentiality agreement between RMT Parent and a Person with confidentiality terms as to RMT Parent’s information that are no less favorable to RMT Parent than those in the aggregate contained in the Confidentiality Agreement.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with such specified Person. For purposes of determining whether a Person is an Affiliate, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, Contract or otherwise.

“Antitrust Laws” means all United States federal and state, and any foreign, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including the HSR Act, the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, and the Federal Trade Commission Act of 1914.

“Applicable Law” means, with respect to any Person, any federal, state, county, municipal, local, multinational or foreign statute, treaty, law, executive order, common law, ordinance, rule, regulation, administrative order, writ, injunction, judicial decision, decree, permit or other legally binding requirement of any Governmental Authority applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person).

“Beneficial Owner” has the meaning given to such term under Rule 13d-3 of the Exchange Act.

“Business Day” means a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986.

“Competing RMT Parent Transaction” means any transaction or series of related transactions (other than the Merger) that constitutes (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving RMT Parent or any of its Subsidiaries, the assets of which constitute or represent more than 20% of the total revenue or fair market value of the assets of RMT Parent and its Subsidiaries, taken as a whole, (ii) any sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that constitute or represent more than 20% of the total revenue or fair market value of the assets of RMT Parent and its Subsidiaries, taken as a whole, (iii) any sale, exchange, transfer or other disposition to any Person of more than 20% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of RMT Parent, (iv) any tender offer or exchange offer that, if consummated, would result in any Person becoming the Beneficial Owner of more than 20% of any class of equity securities of RMT Parent, (v) any other transaction the consummation of which would reasonably be likely to materially impede, interfere with, prevent or delay the Merger or (vi) any combination of the foregoing.

“Competing RMT Parent Transaction Agreement” means a letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement or other Contract relating to any Competing RMT Parent Transaction (other than an Acceptable Confidentiality Agreement).

“Competing SpinCo Transaction” means any transaction or series of related transactions (other than the Merger, the Internal Reorganization, the Distribution or as otherwise contemplated by this Agreement and the Signing Transaction Documents and other than asset sales and transfers in the ordinary course of business not in violation of Section 6.01) that constitutes a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, acquisition, sale, transfer or other disposition or similar transaction involving the SpinCo Business or the SpinCo Companies, or any other transaction the consummation of which would reasonably be likely to materially impede, interfere with, prevent or delay the Merger.

“Competing SpinCo Transaction Agreement” means a letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement or other contract, commitment or agreement relating to any Competing SpinCo Transaction.

“Contemplated Transactions” means the transactions contemplated by the Transaction Documents.

“Contracts” means all legally binding contracts, agreements, arrangements, leases and subleases (including leases and subleases of real property), licenses, commitments, notes, bonds, mortgages, indentures, sales and purchase orders, other instruments and other undertakings of any kind, whether written or oral.

“Cut-Off Time” has the meaning set forth in the Separation Agreement.

“Damages” has the meaning set forth in the Separation Agreement.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Letters” means the RMT Parent Disclosure Letter and the GPC Disclosure Letter.

“Distribution Date” has the meaning set forth in the Separation Agreement.

“Distribution Effective Time” has the meaning set forth in the Separation Agreement.

“Environmental Laws” means any and all past, present or future federal, state, county, municipal, local, multi-national and foreign statutes, treatises, laws, common laws, ordinances, rules, regulations, orders, writs, injunctions, judicial decisions, decrees or other legally binding requirement of any Governmental Authority that relate to protection of the environment or that impose Liability for, or standards of conduct concerning, the manufacture, processing, generation, distribution, use, treatment, storage, disposal, discharge, release, emission, cleanup, transport or handling of Hazardous Substances, including the Resource Conservation and Recovery Act of 1976, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1984, the Toxic Substances Control Act, any other so-called “Superfund” or “Superlien” laws, but excluding the Occupational Safety and Health Act of 1970 and similar state laws.

“Environmental Permit” means any Permit, identification number or registration required pursuant to any applicable Environmental Law.

“Equity Conversion Ratio” means a number equal to the GPC Stock Value divided by the RMT Parent Stock Value.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing RMT Credit Agreement” means that certain Fifth Amended and Restated Credit Agreement, dated as of February 22, 2017, among RMT Borrower, RMT Parent, the other loan parties party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, supplemented or otherwise modified from time to time prior to the date of, or otherwise in a manner not prohibited by, this Agreement.

“Existing RMT Financing Documents” means the Existing RMT Credit Agreement and the Existing RMT Note Purchase Documents.

“Existing RMT Note Purchase Documents” means that certain Note Purchase Agreement, dated as of November 25, 2013, among RMT Borrower, RMT Parent and the purchasers party thereto, as amended, restated, supplemented or otherwise modified from time to time prior to the date of, or otherwise in a manner not prohibited by, this Agreement, together with all notes issued and sold thereunder.

“Expenses” means all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial institutions, experts and consultants and commitment fees and any other financing fees and expenses, including in respect of mortgages, field examinations, appraisals, and flood diligence) actually incurred or accrued by a party or its affiliates or on its or their behalf or for which it or they are liable in connection with or related to the authorization, planning, structuring, preparation, drafting, negotiation, execution and performance of the Contemplated Transactions, the preparation, review and audit of any financial statements, the preparation of the SpinCo Business for sale and any due diligence, marketing or similar activities in connection therewith, the preparation, printing, filing and mailing of the Registration Statements (including any related prospectus or information statement) and the Proxy Statement, the solicitation of stockholder approvals, the filing of any required notices under the HSR Act or any other Antitrust Laws, the filing of the Certificate of Merger in respect of the Merger, and all other matters related to the Merger, the Internal Reorganization, the Distribution, the SpinCo Debt and any other financing or Contemplated Transaction.

“FCPA” means the Foreign Corrupt Practices Act of 1977.

“Fraud” means conduct constituting fraud under the laws of the State of Delaware, including the following elements: (i) representation made of material fact, (ii) that was untrue, (iii) which the party making the representation knew to be untrue at the time such representation was made, (iv) with the intent to deceive and for the purpose of inducing the recipient to act upon it, (v) on which the recipient justifiably relied and (vi) as a result of such justifiable reliance, the recipient suffered damages.

“GAAP” means United States Generally Accepted Accounting Principles as in effect on the date of this Agreement.

“GPC Disclosure Letter” means the confidential letter delivered by GPC to RMT Parent immediately prior to the execution of this Agreement.

“GPC Entity” means GPC or any of its Subsidiaries.

“GPC Merger Tax Opinion” has the meaning set forth in the Tax Matters Agreement.

“GPC RSU” means a restricted stock unit awarded under a GPC Stock Plan , which unit represents the right to receive a share of GPC Common Stock under the terms and conditions set forth in the underlying award agreement in respect thereof.

“GPC SAR” means a stock appreciation right awarded under a GPC Stock Plan, which option represents the right to acquire a cash amount upon payment of the exercise price under the terms and conditions set forth in the underlying award agreement in respect thereof.

“GPC SEC Documents” means all forms, reports, statements, schedules and other documents filed by GPC with, or furnished by GPC to, the SEC since January 1, 2015.

“GPC Stock Plans” means the GPC 2006 Long-Term Incentive Plan and the GPC 2015 Incentive Plan, in each case as amended (as applicable).

“GPC Stock Value” means, as of any date, the average, rounded to the nearest one ten thousandth, of the closing-sale prices of GPC Common Stock on the New York Stock Exchange as reported by The Wall Street Journal for the ten full trading days ending on (and including) the trading day preceding the Closing Date (or, if such ten-day period commences on or before the Record Date, the number, if less, of full trading days commencing on the day after the Record Date and ending on (and including) the trading day preceding the Closing Date).

“GPC Tax Counsel” means Davis Polk & Wardwell LLP.

“GPC Tax Opinions” has the meaning set forth in the Tax Matters Agreement.

“Governmental Authority” means any multinational, foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, arbitral panel, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Substances” means (i) substances defined as “hazardous substances” or “hazardous waste” pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 or the Resource Conservation and Recovery Act of 1976, (ii) substances defined as “hazardous substances” or “hazardous waste” in the regulations adopted pursuant to any of said laws, (iii) substances defined as “toxic substances” in the Toxic Substances Control Act and (iv) petroleum, petroleum derivatives, petroleum products, asbestos and asbestos-containing materials and any other substances or materials as regulated pursuant to Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means all intellectual property rights throughout the world, including all foreign and domestic (i) trademarks, service marks and domain names; (ii) inventions, whether patentable or not, and all patents, invention disclosures, and design registrations, and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) rights in confidential and proprietary information, trade secrets and know-how, including processes, schematics, databases, formulae, drawings, prototypes, models, designs and customer lists; (iv) published and unpublished works of authorship, whether copyrightable or not (including software), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) rights in computer software, algorithms and databases and all documentation, including user manuals and training materials, related to any of the foregoing.

“Intended Tax Treatment” has the meaning set forth in the Tax Matters Agreement.

“Interest Rate” means, on any given day, the rate per annum equal to the “prime” rate as published on such day in the Wall Street Journal, Eastern Edition.

“Internal Reorganization” has the meaning set forth in the Separation Agreement.

“Internal Reorganization Cash Payments” has the meaning set forth in the Separation Agreement.

“IP License” means any material license under which a SpinCo Company is a licensee or a licensor or otherwise is granted, obtains or agrees to grant or provide rights to use any material Intellectual Property, or is restricted in any material respect in its right to use any material

Intellectual Property, other than (i) licenses for commercially available software and hardware which involved aggregate payments by the SpinCo Companies that did not exceed $100,000 during the calendar year ended December 31, 2017, or which are reasonably expected to involve aggregate payments by the SpinCo Companies that will not exceed $100,000 during any future calendar year or (ii) grants or licenses to any other Person in the ordinary course of business.

“IRS” means the United States Internal Revenue Service.

“Lender Related Parties” means the Persons, including the Lenders, that have committed to provide or arrange any Financing or Alternative Financing in connection with the transactions contemplated hereby, including the parties named in any joinder agreements, note purchase agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, their Affiliates, and their respective former, current and future directors, officers, managers, members, stockholders, partners, employees, agents, advisors, representatives, successors and permitted assigns of any of the foregoing.

“Liabilities” means all liabilities and obligations of any kind, character or description, whether liquidated or unliquidated, known or unknown, fixed, variable or contingent, accrued or unaccrued, absolute, determined, determinable or indeterminable, or otherwise, including those arising under any Applicable Law, Proceeding or Contract.

“Lien” means, (i) with respect to any asset, any mortgage, lien, claim, pledge, hypothecation, charge, security interest or other encumbrance or restriction on title or transfer of any kind in respect of such asset and (ii) with respect to real property, any title defects, encumbrances, easements and restrictions, invalidities or irregularities.

“Marketing Period” means the first period of fifteen consecutive Business Days commencing after the date of this Agreement throughout which and on the first day and last day of which (i) RMT Parent shall have received the Required Financial Information; and (ii) the conditions set forth in Section 8.01 and Section 8.02 shall have been satisfied (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the Party entitled to waive such conditions) and nothing has occurred and no condition or state of facts exists that would cause any of the conditions set forth in Section 8.01 and Section 8.02 to fail to be satisfied assuming the Closing were to be scheduled for any time during such fifteen consecutive Business Day period; provided, that if the financial statements included in the Required Financial Information that are available to RMT Parent on the first day of any such fifteen consecutive Business Day period would not be sufficiently current on any day during such fifteen consecutive Business Day period to permit (x) a registration statement filed by SpinCo using such financial statements to be declared effective by the SEC on the last day of the fifteen consecutive Business Day period and (y) GPC and/or SpinCo’s independent auditors to issue a customary comfort letter (in accordance with its normal practices and procedures) on the last day of the fifteen consecutive Business Day period (any documents complying with the requirements of clauses (x) and (y), mutatis mutandis, “Compliant Documents”), then a new fifteen consecutive Business Day period shall commence upon RMT Parent receiving updated Required Financial Information that would be sufficiently current to permit the actions described in clauses (x) and (y) above on the last day of such fifteen consecutive Business Day period; provided, further, that the Marketing Period shall be deemed not to have commenced if, (1) prior to the completion of such fifteen consecutive Business Day period, GPC and/or SpinCo’s independent auditors shall have withdrawn its audit opinion with respect to any of the financial statements contained in the Required Financial Information in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to the applicable Required Financial Information by GPC and/or SpinCo’s independent auditors, another “big four” accounting firm or another independent public accounting firm reasonably acceptable to RMT Parent, (2) GPC or SpinCo shall have publicly announced any intention to restate any material financial information included in the Required Financial Information or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the GPC SEC Documents have been amended or GPC has determined that no restatement shall be required under GAAP or (3) GPC or SpinCo shall have been late in filing any material report with the SEC required under the Exchange Act, in which case the Marketing Period shall be deemed not to commence at the earliest unless and until such delinquency is cured; provided, further, that such fifteen consecutive Business Day period shall exclude the following dates occurring in calendar year 2018: August 20 through and including September 3, November 23, and December 24 through and including December 31, and in no event will such fifteen consecutive Business Day period extend beyond the Termination Date. Notwithstanding the foregoing, the Marketing Period shall end on any earlier date that is the date on which the proceeds of (A) the SpinCo Financing is obtained and is sufficient to fund the SpinCo Financing Transactions and (B) the RMT Financing is obtained and is sufficient to fund the RMT Financing Transactions. If GPC or SpinCo shall in good faith reasonably believe that it has provided the Required Financial Information to RMT Parent and that the Required Financial Information qualifies as a Compliant Document, GPC or SpinCo may deliver to RMT Parent a written notice to that effect (stating the date on which it believes it completed such delivery), in which case GPC and SpinCo shall each be deemed to have complied with the requirement to deliver Required Financial Information that qualifies as a Compliant Document (in which case, such fifteen consecutive Business Day period shall be deemed to have commenced on the date such notice is received by RMT Parent unless RMT Parent in good faith reasonably believes that GPC or SpinCo has not completed the delivery of Required Financial Information that qualifies as a Compliant Document and, within three Business Days after the delivery of such notice by GPC or SpinCo, delivers a written notice to GPC or SpinCo to that effect (stating with reasonable specificity which Required Financial Information RMT Parent believes GPC or SpinCo has not delivered or does not qualify as a Compliant Document at that time).

“Non-U.S. RMT Parent Employee” means any RMT Parent Employee who is employed primarily outside (or, in the case of any expatriate RMT Parent Employee, whose home country is outside) the United States immediately prior to the Closing.

“Non-U.S. SpinCo Business Employee” means any SpinCo Business Employee who is employed primarily outside (or, in the case of any expatriate SpinCo Business Employee, whose home country is outside) the United States immediately prior to the Closing.

“Permits” means all federal, state, local or foreign permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, certificates or Governmental Orders of or issued by any Governmental Authority that are required for a Party to own its assets or conduct its business as it is being conducted on the date of this Agreement or as of the Closing Date.

“Permitted Liens” means (a) statutory Liens for current Taxes not yet due or delinquent or the validity or amount of which is being contested in good faith by appropriate Proceedings and for which adequate accruals or reserves have been established in accordance with GAAP on the applicable financial statements, (b) (i) in the case of GPC and SpinCo, Liens approved in writing by RMT Parent or any of its Representatives after the date hereof and (ii) in the case of RMT Parent and Merger Sub, Liens approved in writing by GPC or any of its Representatives after the date hereof, (c) mechanics’, materialmens’, carriers’, workers’, repairers’ and other similar Liens or security obligations incurred in the ordinary course of business and arising by operation of law with respect to any amounts not yet delinquent or the validity or amount of which is being contested in good faith by appropriate Proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (d) pledges, deposits or other Liens securing the performance of bids, trade Contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (e) Liens and other imperfections of title that do not materially detract from the value or materially impair the use or occupancy of the property to which they relate in the conduct of the SpinCo Business or the business of RMT Parent and its Subsidiaries, as the case may be, as currently conducted, (f) Liens arising under conditional sales contracts and equipment leases with third parties and other Liens arising on assets and products sold in the ordinary course of business, (g) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising therefrom or benefiting or created by any superior estate, right or interest, (h) any zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities, (i) all Liens, encumbrances and restrictions (including covenants, conditions, easements, charges, rights of way and other similar matters of record) that are title exceptions disclosed on a title insurance policy for the applicable owned or leased real property issued by a nationally reputable title insurance company, (j) Liens that will be released at or prior to the Closing, (k) Liens in favor of banks, brokers and similar financial institutions that are incurred in the ordinary course of business consistent with past practice, (l) Liens identified in the SpinCo Financial Statements and (m) Liens reserved or created pursuant to any Transaction Document or any of the Financing Agreements; provided, that in the case of each of the items in clauses (g) through (k) above, none of the items described therein, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the use or occupancy of the property to which they relate in the conduct of the SpinCo Business or the business of RMT Parent and its Subsidiaries, as the case may be, as currently conducted.

“Person” means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, a joint venture, an association, a trust or any other entity or organization, including a Governmental Authority.

“Proceeding” means any proceeding (public or private), litigation, suit, arbitration, dispute, demand, claim, charge, action, cause of action, subpoena, inquiry, governmental audit or investigation before any court, grand jury, Governmental Authority or any arbitration or mediation tribunal or authority.

“Record Date” has the meaning set forth in the Separation Agreement.

“Representatives” means, with respect to a Person, each of its respective directors, officers, attorneys, accountants, employees, advisors, agents or financing sources.

“Retained GPC Entity” means any GPC Entity that is not a SpinCo Company.

“RMT Parent Charter” means the Certificate of Incorporation of RMT Parent.

“RMT Parent Common Stock” means the common stock, par value $0.10 per share, of RMT Parent.

“RMT Parent Disclosure Letter” means the confidential disclosure letter delivered by RMT Parent to GPC immediately prior to the execution of this Agreement.

“RMT Parent Employee” means any employee of RMT Parent or any of its Subsidiaries.

“RMT Parent Entity” means any of RMT Parent or any of its Subsidiaries.

“RMT Parent Leased Real Property” means real property leased, subleased or licensed by RMT Parent or its Subsidiaries, as tenant, subtenant or licensee.

“RMT Parent Material Adverse Effect” means any event, circumstance, change in or effect on RMT Parent and its Subsidiaries that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, assets, results of operations or the financial condition of RMT Parent and its Subsidiaries, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be deemed to constitute a “RMT Parent Material Adverse Effect,” or be taken into account in determining whether there has been a “RMT Parent Material Adverse Effect”: (a) events, circumstances, trends, changes or effects that generally affect the industries or segments thereof in which RMT Parent or its customers operate, including legal and regulatory changes; (b) general business, economic or political conditions (or changes therein); (c) events, circumstances, changes or effects affecting the financial, credit or securities markets in the United States or in any other country or region in the world, including changes in interest rates or foreign exchange rates; (d) events, circumstances, changes or effects arising out of, or attributable to, the announcement of the execution of, or the consummation of the transactions contemplated by, this Agreement or any other Transaction Document or the identity of GPC, including with respect to employees, customers, distributors, suppliers, financing sources, landlords, licensors, licensees or sub-licensees (provided, that this clause (d) shall not apply with respect to the matters described in Sections 5.05 and 5.06); (e) events, circumstances, changes or effects arising out of, or attributable to, strikes, slowdowns, lockouts or work stoppages (pending or threatened); (f) events, circumstances, changes or effects arising out of, or attributable to, acts of armed hostility, sabotage, terrorism or war (whether or not declared), including any escalation or worsening thereof; (g) events, circumstances, changes or effects arising out of, or attributable to, earthquakes, hurricanes, tsunamis, tornadoes, floods or other natural disasters, weather-related conditions, explosions or fires, or any force majeure events in any country or region in the world; (h) events, circumstances, changes or effects arising out of, or attributable to, changes (or proposed changes) or modifications in GAAP, other applicable accounting standards or Applicable Law or the interpretation or enforcement thereof; or (i) events, circumstances, changes or effects arising out of, or attributable to, (1) the failure by RMT Parent to meet any internal or other estimates, expectations, forecasts, plans, projections or budgets for any period or (2) any change in RMT Parent’s stock price or trading volume (it being understood in the case of each of clauses (1) and (2) that the underlying cause of, or factors contributing to, such failure or change may be taken into account in determining whether an RMT Parent Material Adverse Effect has occurred); except, in the case of clauses (a), (b), (c), (e), (f), (g) or (h) to the extent that such event, circumstance, change or effect has a materially disproportionate effect on RMT Parent and its Subsidiaries, taken as a whole, as compared with other participants in the industries in which RMT Parent and its Subsidiaries operate.

“RMT Parent Merger Tax Opinion” has the meaning set forth in the Tax Matters Agreement.

“RMT Parent Nonvoting Common Stock” means nonvoting common stock, par value $0.01 per share, of RMT Parent.

“RMT Parent Owned Real Property” means the real property owned by RMT Parent or its Subsidiaries.

“RMT Parent Performance Share Units” means all restricted share units and other performance units payable in shares of RMT Parent Common Stock or whose value is determined with reference to the value of shares of RMT Parent Common Stock, in each case, that are subject to any performance-based vesting criteria.

“RMT Parent Preferred Stock” means preferred stock, par value $0.01 per share, of RMT Parent.

“RMT Parent Recommendation” means the recommendation of the RMT Parent Board that RMT Parent stockholders vote in favor of the RMT Parent Share Issuance at the RMT Parent Stockholders’ Meeting.

“RMT Parent Restricted Stock” means all shares of RMT Parent restricted stock, subject to vesting or other restrictions.

“RMT Parent RSUs” means all restricted share units payable in shares of RMT Parent Common Stock or whose value is determined with reference to the value of shares of RMT Parent Common Stock, in each case, that are not subject to any performance-based vesting criteria.

“RMT Parent SEC Documents” means all forms, reports, statements, schedules and other documents filed by RMT Parent with, or furnished by RMT Parent to, the SEC since January 1, 2015.

“RMT Parent Share Issuance” means the issuance of shares of RMT Parent Common Stock to the stockholders of SpinCo in connection with the Merger.

“RMT Parent Stock Options” means all stock options to acquire shares of RMT Parent Common Stock from RMT Parent.

“RMT Parent Stock Plans” means the 2004 Long-Term Incentive Plan and the 2015 Long-Term Incentive Plan, in each case as amended (as applicable).

“RMT Parent Stock Value” means, as of any date, the average, rounded to the nearest one ten thousandth, of the closing-sale prices of RMT Parent Common Stock on the Nasdaq Global Select Market as reported by The Wall Street Journal for the ten full trading days ending on (and including) the trading day preceding the Closing Date (or, if such ten-day period commences on or before the Record Date, the number, if less, of full trading days commencing on the day after the Record Date and ending on (and including) the trading day preceding the Closing Date).

“RMT Parent Stockholder Approval” means the approval of the RMT Parent Share Issuance at the RMT Parent Stockholders’ Meeting by the affirmative vote of a majority of the voting power of the shares of RMT Parent Common Stock present in person or represented by proxy and voting on the issue at the RMT Parent Stockholders’ Meeting.

“RMT Parent Tax Counsel” means Skadden, Arps, Slate, Meagher & Flom LLP.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Separation” has the meaning set forth in the Separation Agreement.

“Separation Agreement” means the Separation Agreement, dated as of the date hereof, by and between GPC and SpinCo.

“SpinCo Business” has the meaning set forth in the Separation Agreement.

“SpinCo Business Employee” means any individual who is an employee of the SpinCo Companies.

“SpinCo Companies” means (i) prior to the Internal Reorganization, SpinCo and the SPR Entities and (ii) after the Internal Reorganization, SpinCo and its Subsidiaries.

“SpinCo Debt” has the meaning set forth in the Separation Agreement.

“SpinCo Intellectual Property” means all Intellectual Property owned by any GPC Entity that is material to, and used or held for use primarily in connection with the SpinCo Business.

“SpinCo Leased Real Property” means real property leased, subleased or licensed by the SpinCo Companies, as tenant, subtenant or licensee.

“SpinCo Material Adverse Effect” means any event, circumstance, change in or effect on the SpinCo Business that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, assets, results of operations or the financial condition of the SpinCo Business, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be deemed to constitute a “SpinCo Material Adverse Effect,” or taken into account in determining whether there has been a “SpinCo Material Adverse Effect”:

(a) events, circumstances, trends, changes or effects that generally affect the industries or segments thereof in which the SpinCo Business or its customers operate, including legal and regulatory changes; (b) general business, economic or political conditions (or changes therein); (c) events, circumstances, changes or effects affecting the financial, credit or securities markets in the United States or in any other country or region in the world, including changes in interest rates or foreign exchange rates; (d) events, circumstances, changes or effects arising out of, or attributable to, the announcement of the execution of, or the consummation of the transactions contemplated by, this Agreement or any other Transaction Document (including the Internal Reorganization, the Distribution and the Merger) or the identity of RMT Parent, including with respect to employees, customers, distributors, suppliers, financing sources, landlords, licensors, licensees, sub-licensees or co-promotion partners (provided, that this clause (d) shall not apply with respect to the matters described in Sections 4.05 and 4.06); (e) events, circumstances, changes or effects arising out of, or attributable to, strikes, slowdowns, lockouts or work stoppages (pending or threatened); (f) events, circumstances, changes or effects arising out of, or attributable to, acts of armed hostility, sabotage, terrorism or war (whether or not declared), including any escalation or worsening thereof; (g) events, circumstances, changes or effects arising out of, or attributable to, earthquakes, hurricanes, tsunamis, tornadoes, floods or other natural disasters, weather-related conditions, explosions or fires, or any force majeure events in any country or region in the world; (h) events, circumstances, changes or effects arising out of, or attributable to, changes (or proposed changes) or modifications in GAAP, other applicable accounting standards or Applicable Law or the interpretation or enforcement thereof; or (i) events, circumstances, changes or effects arising out of, or attributable to, (1) the failure by the SpinCo Business to meet any internal or other estimates, expectations, forecasts, plans, projections or budgets for any period or (2) any change in GPC’s stock price or trading volume (it being understood in the case of each of clauses (1) and (2) that the underlying cause of, or factors contributing to, such failure or change may be taken into account in determining whether a SpinCo Material Adverse Effect has occurred); except, in the case of clauses (a), (b), (c), (e), (f), (g) or (h) to the extent that such event, circumstance, change or effect has a materially disproportionate effect on the SpinCo Business, taken as a whole, as compared with other participants in the industries in which the SpinCo Business operates.

“SPR Entities” has the meaning set forth in the Separation Agreement.

“SPR HoldCo” has the meaning set forth in the Separation Agreement.

“SPR Transfer” has the meaning set forth in the Separation Agreement.

“Subsidiary” means with respect to any Person, any other Person of which the specified Person, either directly or through or together with any other of its Subsidiaries, owns more than 50% of the voting power in the election of directors or their equivalents, other than as affected by events of default.

“Superior Proposal” means a written bona fide offer or proposal made by a third party with respect to a Competing RMT Parent Transaction on terms and conditions that the RMT Parent Board determines, in its good faith judgment, after consulting with a financial advisor of internationally recognized reputation and external legal counsel, and taking into account all legal, financial and regulatory and other aspects of the proposal, including availability of financing, and any changes to the terms of this Agreement proposed by GPC in response to such offer or proposal, or otherwise, to be (a) more favorable from a financial point of view, to the stockholders of RMT Parent than the Merger and (b) reasonably expected to be consummated. For purposes of the definition of “Superior Proposal,” each reference to “20%” in the definition of “Competing RMT Parent Transaction” shall be replaced with “50%.”

“Tax” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” has the meaning set forth in the Separation Agreement.

“Tax Representation Letters” means Tax representation letters containing normal and customary representations and covenants, substantially in compliance with IRS published advance ruling guidelines, and with customary assumptions, exceptions and modifications thereto, reasonably satisfactory in form and substance to GPC Tax Counsel and RMT Parent Tax Counsel in light of the facts and the conclusions to be reached in the RMT Parent Merger Tax Opinion and the GPC Tax Opinions, executed by RMT Parent, SpinCo and GPC, and other parties, if required, as reasonably agreed by the Parties.

“Tax Return” has the meaning set forth in the Tax Matters Agreement.

“Termination Fee” means $12,000,000.

“Transaction Documents” has the meaning set forth in the Separation Agreement.

“Transfer Taxes” means any stamp, gross receipts, value added, goods and services, harmonized sales, land transfer or other transfer Taxes.

“Union Employee” means an employee who is represented by a union, works council, employee representative body or any labor organization and, in the case of RMT Parent and its Subsidiaries, whose representation pertains to such employee’s employment with RMT Parent and its Subsidiaries, and, in the case of the SpinCo Companies, whose representation pertains to such employee’s employment with the SpinCo Companies.

“U.S. RMT Parent Employee” means any RMT Parent Employee who is employed primarily in (or, in the case of any expatriate RMT Parent Employee, whose home country is) the United States immediately prior to the Closing.

“U.S. SpinCo Business Employee” means any SpinCo Business Employee who is employed primarily in or, in the case of any expatriate SpinCo Business Employee, whose home country is, the United States immediately prior to the Closing.

“Willful Breach” shall mean a material breach of, or failure to perform any of the covenants or other agreements contained in, this Agreement, that is a consequence of an act or failure to act by the breaching or non-performing Person with actual knowledge that such Person’s act or failure to act would, or would be reasonably expected to, result in or constitute a breach of or failure of performance under this Agreement.

(b)    “To the knowledge,” “known by,” “known” or “aware of” (and any similar phrase) means (i) with respect to GPC, the SpinCo Business and the SpinCo Companies, to the actual knowledge of the individuals set forth on Appendix A of the GPC Disclosure Letter and (ii) with respect to RMT Parent and Merger Sub, to the actual knowledge of the individuals set forth on Appendix A of the RMT Parent Disclosure Letter.

(c)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accrued Vacation	Section 7.18(a)
Aggregate Merger Consideration	Section 2.04(a)
Agreement	Preamble
Alternative Financing	Section 7.07(b)
Alternative Financings	Section 7.07(b)
Alternative RMT Commitment Letter	Section 7.07(a)
Alternative SpinCo Commitment Letter	Section 7.07(b)
Bonus Plans	Section 7.18(d)
Burdensome Condition	Section 7.06(b)
Certificate of Merger	Section 2.02
Change in the RMT Parent Recommendation	Section 7.03(d)
Closing	Section 2.02
Commitment Letters	Section 5.08(a)
Competitive Business	Section 7.17
Confidentiality Agreement	Section 7.13(a)
Continuation Period	Section 7.18(a)
Continuing Employees	Section 7.18(a)
Distribution	Recitals
ERISA	Section 4.15(a)
ERISA Affiliate	Section 4.15(d)
Exchange Agent	Section 3.01(a)
Exchange Fund	Section 3.01(a)
Expense Reimbursement	Section 9.03(b)
Financing	Section 5.08(a)
Financing Agreements	Section 7.07(b)
Financings	Section 5.08(a)
GPC	Preamble
GPC 401(k) Plan	Section 7.18(e)
GPC Board	Recitals
GPC Board Designees	Section 2.07(a)
GPC Bonus Payments	Section 7.18(d)
GPC Common Stock	Recitals
GPC Plans	Section 4.15(b)
Initial Termination Date	Section 9.01(a)
Intellectual Property	Section 5.13(a)(i)
Intervening Event	Section 7.03(d)
Joint Board Designees	Section 2.07(a)
Lenders	Section 5.08(a)

Merger	Recitals
Merger Consideration	Section 2.04(a)
Merger Effective Time	Section 2.02
Merger Sub	Preamble
Merger Sub Board	Recitals
Non-U.S. GPC Plans	Section 4.15(b)
Non-U.S. RMT Parent Plans	Section 5.15(b)
Notice of Superior Proposal	Section 7.03(d)(ii)(1)
Notice Period	Section 7.03(d)(ii)(2)
Parties	Preamble
Party	Preamble
PII	Section 4.13(c)
Proxy Statement	Section 7.01(a)
Registration Statements	Section 7.01(a)
Required Financial Information	Section 7.07(f)
Revised Transaction Proposal	Section 7.03(d)(ii)(2)
RMT Alternative Financing	Section 7.07(a)
RMT Borrower	Section 5.08(a)
RMT Commitment Letter	Section 5.08(a)
RMT Financing	Section 5.08(a)
RMT Financing Agreements	Section 7.07(a)
RMT Financing Transactions	Section 5.08(b)
RMT Leases	Section 5.14(a)
RMT Lenders	Section 5.08(a)
RMT Parent	Preamble
RMT Parent Board	Recitals
RMT Parent Board Designees	Section 2.07(a)
RMT Parent Capitalization Date	Section 5.03(a)
RMT Parent DC Plan	Section 7.18(e)
RMT Parent License	Section 5.13(d)
RMT Parent Material Contracts	Section 5.18(a)
RMT Parent Owned Intellectual Property	Section 5.13(a)(i)
RMT Parent Plans	Section 5.15(b)
RMT Parent Registration Statement	Section 7.01(a)
RMT Parent SARs	Section 3.04(a)
RMT Parent Stockholders’ Meeting	Section 7.02
RMT Parent Union Contracts	Section 5.16
Shared Expenses	Section 9.03(d)
Signing Transaction Documents	Section 8.02(a)
SpinCo	Preamble
SpinCo Alternative Financing	Section 7.07(b)
SpinCo Board	Recitals
SpinCo Commitment Letter	Section 4.08(a)
SpinCo Common Stock	Recitals
SpinCo Financial Statements	Section 4.07(a)
SpinCo Financing	Section 4.08(a)

SpinCo Financing Agreements	Section 7.07(b)
SpinCo Financing Transactions	Section 4.08(b)
SpinCo Leases	Section 4.14(a)
SpinCo Lenders	Section 4.08(a)
SpinCo Material Contracts	Section 4.18(a)
SpinCo Shares	Section 2.04(a)
SpinCo Stockholder Consent	Section 4.05(c)
Surviving Corporation	Section 2.01
Termination Date	Section 9.01(a)
Title IV Plan	Section 4.15(d)
U.S. GPC Plans	Section 4.15(a)
U.S. RMT Parent Plans	Section 5.15(a)
U.S. SpinCo Plan	Section 4.15(a)